UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Clear Channel Outdoor Holdings, Inc.
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CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

200 East Basse Road
San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2014

As a stockholder of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the annual meeting of stockholders of Clear Channel Outdoor to be held in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on May 16, 2014, at 8:00 a.m. local time, for the following purposes:

1.	to elect Thomas R. Shepherd, Christopher M. Temple and Scott R. Wells to serve as directors for a three year term;
2.	to approve an advisory resolution on executive compensation;
3.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Clear Channel Outdoor for the year ending December 31, 2014; and
4.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 24, 2014 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting. Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 8:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person. To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary

San Antonio, Texas
March 28, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2014
The Proxy and Annual Report Materials are available at:
www.envisionreports.com/cco

2014 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “Company,” “we,” “our” or “us”) to be held on Friday, May 16, 2014, beginning at 8:00 a.m. local time, in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. This proxy statement is first being sent to stockholders on or about April 8, 2014.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
Clear Channel Outdoor’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on May 16, 2014. The Board is soliciting proxies to be used at the annual meeting. You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers and certain other required information. Following this proxy statement are excerpts from Clear Channel Outdoor’s 2013 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data. A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting:

•	the election of the three nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation; and
•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2014.

Q:	Which of my shares may I vote?

A:
All shares of Class A and Class B common stock owned by you as of the close of business on March 24, 2014 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of Class A common stock is entitled to one vote at the annual meeting and each share of Class B common stock is entitled to 20 votes at the annual meeting. As of the Record Date, there were 44,327,621 shares of Class A common stock outstanding and 315,000,000 shares of Class B common stock outstanding. All shares of our Class B common stock are held by Clear Channel Holdings, Inc., a wholly owned indirect subsidiary of CC Media Holdings, Inc. (“CC Media”).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting. Clear Channel Outdoor has enclosed a proxy card for you to use. Please sign and return your proxy card.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:
The holders of a majority of the total voting power of Clear Channel Outdoor’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting. Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Under New York Stock Exchange (“NYSE”) rules, brokers have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors and the advisory resolution on executive compensation. Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs. Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instruction card accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

For participants in the 401(k) plan who own shares of Clear Channel Outdoor through the plan, the plan permits you to direct the plan trustee on how to vote the Clear Channel Outdoor shares allocated to your account. Your instructions to the plan trustee regarding how to vote your shares will be delivered via the enclosed proxy card. Your proxy card for shares held in the 401(k) must be received by 11:59 p.m. Eastern Time on May 13, 2014. The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:
If you withhold your vote on the election of directors, it will have no effect on the outcome of the vote on the election of directors. If you abstain from voting on (1) the approval of an advisory resolution on executive compensation and (2) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014, it will have the same effect as a vote “against” the proposal. Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

•	each of the three nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation; and
•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2014.

Q:	What vote is required to elect the directors and approve each proposal?

A:
The directors will be elected by a plurality of the votes properly cast. The advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2014 will be approved by the affirmative vote of the holders of at least a majority of the total voting power of the voting stock present in person or by proxy at the annual meeting and entitled to vote on the matter.

Q:	May I change my vote?

A:
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting in person at the annual meeting. If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Where can I find the voting results of the annual meeting?

A:
Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by May 22, 2014.

Q:	May I access Clear Channel Outdoor’s proxy materials from the Internet?

A:	Yes. These materials are available at www.envisionreports.com/cco.

THE BOARD OF DIRECTORS

Our Board, which currently consists of nine members, is responsible for overseeing the direction of Clear Channel Outdoor and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. As long as CC Media continues to indirectly own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board, the composition of our Board committees and the size of the Board.

Because CC Media controls more than 50% of the voting power of Clear Channel Outdoor, we have elected to be treated as a “controlled company” under the NYSE’s Corporate Governance Standards. Accordingly, we are exempt from the provisions of the Corporate Governance Standards requiring that: (1) a majority of our Board consists of independent directors; (2) we have a nominating and governance committee composed entirely of independent directors and governed by a written charter addressing the nominating and governance committee’s purpose and responsibilities; and (3) we have a compensation committee composed entirely of independent directors with a written charter addressing the compensation committee’s purpose and responsibilities. However, notwithstanding this exemption, as described more fully below, we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Compensation Committee’s purpose and responsibilities.

BOARD MEETINGS

During 2013, the Board held six meetings. All of Clear Channel Outdoor’s directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served during 2013.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meeting of stockholders. None of the directors attended the annual meeting of stockholders in 2013.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Governance Guidelines addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors. The full text of the Governance Guidelines can be found on the investor relations section of Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

The Board has adopted the following standards for determining the independence of its members:

1.
A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.
A director or immediate family member must not have received, during any 12 month period within the last three years, more than $120,000 in direct compensation from Clear Channel Outdoor, other than director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.
A director must not be a current partner or employee of a firm that is Clear Channel Outdoor’s internal or external auditor. In addition, a director must not have an immediate family member who is (a) a current partner of such firm or (b) a current employee of such a firm and personally works on Clear Channel Outdoor’s audit. Finally, neither the director nor an immediate family member of the director may have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.
A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.
A director must not be a current employee, and no director’s immediate family member may be a current executive officer, of a material relationship party (“material relationship party” is defined as any company that has made payments to, or received payments from, Clear Channel Outdoor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues).

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of a material relationship party.
7.
A director or immediate family member must not be or have been during the last three years, an executive officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

8.
A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to at least two members of the compensation committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code of 1986, as amended (collectively, the “Applicable Rules”). For purposes of determining independence, the Board will consider relationships with Clear Channel Outdoor and any parent or subsidiary in a consolidated group with Clear Channel Outdoor or any other company relevant to an independence determination under the Applicable Rules.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE applicable to Clear Channel Outdoor. The above independence standards are set forth on Appendix A of the Governance Guidelines.

Our Board currently consists of nine directors, one of whom currently serves as our Executive Chairman. For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with Clear Channel Outdoor. Pursuant to the Governance Guidelines, the Board has undertaken its annual review of director independence.

Our Board has affirmatively determined that Douglas L. Jacobs, Thomas R. Shepherd, Christopher M. Temple and Dale W. Tremblay are independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above. In addition, the Board has determined that each member of the Compensation Committee is independent and that each member of the Audit Committee is independent under the heightened independence standards required for audit committee members by the rules and regulations of the SEC. In making these determinations, our Board reviewed information provided by the directors and by Clear Channel Outdoor with regard to the directors’ business and personal activities as they relate to Clear Channel Outdoor and its affiliates. In the ordinary course of business during 2013, we entered into purchase and sale transactions for products and services with certain entities affiliated with members of our Board, as described below, and the following transactions were considered by our Board in making their independence determinations with respect to Messrs. Jacobs, Shepherd, Temple and Tremblay:

•	During 2013, a charity and a corporation for which Mr. Jacobs serves as a director paid an affiliate of ours less than $100,000 in the aggregate for advertising services.
•	During 2013, a charity for which Mr. Temple serves on the Investment Committee paid us less than $65,000 for advertising services.

All of the payments described above are for arms-length, ordinary course of business transactions and we generally expect transactions of a similar nature to occur during 2014. In each case, the Board concluded that the transaction or relationship did not impair the independence of the director.

The rules of the NYSE require that non-management or independent directors of a listed company meet periodically in executive sessions. In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year. Clear Channel Outdoor’s independent directors met separately in executive sessions four times during 2013.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The office of the Presiding Director at all times will be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	preside at all meetings of non-management directors when they meet in executive session without management participation;
•	set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;
•	generally assist the Chairman of the Board;
•	add agenda items to the established agenda for meetings of the Board;

•	request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and
•	retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of the Board or any committee or subcommittee of the Board.

The Presiding Director position is rotated among the independent directors, in alphabetical order of last name, effective the first day of each calendar quarter. As of the date of this proxy statement, Dale W. Tremblay is serving as the Presiding Director.

COMMITTEES OF THE BOARD

The Board historically has had two standing committees: the Audit Committee and the Compensation Committee. Each committee has a written charter, which guides its operations. The written charters of the Audit Committee and the Compensation Committee are available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

On October 19, 2013, in accordance with the terms of the settlement of certain derivative litigation relating to a promissory note (the “Due from CCU Note”) between Clear Channel Communications, Inc., our indirect parent entity (“Clear Channel”), as maker, and Clear Channel Outdoor, as payee, our Board established an Intercompany Note Committee of the Board for the specific purpose of monitoring the Due from CCU Note. The Intercompany Note Committee has the non-exclusive authority pursuant to the committee’s charter approved as part of the settlement to demand repayment under the Due from CCU Note under certain circumstances related to Clear Channel’s liquidity or the amount outstanding under the Due from CCU Note as long as the committee declares a simultaneous dividend equal to the amount so demanded. The Intercompany Note Committee receives monthly and annual reports from management pursuant to the committee’s charter and the Intercompany Note Committee has the authority to retain, at Clear Channel Outdoor’s expense, independent counsel and an independent financial advisor as the Intercompany Note Committee deems appropriate in order to perform its responsibilities.

The table below sets forth the members of each of these committees.

Board Committee Membership

Name	Audit Committee	Compensation Committee	Intercompany Note Committee
Douglas L. Jacobs	*X	X	X
Christopher M. Temple	X		*X
Dale W. Tremblay	X	*X	X

* = Chairman
X = Committee member

In April 2012, Clear Channel Outdoor formed a Special Litigation Committee composed of independent directors Messrs. Jacobs and Temple to review and investigate the plaintiffs’ claims in the derivative litigation referenced above and determine the course of action that served the best interests of Clear Channel Outdoor and its stockholders. The litigation was settled during 2013 and the Special Litigation Committee was formally dissolved on February 20, 2014.

The Audit Committee

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Outdoor. Douglas L. Jacobs has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC. Mr. Jacobs also serves on the audit committees of three other public companies. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee would not impair the ability of Mr. Jacobs to serve effectively on our Audit Committee. The Audit Committee met five times during 2013. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and satisfy the other requirements for audit committee membership, including the heightened independence standards, of the NYSE and the SEC.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following, subject to the consent of our corporate parent:

•
be responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attest services and all fees and other terms of their engagement;

•	review and discuss reports regarding the independent registered public accounting firm’s independence;
•	review with the independent registered public accounting firm the annual audit scope and plan;
•	review with management, the director of internal audit and the independent registered public accounting firm the budget and staffing of the internal audit department;
•
review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	review with the independent registered public accounting firm the critical accounting policies and practices used;
•
review with management, the independent registered public accounting firm and the director of internal audit Clear Channel Outdoor’s internal accounting controls and any significant findings and recommendations;

•	discuss guidelines and policies with respect to risk assessment and risk management;
•	oversee Clear Channel Outdoor’s policies with respect to related party transactions; and
•	review with management and the General Counsel the status of legal and regulatory matters that may have a material impact on Clear Channel Outdoor’s financial statements and compliance policies.

The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers, other than our Executive Chairman, Chief Financial Officer, General Counsel and Chief Accounting Officer, and makes recommendations to the Board concerning compensation for directors of Clear Channel Outdoor and its subsidiaries. The Compensation Discussion and Analysis section of this proxy statement provides additional details regarding the basis on which the Compensation Committee determines executive compensation. The Compensation Committee met eight times during 2013. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

The Compensation Committee’s primary purposes, which are discussed in detail within its charter, are to:

•
assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

•
review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s executive officers, evaluate the performance of the executive officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation level of the executive officers based on this evaluation;

•	review and adopt, and/or make recommendations to the Board with respect to, incentive-compensation plans for executive officers and equity-based plans;
•
review and discuss with management the Compensation Discussion and Analysis to be included in Clear Channel Outdoor’s proxy statement and determine whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis in the proxy statement;

•	prepare the Compensation Committee report for inclusion in Clear Channel Outdoor’s proxy statement; and
•	recommend to the Board the appropriate compensation for the non-employee members of the Board.

Our Chief Financial Officer, General Counsel and Chief Accounting Officer simultaneously hold the same positions at Clear Channel and CC Media, our indirect parent entities, and our Executive Chairman serves as Chairman and Chief Executive Officer of Clear Channel and CC Media. The compensation of those officers is set by the board of directors and the Compensation Committee of the board of directors of CC Media, and we are allocated a portion of the cost of the services of certain of those officers pursuant to the Corporate Services Agreement, dated November 16, 2005, by and between Clear Channel Management Services, L.P. and us (the “Corporate Services Agreement”). Accordingly, our Compensation Committee charter does not govern the compensation arrangements, policies and practices of our Executive Chairman, Chief Financial Officer, General Counsel and Chief Accounting Officer. The term “executive officer” used above in the description of the Compensation Committee’s purposes refers to our employees (other than the Executive Chairman, Chief Financial Officer, General Counsel and Chief Accounting Officer) who are (1) subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), governing insider trading reporting or (2) covered by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), governing qualified performance-based compensation. See the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee has the authority to delegate its responsibilities to subcommittees if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.

The full text of the Compensation Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders. Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and overseeing the management of Clear Channel Outdoor. Clear Channel Outdoor does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills and expertise to oversee Clear Channel Outdoor’s businesses. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Board evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

Director James C. Carlisle resigned as a member of our Board on January 24, 2014. Pursuant to our bylaws, on January 24, 2014, our Board appointed Vicente Piedrahita as a member of our Board to fill the vacancy created by Mr. Carlisle’s resignation. Mr. Piedrahita was recommended for election as a director by our Board members affiliated with Thomas H. Lee Partners, L.P. (“THL”).

The Board will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected. The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2015 Annual Meeting and Advance Notice Procedures.”

BOARD LEADERSHIP STRUCTURE

Mark P. Mays served as our Chairman from 2009 until November 2, 2011 and as our Chief Executive Officer from August 2005 until March 31, 2011. On March 31, 2011, our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until a permanent replacement for Mr. Mays was hired and (2) appointed Thomas W. Casey (our previous Executive Vice President and Chief Financial Officer) and Robert H. Walls, Jr. (our Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their then-existing offices, which they retained. Messrs. Casey and Walls were not members of our Board. On October 2, 2011, Robert W. Pittman was appointed as our Executive Chairman and a member of our Board and, on January 24, 2012, C. William Eccleshare was appointed as our Chief Executive Officer, at which time our Office of the Chief Executive Officer ceased to exist. Mr. Mays’ term as a director ended at our 2012 annual meeting and he did not stand for re-election.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Clear Channel Outdoor to make that determination based on the position and direction of Clear Channel Outdoor, the membership of the Board and the individuals who occupy those roles. As our previous Chairman and Chief Executive Officer and as a member of our Board, Mr. Mays worked collaboratively with Messrs. Casey and Walls in our Office of the Chief Executive Officer during 2011 and continued to work collaboratively with Mr. Pittman, our Executive Chairman, and Mr. Eccleshare, our Chief Executive Officer, to effect a smooth transition until Mr. Mays’ term as a member of our Board ended at our 2012 annual meeting. Mr. Pittman and Mr. Eccleshare together continue to provide our Board with insight into our operations and help facilitate the flow of information between management and the Board. In addition, the position of Presiding Director of our Board rotates quarterly among our independent directors, providing an additional layer of independent director oversight, as described above under “—Independence of Directors.” For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

Our risk management philosophy strives to:

•	timely identify the material risks that Clear Channel Outdoor faces;
•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	implement appropriate and responsive risk management strategies consistent with Clear Channel Outdoor’s risk profile; and
•	integrate risk management into Clear Channel Outdoor’s decision-making.

The Board has designated the Audit Committee to oversee risk management. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of Clear Channel Outdoor’s risk management processes. In addition, Mr. Pittman (as our Executive Chairman and a member of our Board) and Mr. Eccleshare (as our Chief Executive Officer) are able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on their respective experiences with the daily management of our business. The Board encourages management to promote a corporate culture that incorporates risk management into Clear Channel Outdoor’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors
Clear Channel Outdoor Holdings, Inc.
P.O. Box 659512
San Antonio, Texas 75265-9512

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. Our Code of Conduct is publicly available on our Internet website at www.clearchanneloutdoor.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.clearchanneloutdoor.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor’s common stock as of March 24, 2014 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to Clear Channel Outdoor to beneficially own more than 5% of any class of Clear Channel Outdoor’s outstanding shares of common stock. At the close of business on March 24, 2014, there were 44,327,621 shares of Clear Channel Outdoor’s Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor’s Class B common stock outstanding. In addition, information concerning the beneficial ownership of common stock of CC Media, our indirect parent entity, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below. At the close of business on March 24, 2014, there were 28,354,605 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Each share of Clear Channel Outdoor Class A common stock is entitled to one vote on matters submitted to a vote of the stockholders and each share of Clear Channel Outdoor Class B common stock is entitled to 20 votes on matters submitted to a vote of the stockholders. Each share of our Class B common stock is convertible at the option of the holder thereof into one share of Class A common stock. Each share of our common stock is entitled to share equally on a per share basis in any dividends and distributions by us.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Class A Common Stock(b)	Percent of Class B Common Stock(b)	Percent of Outstanding Common Stock on an As-Converted Basis(b)
Holders of More than 5%:
Clear Channel Communications, Inc.(c)	1,553,971	315,000,000	3.5%	100.0%	88.1%
JPMorgan Chase & Co.(d)	5,990,850	—	13.5%	—	1.7%
Canyon Capital Advisors LLC(e)	5,550,592	—	12.5%	—	1.5%
GAMCO Asset Management Inc. and affiliates(f)	4,843,942	—	10.9%	—	1.3%
Mason Capital Management LLC(g)	4,172,946	—	9.4%	—	1.2%
Abrams Capital Management, L.P. and affiliates(h)	3,354,390	—	7.6%	—	*
The Vanguard Group, Inc.(i)	2,215,910	—	5.0%	—	*

Named Executive Officers, Executive Officers and Directors:
Jonathan D. Bevan(j)	363,068	—	*	—	*
Richard J. Bressler(k)	271,739	—	*	—	*
Thomas W. Casey	—	—	—	—	—
C. William Eccleshare(l)	449,592	—	1.0%	—	*
Suzanne M. Grimes(m)	37,313	—	*	—	*
Scott D. Hamilton(n)	—	—	—	—	—
Blair E. Hendrix(o)	—	—	—	—	—
Douglas L. Jacobs(p)	30,021	—	*	—	*
Daniel G. Jones(q)	—	—	—	—	—
Vicente Piedrahita(q)	—	—	—	—	—
Robert W. Pittman(r)	271,739	—	*	—	*
Thomas R. Shepherd(s)	22,521	—	*	—	*
Franklin G. Sisson, Jr.(t)	307,276	—	*	—	*
Christopher M. Temple(s)	22,521	—	*	—	*
Dale W. Tremblay(u)	69,918	—	*	—	*
Scott R. Wells(o)	—	—	—	—	—
All directors and executive officers as a group (15 individuals)(v)	1,538,432	—	3.4%	—	*

* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.
(c)
Represents 1,553,971 shares of Clear Channel Outdoor’s Class A common stock held by CC Finco, LLC, a wholly owned subsidiary of Clear Channel, and 315,000,000 shares of Clear Channel Outdoor’s Class B common stock held by Clear Channel Holdings, Inc., a wholly owned subsidiary of Clear Channel. Shares of Class B common stock are convertible on a one-for-one basis into shares of Class A common stock and entitle the holder to 20 votes per share upon all matters on which stockholders are entitled to vote. The business address of CC Finco, LLC, Clear Channel Holdings, Inc. and Clear Channel is 200 East Basse Road, San Antonio, Texas 78209.

(d)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on January 16, 2014. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be beneficially owned by one or more of JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association and J.P. Morgan Investment Management Inc. The business address of each reporting person is 270 Park Avenue, New York, New York 10017.

(e)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 10, 2014. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be beneficially owned by one or more of the following persons: Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis and Joshua S. Friedman. CCA is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Master Fund (Cayman), L.P., Citi Canyon Ltd., Canyon Value Realization Fund MAC 18, Ltd., Canyon Balanced Master Fund, Ltd., Permal Canyon Fund Ltd., Canyon Distressed Opportunity Investing Fund, L.P., Canyon-GRF Master Fund II, L.P., Lyxor/Canyon Value Realization Fund Limited, Canyon Distressed Opportunity Master Fund Lp, AAI Canyon Fund PLC and Lyxor/Canyon Credit Strategy Fund Limited, with the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Messrs. Julis and Friedman control entities which own 100% of CCA. The business address of each reporting person is 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067.

(f)
As reported on a Schedule 13D/A filed with respect to Clear Channel Outdoor’s Class A common stock on March 12, 2012. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13D/A may be deemed to be beneficially owned by one or more of the following persons: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG”) and Mario Gabelli. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of GAMCO, Gabelli Funds, GSI and MJG. GSI is deemed to have beneficial ownership of the securities owned beneficially by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. The business address of GBL, Gabelli Funds, Gabelli & Company, GAMCO, GSI, Teton Advisors and Mario Gabelli is One Corporate Center, Rye, New York 10580. The business address of GGCP, GGCP Holdings and MJG Associates is 140 Greenwich Avenue, Greenwich, Connecticut 06850. The business address of the Foundation is 165 West Liberty Street, Reno, Nevada 89501.

(g)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 14, 2014. The Schedule 13G/A reports beneficial ownership of shares of Clear Channel Outdoor’s Class A common stock by Mason Capital Management LLC (“Mason Capital Management”), Kenneth M. Garschina and Michael E. Martino with respect to shares directly owned by Mason Capital Master Fund, L.P. (“Mason Capital Master Fund”), the general partner of which is Mason Management LLC (“Mason Management”), and Mason Capital L.P. (“Mason Capital LP”), the general partner of which is Mason Management. Mason Capital Management is the investment manager of each of Mason Capital Master Fund and Mason Capital LP, and Mason Capital Management may be deemed to have beneficial ownership over the shares reported by virtue of the authority granted to Mason Capital Management by Mason Capital Master Fund and Mason Capital LP to vote and exercise investment discretion over such shares. Mr. Garschina and Mr. Martino are managing principals of Mason Capital Management and the sole members of Mason Management. Mason Capital Management, Mr. Garschina and Mr. Martino disclaim beneficial ownership of all shares reported in the Schedule 13G/A pursuant to 13d-4 under the Securities Exchange Act. The business address of each reporting person is 110 East 59th Street, New York, New York 10022.

(h)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 13, 2013. Shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported in the Schedule 13G/A for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

As reported on a Schedule 13D filed on November 29, 2011, Abrams CM LP and affiliates also own 6,811,407 shares of the Class A common stock of CC Media, which, as of March 24, 2014, represented 24.0% of CC Media’s outstanding Class A common stock and 7.8% of CC Media’s outstanding Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock. The CC Media shares reported in the Schedule 13D for ACP II represent shares beneficially owned by ACP II. Shares reported in the Schedule 13D for Abrams Capital represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital serves as general partner. Shares reported in the Schedule 13D for Abrams CM LP and Abrams CM LLC represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The CC Media shares reported in the Schedule 13D for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC and is a member of CC Media’s Board of Directors.

(i)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 12, 2014. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be owned by one or more of The Vanguard Group, Inc. and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The business address of each reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(j)
Includes vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 353,710 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Bevan.

(k)	Represents 271,739 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Bressler as of March 24, 2014.
As of March 24, 2014, Mr. Bressler also held 910,000 unvested restricted shares of CC Media’s Class A common stock, which represented 3.2% of CC Media’s outstanding Class A common stock and 1.0% of CC Media’s outstanding Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(l)
Includes vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 440,453 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Eccleshare.

(m)	Represents stock options that will vest within 60 days after March 24, 2014 representing 37,313 shares of Clear Channel Outdoor’s Class A common stock held by Ms. Grimes.
(n)
As of March 24, 2014, Mr. Hamilton held 6,750 shares of CC Media’s Class A common stock and 20,250 unvested restricted shares of CC Media’s Class A common stock, which collectively represented less than 1% of CC Media’s outstanding Class A common stock and less than 1% of CC Media’s outstanding Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(o)
Mr. Hendrix and Mr. Wells are a managing director and an operating partner, respectively, at Bain Capital Partners, LLC (“Bain Capital”). Entities controlled by Bain Capital and THL hold all of the outstanding shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

(p)
Represents vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 20,000 shares of Clear Channel Outdoor’s Class A common stock and 10,021 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Jacobs.

(q)
Mr. Jones and Mr. Piedrahita are a managing director and a vice president, respectively, at THL. Entities controlled by Bain Capital and THL hold all of the outstanding shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

(r)	Represents 271,739 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Pittman as of March 24, 2014.

As of March 24, 2014, Mr. Pittman also held 550,000 unvested restricted shares of CC Media’s Class A common stock and vested stock options to purchase 252,000 shares of CC Media’s Class A common stock, and Pittman CC LLC, a limited liability company controlled by Mr. Pittman, beneficially owned 706,215 shares of CC Media’s Class A common stock. As of March 24, 2014, these holdings collectively represented 5.3% of CC Media’s outstanding Class A common stock and 1.7% of CC Media’s outstanding Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(s)
Represents vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 12,500 shares of Clear Channel Outdoor’s Class A common stock and 10,021 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by each of Messrs. Shepherd and Temple.

(t)
Includes vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 234,943 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Sisson, 26,560 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Sisson and 1,905 shares of Clear Channel Outdoor’s Class A common stock held indirectly by Mr. Sisson through the 401(k) plan.

(u)
Includes vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 53,647 shares of Clear Channel Outdoor’s Class A common stock and 10,021 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Tremblay.

(v)
Includes vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 930,123 shares of Clear Channel Outdoor’s Class A common stock and 583,562 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by our directors and executive officers as a group.

As of March 24, 2014, all of our directors and executive officers as a group were the beneficial owners of CC Media’s Class A common stock as follows: (1) 78,609 shares of CC Media’s Class A common stock held by such persons; (2) 1,556,750 unvested restricted shares of CC Media’s Class A common stock held by such persons; (3) vested stock options to purchase 252,000 shares of CC Media’s Class A common stock; and (4) 706,215 shares of CC Media’s Class A common stock held indirectly. As of March 24, 2014, these holdings collectively represented 9.1% of CC Media’s outstanding Class A common stock and 2.9% of CC Media’s outstanding Class A common stock assuming all shares of CC Media’s Class B common stock and CC Media’s Class C common stock are converted to shares of CC Media’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the three persons listed as nominees below for election as directors at the annual meeting of stockholders. Each of the nominees listed below currently is a director and is standing for re-election. Each of the directors elected at the annual meeting will serve a three year term or until his successor shall have been elected and qualified, subject to earlier death, resignation or removal. The directors are to be elected by a plurality of the votes cast at the annual meeting. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following information, which is as of March 24, 2014, is furnished with respect to each of the nominees for election at our annual meeting and each of the other continuing members of our Board.

The Board recommends that you vote “For” the director nominees named below. Properly submitted proxies will be so voted unless stockholders specify otherwise.

NOMINEES FOR DIRECTOR FOR TERMS EXPIRING IN 2017 (CLASS II)

Thomas R. Shepherd, age 84, is Chairman of TSG Equity Partners LLC, a Massachusetts venture capital and private equity investment firm that he co-founded in 1998, and also is a director of various privately-held companies. From 1986 through 1998, Mr. Shepherd served as a managing director of THL. Prior to joining THL, he previously served as President of GTE Lighting Products Group (GTE Sylvania) from 1983 through 1986, and was President of North American Philips Commercial Electronics Corporation from 1981 until 1983. Mr. Shepherd has been a member of our Board since May 2011. Mr. Shepherd previously served as a director of Andover.net, Inc., General Nutrition Centers, Inc., Signature Brands, Inc., Spectrum Brands, Inc. and Vermont Teddy Bear Co. Mr. Shepherd received a Master of Industrial and Labor Relations degree from Cornell University, a B.A. in Economics from Washington & Lee University and completed the executive program at the Tuck School of Business at Dartmouth University. Mr. Shepherd was selected to serve as a member of our Board because of his corporate and financial experience, including senior leadership roles in operations, management and private equity, as well as his service on multiple boards of directors.

Christopher M. Temple, age 46, is President of DelTex Capital LLC, a financial advisory and consulting firm. Mr. Temple serves as the Chairman of Brawler Industries Holdco, LLC, a Midland, Texas based distributor of engineered plastics used in the exploration and production of oil and gas. Mr. Temple served as the President of Vulcan Capital (“Vulcan”), the private investment group of Vulcan Inc. from May 2009 until December 2009, and as Vice President of Vulcan from September 2008 to May 2009. Prior to joining Vulcan in September 2008, Mr. Temple served as a managing director at Tailwind Capital LLC (“Tailwind”) from May 2008 to August 2008. Prior to joining Tailwind, Mr. Temple was a managing director at Friend Skoler & Co., Inc. from May 2005 to May 2008. From April 1996 to December 2004, Mr. Temple was a managing director at Thayer Capital Partners. Mr. Temple has been a member of our Board since May 2011. Mr. Temple also currently serves as a director of Plains All American Pipeline GP, LLC and previously served on the board of directors of Charter Communications, Inc. Mr. Temple holds a B.B.A., magna cum laude, from the University of Texas and an M.B.A. from Harvard University, and previously was a licensed CPA serving clients in the energy sector with KPMG in Houston, Texas. Mr. Temple was selected to serve as a member of our Board because of his financial and accounting knowledge, as well as his strategic experience gained through his private equity work and service on multiple boards of directors.

Scott R. Wells, age 45, has served as an Operating Partner at Bain Capital since January 2011 and previously served as an Executive Vice President at Bain Capital since 2007. Mr. Wells also is one of the leaders of the firm’s operationally focused Portfolio Group. Prior to joining Bain Capital, he held several executive roles at Dell, Inc. (“Dell”) from 2004 to 2007, most recently as Vice President of Public Marketing and On-line in the Americas. Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells has been a member of our Board since August 2008. He also currently serves as a director of CRC Health Corporation. He has an M.B.A., with distinction, from the Wharton School of the University of Pennsylvania and a B.S. from Virginia Tech. Mr. Wells was selected to serve as a member of our Board for his experience in operations gained through his work serving as a senior executive at Dell and through his work as a consultant and for his experience in acquisitions and financings gained through his work in private equity at Bain Capital.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2015 (CLASS III)

Vicente Piedrahita, age 32, joined THL in March 2012 and is currently a Vice President in the firm's Strategic Resources Group. Prior to joining THL, Mr. Piedrahita worked at Clear Channel Outdoor as Director of Strategic Projects and Initiatives from August 2010 until March 2012 and Monitor Group, a global strategic advisory firm (“Monitor Group”), as a consultant / case team leader from September 2004 until August 2008. Mr. Piedrahita has been a member of our Board since January 2014. Mr. Piedrahita holds a B.A., cum laude, in Sociology from Princeton University and an M.B.A. from Harvard Business School. Mr. Piedrahita was selected to serve as a member of our Board because of his strategic and operational knowledge gained through his experience working at Clear Channel Outdoor, as well as Monitor Group and THL.

Robert W. Pittman, age 60, was appointed as our Executive Chairman and a director of ours and as Chief Executive Officer and a director of CC Media and Clear Channel on October 2, 2011. He was appointed as Chairman of CC Media and Clear Channel on May 17, 2013. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of Clear Channel Capital I, LLC, a subsidiary of CC Media and Clear Channel, on April 26, 2013. Prior to October 2, 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for CC Media and Clear Channel since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a member of our Board because of his service as Chief Executive Officer of CC Media and Clear Channel, as well as his extensive media experience gained through the course of his career.

Dale W. Tremblay, age 55, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company (“C.H. Guenther”), since July 2001. Prior to joining C.H. Guenther, Mr. Tremblay was an officer at the Quaker Oats Company, where he was responsible for all Worldwide Foodservice Businesses. Mr. Tremblay has been a member of our Board since November 2005. He also currently serves on the boards of directors of C.H. Guenther, Texas Capital Bank and NatureSweet Ltd. Mr. Tremblay has a B.A. in Finance from Michigan State University, and serves on the Advisory Board for the Michigan State University Financial Analysis Lab and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. Mr. Tremblay was selected to serve as a member of our Board based on his operational and managerial expertise gained through building and managing a large privately-held company and his international business experience.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2016 (CLASS I)

Blair E. Hendrix, age 49, is a Managing Director of Bain Capital and the Head of the firm’s operationally focused Portfolio Group for North America. Mr. Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Mercer Management Consulting), a management consulting firm. Mr. Hendrix has been a member of our Board since August 2008. Mr. Hendrix also currently serves as a director of TWCC Holdings Corp. (The Weather Channel), Clear Channel and CC Media and as a member of the board of managers of Clear Channel Capital I, LLC. He previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation. Mr. Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix was selected to serve as a member of our Board because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Douglas L. Jacobs, age 66, has been self-employed since 2003. He was the Executive Vice President and Treasurer for FleetBoston Financial Group from 1995 to 2003. His career began at Citibank in 1972, where he ultimately assumed the position of Division Executive for the Investment Banking Group’s MBS Group. Mr. Jacobs has been a member of our Board since May 2010. Mr. Jacobs’ other current directorships include Springleaf Holdings, Inc. (and its subsidiary with registered debt securities, Springleaf Finance Corporation), Doral Financial Corporation, Fortress Investment Group LLC and New Residential Investment Corp. His previous directorships include ACA Capital Holdings, Inc., Global Signal Inc. and Hanover Capital Mortgage Holdings, Inc. Mr. Jacobs holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Jacobs was selected to serve as a member of our Board for his operational, financial and capital markets experience as well as his experience evaluating risks gained through his service as an executive and as a director of several financial institutions.

Daniel G. Jones, age 39, is a Managing Director at THL and is part of the firm’s Strategic Resources Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL in 2007, Mr. Jones was a management consultant at Monitor Group from 2004 to 2007. He also served as account leader at Monitor Clipper Fund. Before Monitor Group, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, one of the leading Latin American passenger and cargo airlines. Mr. Jones has been a member of our Board since August 2008. He holds a B.A. from Dartmouth College and an M.B.A. from the MIT Sloan School of Management. Mr. Jones was selected to serve as a member of our Board for his experience in acquisitions and financings gained through his work in private equity at THL and his experience in evaluating strategies, operations and risks gained through his work as a consultant.

PROPOSAL 2: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. As described below in the Compensation Discussion and Analysis section of this proxy statement, we believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing in this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at our annual meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2014 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

This resolution, commonly referred to as a “say-on-pay” resolution, is advisory, which means that the vote is not binding on Clear Channel Outdoor, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather is related to the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules of the SEC. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

We currently hold our say-on-pay vote once every three years. Accordingly, we expect that the next say-on-pay advisory vote will occur at our annual meeting of stockholders in 2017.

The Board recommends that you vote “For” approval of the advisory resolution on executive compensation above. Properly submitted proxies will be so voted unless stockholders specify otherwise.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE
Dale W. Tremblay, Chairman
Douglas L. Jacobs

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance
Bonus	Cash
Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-Term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation
Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other benefits and perquisites
Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)

Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers. More than 99% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2011 proxy statement. Accordingly, we made no significant changes to the objectives or structure of our executive compensation program.

COMPENSATION OF OFFICERS EMPLOYED BY CC MEDIA

The following of our named executive officers were employed by and received compensation from CC Media in 2013:

•	Richard J. Bressler, who became our Chief Financial Officer on July 29, 2013 (Principal Financial Officer);
•	Thomas W. Casey, who served as our Executive Vice President and Chief Financial Officer until July 29, 2013 (Principal Financial Officer); and
•	Scott D. Hamilton, our Senior Vice President, Chief Accounting Officer & Assistant Secretary.

Accordingly, the 2013 compensation for Messrs. Bressler, Casey and Hamilton was set by the Compensation Committee of the Board of Directors of CC Media. Clear Channel Outdoor’s Compensation Committee had no involvement in recommending or approving their compensation, other than with respect to Clear Channel Outdoor equity awards provided to Mr. Bressler.

As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” a portion of the 2013 compensation for Messrs. Bressler, Casey and Hamilton was allocated to us in recognition of their services provided to us pursuant to a Corporate Services Agreement between us and a subsidiary of CC Media. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly. See footnote (i) to the Summary Compensation Table below for a description of the allocations. Additionally, upon termination or a change in control, a portion of certain payments that would be due to Messrs. Bressler and Casey would be allocated to us, as reflected in the Potential Payments Upon Termination or Change in Control table set forth below. These allocations were or would be made, as applicable, based on Clear Channel Outdoor’s OIBDAN (as defined below) as a percentage of Clear Channel’s OIBDAN for the prior year, each as reported in connection with year-end financial results. For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense) - net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense) – net; depreciation and amortization; and impairment charges.

All references in this Compensation Discussion and Analysis to compensation policies and practices for our executive officers should be read to exclude the compensation policies and practices applicable to Messrs. Bressler, Casey and Hamilton and any other executive officers whose compensation was determined by CC Media, other than with respect to Clear Channel Outdoor equity awards provided to those individuals. Accordingly, except as otherwise indicated below, references in this Compensation Discussion and Analysis to our named executive officers are intended to include:

•	C. William Eccleshare, our Chief Executive Officer;
•	Suzanne M. Grimes, our President & Chief Operating Officer—United States and Canada;
•
Jonathan D. Bevan, who served as our Managing Director and Chief Operating Officer—International until becoming our President, Europe and Australia/NZ and Managing Director, Global Strategy & Development on April 26, 2013; and

•	Franklin G. Sisson, Jr., who served as our Executive Vice President and Chief Revenue Officer—Americas until his retirement from that position on September 6, 2013.

COMPENSATION PRACTICES

The Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers (other than Messrs. Bressler, Casey and Hamilton) on an annual basis. All compensation decisions are made within the scope of each named executive officer’s employment agreement, if any.

In making decisions with respect to each element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of our named executive officers’ employment agreements, if any;
•	the recommendations of the Chief Executive Officer;
•	the value of previous equity awards;
•	internal pay equity considerations; and
•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both. In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration. Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement, if any. In the case of our named executive officers who have employment agreements with us, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. Mr. Eccleshare’s base salary increased from ₤486,577 (or $760,860 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013) to $1,000,000 in connection with his promotion to serve as our Chief Executive Officer on January 24, 2012. Mr. Eccleshare’s base salary remained at that level for 2013.

Ms. Grimes became our President & Chief Operating Officer—United States and Canada on January 1, 2013. Under her employment agreement, Ms. Grimes was provided with an initial base salary of $850,000. The Compensation Committee felt that this base salary, together with the restricted stock units, stock options and other benefits and perquisites provided to Ms. Grimes under her employment agreement, represented a competitive compensation package for Ms. Grimes.

Mr. Bevan’s base salary increased from £265,000 (or $414,381 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013) to £320,000 (or $500,384 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013) in connection with his promotion to the position of Managing Director and Chief Operating Officer—International on February 1, 2012. Mr. Bevan’s base salary remained at that level for 2013.

Mr. Sisson’s base salary is $450,000. He did not receive an increase in his base salary for 2013. Mr. Sisson retired as our Executive Vice President and Chief Revenue Officer—Americas on September 6, 2013, but remains our employee.

For a more detailed description of the employment agreements of the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration. Each of our named executive officers participates in our Amended and Restated 2006 Annual Incentive Plan (the “Annual Incentive Plan”), other than Messrs. Bressler, Casey and Hamilton, who participate in CC Media’s 2008 Annual Incentive Plan. The Annual Incentive Plan is administered by the Compensation Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The Annual Incentive Plan is designed to allow awards to qualify for the performance-based compensation exception under Section 162(m) of the Code.

The performance goals for our named executive officers are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Board, the Chief Financial Officer and other senior executive officers of Clear Channel Outdoor, within any parameters specified within each executive’s employment agreement. The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own and those of Messrs. Bressler, Casey and Hamilton, whose compensation is determined by CC Media, as described above) to the Compensation Committee for its review, consideration and approval. The Compensation Committee has complete discretion to accept, reject or modify the recommendations of the Chief Executive Officer.

The 2013 annual incentive bonuses were based on the following performance goals (as further described below): (1) Mr. Eccleshare’s performance goals were based upon achievement of a targeted OIBDAN level for Clear Channel Outdoor and certain qualitative performance objectives, which contributed to Company performance; (2) Ms. Grimes’ performance goals were based upon achievement of a targeted OIBDAN level for our Americas division and certain qualitative performance objectives, which contributed to divisional performance; (3) Mr. Bevan’s performance goals were based upon achievement of a targeted OIBDAN level for our International division and certain qualitative performance objectives, which contributed to divisional performance; and (4) Mr. Sisson’s performance goals were based upon achievement of a targeted OIBDAN level for our Americas division and certain qualitative performance objectives, which contributed to divisional performance. Pursuant to his employment agreement, for 2013, Mr. Eccleshare was provided with an additional bonus opportunity based on achievement of certain qualitative performance objectives directly relevant to his position and responsibilities.

The annual incentive bonuses and the payments made in 2014 under Mr. Eccleshare’s additional bonus opportunities are reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table. The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals. No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual). The Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable.

The Compensation Committee follows the process set forth below to determine the annual incentive bonuses and additional bonus opportunities for Messrs. Eccleshare, Bevan and Sisson and Ms. Grimes:

•	at the outset of the fiscal year:

•	set performance goals for the year for Clear Channel Outdoor and the operating divisions;
•	set individual performance goals for each participant; and
•	set a target and maximum annual incentive bonus and a maximum additional bonus opportunity for each applicable participant; and

•
after the end of the fiscal year, determine the earned amounts by measuring actual performance against the predetermined goals of Clear Channel Outdoor and the operating divisions, as well as any individual performance goals.

For 2013, Clear Channel Outdoor’s OIBDAN performance was negatively impacted by the macroeconomic environment. As a result, Clear Channel Outdoor and its operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels. Pursuant to his employment agreement, the Compensation Committee awarded an additional bonus opportunity for Mr. Eccleshare with respect to 2013 performance. To enhance the retention value of the additional bonus award, as described below, a significant portion of the earned additional bonus for Mr. Eccleshare will be paid at a later date subject to Mr. Eccleshare’s continued employment.

Analysis. In determining whether the 2013 financial performance goals were met, the Compensation Committee considered the financial results of Clear Channel Outdoor from January 1, 2013 to December 31, 2013. For 2013, the performance-based goals applicable to our named executive officers are set forth below.

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2013 was set at $1,000,000, with 70% based on the achievement of OIBDAN at Clear Channel Outdoor of $932.8 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2013 was set at $2,000,000. For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN was calculated as our reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items. Mr. Eccleshare’s individual qualitative performance objectives for 2013 consisted of: (1) reducing expenses in our businesses; (2) developing and communicating a strategy, including bringing new advertising revenue to the Outdoor advertising sector; (3) raising the profile of Clear Channel Outdoor; and (4) continuing to build leadership capabilities and a collaborative business environment. Our 2013 OIBDAN was approximately $862.7 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Mr. Eccleshare’s level of achievement of his qualitative performance objectives described above, Mr. Eccleshare received an annual incentive bonus of $679,833.

Pursuant to an additional bonus opportunity approved for Mr. Eccleshare by our Compensation Committee with respect to 2013 performance, Mr. Eccleshare also earned an additional $252,000 supplemental bonus based on achieving the following additional performance objectives established by our Compensation Committee for Mr. Eccleshare with respect to our business: (1) sharing best practices across Clear Channel Outdoor; (2) developing a collaborative sales approach; (3) developing a plan to bring new advertising revenue to the Americas division and gaining market share; and (4) integrating the new President for the Americas division and solidifying the management team. Of the $252,000 supplemental bonus earned with respect to 2013 performance, $84,000 was paid at the end of February 2014, and the remaining $168,000 will be paid in equal installments of $84,000 each at the same time as the annual incentive bonus payments in 2015 and 2016 if Mr. Eccleshare remains employed on the applicable payment dates. In addition, at the end of February 2014, Mr. Eccleshare was paid the second of three $99,000 installments earned pursuant to his additional bonus with respect to 2012 performance. The final $99,000 installment of the 2012 additional bonus will be paid at the same time as the annual incentive bonus payments are paid generally in 2015 if Mr. Eccleshare remains employed on the payment date.

Suzanne M. Grimes

Pursuant to her employment agreement, Ms. Grimes’ target bonus for 2013 was set at $850,000, with 70% based on the achievement of OIBDAN in the Americas division of $512.9 million and 30% based on the achievement of the other qualitative performance objectives described below. Her maximum bonus for 2013 was set at $1,700,000. For purposes of calculating Ms. Grimes’ bonus, OIBDAN is calculated in the manner described above for Mr. Eccleshare, except only with respect to the Americas division. Ms. Grimes’ individual qualitative performance objectives for 2013 consisted of: (1) assessing and developing talent and leadership in the Americas division; (2) developing and communicating a vision for the Americas division and raising the profile of the Americas division; and (3) developing a plan to bring new advertising revenue to the Outdoor advertising sector and Clear Channel Outdoor’s Americas division. The 2013 Americas division OIBDAN was approximately $484.7 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Ms. Grimes’ level of achievement of her qualitative performance objectives described above, Ms. Grimes received an annual incentive bonus of $648,189.

Jonathan D. Bevan

Mr. Bevan’s target bonus for 2013 was set at 100% of his base salary, or £320,000 (or $500,384 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013), with 70% based on the achievement of OIBDAN in the International division of $419.9 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2013 was set at £640,000 (or $1,000,768 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013). For purposes of calculating Mr. Bevan’s bonus, OIBDAN is calculated as reportable OIBDAN before restructuring charges for the International division, which is defined as consolidated net income (loss) adjusted to include the results of non-consolidated joint ventures as if they were consolidated and further adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items. Mr. Bevan’s individual qualitative performance objectives for 2013 consisted of: (1) achieving an improvement in employee engagement for the International division as measured by the employee engagement survey; (2) improving revenue forecasting capabilities for the International division; (3) reducing expenses; (4) continuing to provide strategic leadership for the International division; and (5) developing and implementing the organizational structure for the International division. The 2013 International division OIBDAN was approximately $378.0 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Mr. Bevan’s level of achievement of his qualitative performance objectives described above, Mr. Bevan received an annual incentive bonus of $295,437.

Franklin G. Sisson, Jr.

Mr. Sisson’s target bonus for 2013 was set at $540,000, with 70% based on the achievement of OIBDAN in the Americas division of $512.9 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2013 was set at $1,080,000. For purposes of calculating Mr. Sisson’s bonus, OIBDAN is calculated in the manner described above for Mr. Eccleshare, except only with respect to the Americas division. Mr. Sisson’s individual qualitative performance objectives for 2013 consisted of: (1) maximizing sales revenue for the Americas division; (2) deploying a new pricing and inventory management tool; (3) developing a plan to bring new advertising revenue to the Outdoor advertising sector; (4) executing a plan to achieve increased sales force effectiveness; and (5) collaborating with the leadership team to achieve results. The 2013 Americas division OIBDAN was approximately $484.7 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Mr. Sisson’s level of achievement of his qualitative performance objectives described above, Mr. Sisson received an annual incentive bonus of $436,091.

Long-Term Incentive Compensation

Administration. Our named executive officers participate in our 2012 Stock Incentive Plan or our previous 2005 Stock Incentive Plan (collectively, the 2005 Stock Incentive Plan and the 2012 Stock Incentive Plan are referred to as the “Stock Incentive Plan”), which allow for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The Stock Incentive Plan is administered by our Compensation Committee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the Stock Incentive Plan. As of December 31, 2013, there were 344 employees holding outstanding stock incentive awards under the Stock Incentive Plan. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation typically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals. Equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units. Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of our Class A common stock on the date of grant and with a 10-year term. We typically define fair market value as the closing price on the date of grant. Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards. Vesting schedules are set by the Compensation Committee in its discretion and vary on a case by case basis. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control. All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the Compensation Committee.

Analysis. In connection with her employment agreement, on January 1, 2013 the Compensation Committee granted Ms. Grimes restricted stock units with respect to 213,675 shares of our Class A common stock, which vest 100% on the fourth anniversary of the grant date. Similarly, in connection with his employment agreement, on July 29, 2013 the Compensation Committee granted Mr. Bressler an award of 271,739 shares of restricted stock, which vest 50% on each of the third and fourth anniversaries of the grant date. On April 10, 2013, Messrs. Bevan and Sisson and Ms. Grimes were awarded time-vesting stock options to purchase 12,963, 14,815 and 149,254 shares of our Class A common stock, respectively, concurrently with our annual stock option awards to other employees. The stock options vest in four equal annual installments beginning on the first anniversary of the grant date. In addition, on April 10, 2013 Mr. Bevan was granted an award of restricted stock units and Mr. Sisson was granted an award of restricted stock with respect to 23,240 and 26,560 shares of our Class A common stock, respectively, which vest 50% on each of the third and fourth anniversaries of the grant date. The amount of the annual stock option awards and the annual restricted stock unit or restricted stock awards, as applicable, to Messrs. Bevan and Sisson in April 2013 was based upon: (1) general performance; (2) internal pay equity relative to other key employees; and (3) the value of equity awards granted in prior years. The amount of the annual stock option award to Ms. Grimes was determined pursuant to the terms of her employment agreement.

As mentioned above, the Compensation Committee typically considers internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers. However, the Committee does so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives. For further information about the 2013 long-term incentive awards, please refer to the Grants of Plan-Based Awards and the Employment Agreements with the Named Executive Officers sections appearing later under the Executive Compensation heading in this proxy statement.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates. The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers and for our independent directors, typically is in the first quarter. During 2013, at the request of the Compensation Committee, we conducted an analysis of independent director compensation. After reviewing the analysis and revising the compensation program for our independent directors, our Board granted annual equity awards to our independent directors in December 2013. See “Director Compensation” set forth below in this proxy statement for additional information regarding the new compensation program for our independent directors.

Employee New Hires/Promotions Grant Dates. Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the time of hire or promotion or at the regularly scheduled meeting of the Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Compensation Committee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors. Grants of stock options and other equity awards, as applicable, to newly-elected independent directors generally are made at the regularly scheduled meeting of the Board following their election. If an independent director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, generally are made at the first meeting in attendance after such appointment.

Timing of Equity Awards. We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

We provide certain personal benefits to our named executive officers. The primary personal benefits provided to one or more of the named executive officers include: (1) certain pension benefits (or payments in lieu thereof) in the United Kingdom; (2) personal club dues; (3) company matching 401(k) contributions in the U.S.; (4) relocation expenses; (5) housing and related expenses and tax gross-ups; (6) private medical insurance for officers who are not U.S. citizens; and (7) transportation, automobile allowances, a leased car and the use of a car service.

Mr. Bevan participates in the Clear Channel Retirement Benefit Scheme (the “Scheme”), which is a pension plan that we sponsor for certain employees in the United Kingdom. The Scheme provides pension income at retirement based on service and salary at retirement. Participation is elective, and participants are required to contribute to the Scheme if they participate. The Scheme is closed to new entrants. See the discussion of the Scheme with respect to Mr. Bevan under “Executive Compensation—Pension Benefits” set forth below in this proxy statement. He also is eligible for private medical insurance, a transportation and automobile allowance and certain other personal benefits.

Mr. Eccleshare participates in a private pension scheme (not sponsored by Clear Channel Outdoor) and, pursuant to his employment agreement, is entitled to have the Company contribute a portion of his salary to the private pension scheme. The pension scheme provides pension income at retirement based upon contributions made during the employee’s years of participation. Mr. Eccleshare is required to make contributions to this scheme in order for the Company to make contributions (or provide cash benefits to him as salary in lieu of such contributions). He also receives a car allowance and leased car in the United Kingdom, private medical insurance and we have agreed to make a car service available for his business use in the United States. In addition, Mr. Eccleshare is reimbursed for the annual dues for memberships in certain clubs and we provide supplemental life insurance benefits to Mr. Eccleshare.

Since 2009, we have recruited and hired several new executive officers and have promoted and relocated executive officers, as well as other officers and key employees. As part of this process, the Compensation Committee considered the benefits that would be appropriate to provide to facilitate and/or accelerate their relocation to our corporate locations. After experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the Compensation Committee adopted a new Company-wide tiered relocation policy reflecting these types of relocation benefits. The Company-wide new relocation policy applies only in the case of a Company-requested relocation and provides different levels of benefits based on the employee’s level within the organization. In connection with his promotion to serve as our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York City. Through the negotiation of his employment agreement, we agreed to provide Mr. Eccleshare with the additional benefits described under “Executive Compensation—Employment Agreements with the Named Executive Officers” below in consideration of his international relocation. We also paid Mr. Eccleshare’s and Ms. Grimes’ legal fees incurred in connection with the negotiation of their employment agreements during 2012 and 2013, respectively.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Committee. The Compensation Committee is primarily responsible for conducting reviews of our executive compensation policies and strategies, overseeing and evaluating our overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals and approving equity awards. The responsibilities of the Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers. The Chief Executive Officer provides reviews and recommendations regarding executive compensation programs, policies and governance for the Compensation Committee’s consideration. His responsibilities included, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;
•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
•	recommending pay levels, payout and awards for executive officers other than himself.

The Compensation Committee has the responsibility for administrating performance awards under the Annual Incentive Plan. These duties included, among other things, setting the performance period, setting the performance goals and certifying the achievement of the predetermined performance goals by each named executive officer.

Use of Compensation Consultants. As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” our parent entity provides us with certain services, including human resources support. During 2013, CC Media’s management retained Mercer (US) Inc. to review and analyze, using its existing sources of data, the compensation program for the independent members of Clear Channel Outdoor’s board of directors in light of current trends and practices. Mercer (US) Inc. is affiliated with Marsh & McLennan Companies. During 2013, MMC and its affiliated companies (collectively, “MMC”) were retained by management to provide services to CC Media and its subsidiaries unrelated to executive or director compensation, including: consulting services related to divisional sales and market-specific incentive plans for employees who are not executive officers, an equity plan overhang analysis, testing and investment consulting services with respect to defined contribution plans, leasing services, as well as insurance, brokerage, actuarial and employee benefit services. In addition, during 2013, MMC was retained by the Special Litigation Committee of the Board to provide economic analyses in connection with litigation. MMC’s fees during 2013 with respect to its review of independent director compensation were $17,200, and the aggregate fees for the other services provided to CC Media and its subsidiaries by MMC during 2013 were approximately $4.8 million.

CC Media requested and received responses from MMC addressing its independence, including the following factors: (1) other services provided to CC Media and its subsidiaries by MMC; (2) fees paid CC Media and its subsidiaries as a percentage of MMC’s total revenue; (3) policies or procedures maintained by MMC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any CC Media or Clear Channel Outdoor stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and MMC or the individual consultants involved in the engagements. The Compensation Committee discussed these considerations and concluded that MMC’s work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for Federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.” However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the Compensation Committee. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. The Compensation Committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the Stock Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2013, 2012 and 2011 for the principal executive officer (“PEO”) and the principal financial officers (“PFO”) serving during 2013, each of the three next most highly compensated executive officers of Clear Channel Outdoor for services rendered in all capacities and one executive officer who retired from his executive officer position at Clear Channel Outdoor during 2013 but remains our employee and would otherwise have been one of the three most highly compensated executive officers (collectively, the “named executive officers”). As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” a portion of the compensation for (1) 2013 for Richard J. Bressler, (2) 2013, 2012 and 2011 for Thomas W. Casey and (3) 2013 and 2012 for Scott D. Hamilton was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly.

SUMMARY COMPENSATION TABLE

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)		All Other Compensation(d) ($)		Total ($)
C. William	2013	1,067,509	(f)	—		—	—		862,833		—		937,383		2,867,725
Eccleshare – Chief	2012	1,057,296	(f)	405,096		1,860,760	374,094		540,186		—		1,191,919		5,429,351
Executive Officer (PEO)(e)	2011	798,260	(f)	—		—	1,256,729	(g)	920,134		—		126,970		3,102,093

Richard J. Bressler –Chief Financial Officer (PFO)(h)	2013	187,114	(i)	463,427	(i)	1,999,999	—		—		—		26,195	(i)	2,676,735

Thomas W. Casey –	2013	170,380	(i)	—		—	—		—		—		268,941	(i)	439,321
Former Executive Vice	2012	321,575	(i)	93,426	(i)	1,797,464	—		228,346	(i)	—		2,539	(i)	2,443,350
President and Chief Financial Officer (PFO)(j)	2011	292,125	(i)	222,014	(i)	—	—		276,786	(i)	—		25,299	(i)	816,224

Suzanne M. Grimes – President & Chief Operating Officer – United States and Canada(k)	2013	846,731		200,000		1,499,999	588,732		648,189		—		31,391		3,815,042

Jonathan D. Bevan –	2013	518,430	(f)	—		174,997	51,133		295,437		277,907	(m)	157,386		1,475,290
President, Europe &	2012	517,918	(f)	300,000		—	415,660		—		203,549	(m)	156,232		1,593,359
Australia/NZ and Managing Director, Global Strategy & Development (l)	2011	442,941	(f)	—		—	546,061		485,614		286,523	(m)	127,407		1,888,546

Franklin G. Sisson, Jr.	2013	467,308		—		199,997	58,438		436,091		—		6,375		1,168,209
– Former Chief	2012	450,000		—		—	332,528		460,431		—		6,250		1,249,209
Revenue Officer—Americas(n)

Scott D. Hamilton –	2013	120,483	(i)	3,651	(i)	—	—		30,362	(i)	—		2,328	(i)	156,824
Senior Vice	2012	132,015	(i)	11,884	(i)	—	—		55,299	(i)	—		2,539	(i)	201,737
President, Chief
Accounting Officer & Assistant Secretary(o)

(a) The amounts reflect:

•	For Mr. Eccleshare, a cash payment for 2012 as a discretionary bonus award from Clear Channel Outdoor;
•
For Mr. Bressler, who began serving as our Chief Financial Officer on July 29, 2013, the portion allocated to Clear Channel Outdoor of the following cash payments from CC Media for 2013: (1) a guaranteed minimum annual bonus equal to 150% of his base salary prorated for the number of days that he worked during 2013, which equaled $769,315, and (2) a guaranteed additional bonus of $500,000, as provided in his employment agreement;

•
For Mr. Casey, the portion allocated to Clear Channel Outdoor of the following cash payments from CC Media: (1) discretionary bonus awards for 2012 and 2011 and (2) a discretionary bonus award for 2011 for his service in the Office of the Chief Executive Officer;

•	For Ms. Grimes, a signing bonus that Ms. Grimes received upon joining Clear Channel Outdoor;

•	For Mr. Bevan, a cash payment for 2012 as a discretionary bonus award from Clear Channel Outdoor; and
•	For Mr. Hamilton, the allocated portion of discretionary bonus awards that Mr. Hamilton received from CC Media for 2013 and 2012.
See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)
The amounts shown in the Stock Awards column include the full grant date fair value of time-vesting restricted stock or restricted stock units awarded to Messrs. Eccleshare, Bressler, Casey, Bevan and Sisson and Ms. Grimes by Clear Channel Outdoor in 2013, 2012 and 2011, as applicable, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock or restricted stock unit awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant.

On July 26, 2012, Mr. Eccleshare was awarded a restricted stock unit award with respect to (1) 126,582 shares of Clear Channel Outdoor’s Class A common stock that contain performance-based vesting conditions and (2) 379,747 shares of Clear Channel Outdoor’s Class A common stock that contain time-vesting provisions. The amount shown in the Stock Awards column for Mr. Eccleshare for 2012 includes $1,860,760 as the full grant date fair value of the time-vesting restricted stock units based on the closing price of our Class A common stock on the date of grant, as described above. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock units that Mr. Eccleshare received, the grant date fair value of those performance-based restricted stock units would have been $620,252. However, on the date of grant, the actual fair market value of those performance-based restricted stock units was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based restricted stock units in the Stock Awards column.

The amounts shown in the Option Awards column reflect the full grant date fair value of time-vesting stock options awarded to Messrs. Eccleshare, Bevan and Sisson and Ms. Grimes by Clear Channel Outdoor in 2013, 2012 and 2011, as applicable, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

The fair value of the time-vesting stock options awarded to Messrs. Bevan and Sisson and Ms. Grimes in 2013 was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model. The fair value and assumptions used for the stock options awarded to Messrs. Bevan and Sisson and Ms. Grimes in 2013 are shown below:

April 10, 2013 Grant
Fair value per share of options granted	$3.94
Fair value assumptions:
Expected volatility	54.94%
Expected life, in years	6.25
Risk-free interest rate	1.05%
Dividend yield	0.00%

For Mr. Eccleshare, the amount shown in the Option Awards column for 2011 also includes the incremental fair value of modifications made on August 11, 2011 to certain of his outstanding stock option awards originally granted on September 10, 2009 and September 10, 2010. For a description of Mr. Eccleshare’s award modifications, see footnote (g) below.

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-60 of Appendix A.
(c)	The amounts reflect:
•
For Mr. Eccleshare, (1) cash payments from Clear Channel Outdoor as annual incentive bonus awards for 2013, 2012 and 2011 under its Amended and Restated 2006 Annual Incentive Plan pursuant to pre-established performance goals; (2) for 2013, a cash payment in 2014 of (a) the second one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012 and (b) one-third ($84,000) of the $252,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2013; and (3) for 2012, a cash payment in 2013 of one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012. The remaining $99,000 of the additional bonus opportunity with respect to 2012 will be paid in 2015 and the remaining $168,000 of the additional bonus opportunity with respect to 2013 will be paid in equal installments in 2015 and 2016, in each case if Mr. Eccleshare remains employed at the payment dates.

•
For Messrs. Casey and Hamilton, the portion allocated to Clear Channel Outdoor of cash payments from CC Media as annual incentive bonus awards for 2013, 2012 and 2011, as applicable, under its 2008 Annual Incentive Plan pursuant to pre-established performance goals; and

•
For Messrs. Bevan and Sisson and Ms. Grimes, cash payments from Clear Channel Outdoor as annual incentive bonus awards for 2013, 2012 and 2011, as applicable, under its Annual Incentive Plan pursuant to pre-established performance goals.

With respect to 2012, (1) Mr. Casey also earned an additional $198,000 from CC Media (a portion of which was allocated to Clear Channel Outdoor under the Corporate Services Agreement) and (2) Mr. Sisson also earned an additional $450,000 from Clear Channel Outdoor, in each case based on pre-established performance goals with respect to 2012. These amounts were not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2012 because they were to be paid 36 months after the performance goals were established if they remained employed through the payment date. Pursuant to Mr. Casey’s severance agreement and general release, his $198,000 additional bonus from CC Media was paid by CC Media during 2013 in connection with his July 29, 2013 termination of employment and is reflected in the “All Other Compensation” column as described in footnote (d) below.

(d)	As described below, for 2013 the All Other Compensation column reflects:
•
amounts we contributed under company-sponsored or private retirement programs for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom (or a cash payment in lieu thereof) or under the 401(k) plan as a matching contribution for the benefit of Mr. Sisson and Ms. Grimes in the United States;

•	club membership dues for Mr. Eccleshare paid by us;
•	the value of personal use of company aircraft by Mr. Eccleshare;
•	personal tax services paid by us;
•	tax gross-ups on tax services;
•	the cost of travel for family members of Mr. Eccleshare;
•	legal expenses in connection with employment and other related matters for Ms. Grimes;
•	the cost of private medical insurance for the benefit of Messrs. Eccleshare and Bevan;
•
automobile allowances, leased car and transportation expenses for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom and amounts reimbursed for car service expenses incurred by Mr. Eccleshare;

•	housing and related expenses for Mr. Eccleshare in the United States and other minor household benefits for Mr. Bevan in the United Kingdom;
•	tax gross-ups on housing and related expenses for Mr. Eccleshare; and
•	the cost of supplemental life insurance for Mr. Eccleshare.

For 2013, the All Other Compensation column also reflects the allocation to us pursuant to the Corporate Services Agreement of:
•	amounts CC Media contributed under the 401(k) plan as a matching contribution for the benefit of Messrs. Bressler, Casey and Hamilton;
•	the value of personal use of company aircraft by Mr. Bressler;
•	legal fees paid by CC Media in connection employment and other related matters for Mr. Bressler; and
•	certain of the severance benefits paid by CC Media for Mr. Casey.

Messrs. Eccleshare and Bevan are citizens of the United Kingdom. The amounts reported for Messrs. Eccleshare and Bevan for 2013 that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013.

	Eccleshare	Bressler	Casey	Grimes	Bevan	Sisson	Hamilton
Plan contributions (or payments in lieu thereof)	$157,419	$913	$2,328	$6,375	$105,581	$6,375	$2,328
Club dues	782	—	—	—	—	—	—
Aircraft usage	18,284	6,826	—	—	—	—	—
Tax services	35,809	—	—	—	—	—	—
Tax services tax gross-up	26,411	—	—	—	—	—	—
Family travel expenses	49,116	—	—	—	—	—	—
Legal fees	—	18,456	—	25,016	—	—	—
Private medical insurance	14,594	—	—	—	2,085	—	—
Automobile allowance/ transportation	23,930	—	—	—	49,251	—	—
Car service	8,306	—	—	—	—	—	—
Housing and related expenses	239,442	—	—	—	469	—	—
Housing and related expenses tax gross-up	352,568	—	—	—	—	—	—
Supplemental life insurance	10,722	—	—	—	—	—	—
Severance payments	—	—	266,613	—	—	—	—
Total	$937,383	$26,195	$268,941	$31,391	$157,386	$6,375	$2,328

Mr. Eccleshare is reimbursed for car service use for commuting and other personal purposes. Pursuant to his employment agreement and in connection with his relocation to the United States, Mr. Eccleshare also receives certain housing, tax and other benefits.

For Mr. Casey, the amounts shown as severance payments reflect the allocated portions of the following elements of Mr. Casey’s severance paid by Clear Channel: (1) $198,000 earned under an additional bonus opportunity from Clear Channel with respect to 2012 performance; (2) severance of $525,000 paid by Clear Channel during 2013 pursuant to his employment agreement; and (3) equipment from Clear Channel retained by Mr. Casey with a value of $7,247. See “—Potential Post-Employment Payments” for a summary of Mr. Casey’s severance agreement and general release.

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on actual costs. For a description of the items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

From time to time, our officers use aircraft owned or leased by CC Media, pursuant to CC Media’s Aircraft Policy. The value of personal aircraft usage reported above is based on CC Media’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. CC Media applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which CC Media reimburses the aircraft management company for costs that would otherwise be incurred directly by CC Media (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by CC Media. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

(e)
On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of Clear Channel Outdoor, overseeing both our Americas and International divisions. Prior thereto, Mr. Eccleshare served as our Chief Executive Officer—International. The summary compensation information presented above for Mr. Eccleshare reflects his service in those capacities during the relevant periods, as well as his service as a director of Clear Media Limited, as described in footnote (f) below. Mr. Eccleshare is a citizen of the United Kingdom and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of ₤1=$1.5637, ₤1=$1.5848 and ₤1=$1.60359 for the years ended December 31, 2013, 2012 and 2011, respectively.

(f)
The amounts in the Salary column for Messrs. Eccleshare and Bevan include their base salary for their service as an officer of ours, as well as amounts paid for their service as a director of our majority-owned subsidiary, Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid for the periods during which they each served as a director of Clear Media Limited are set forth in the table below. The amounts reflected in the table have been converted from Hong Kong dollars to U.S. dollars using the average exchange rates of HK$1=$0.1289, HK$1=$0.1289 and HK$1=$0.1285 for the years ended December 31, 2013, 2012 and 2011, respectively.

	2013	2012	2011
C. William Eccleshare	$18,046	$18,046	$17,990
Jonathan D. Bevan	18,046	18,046	17,990

(g)	The amounts in the Option Awards column for Mr. Eccleshare reflect the full grant date fair value of time-vesting stock options awarded by Clear Channel Outdoor, as described in footnote (b) above.

On August 11, 2011, the Compensation Committee amended and restated certain of Mr. Eccleshare’s outstanding stock options. As part of the amendment and restatement, the performance-based vesting conditions applicable to Mr. Eccleshare’s outstanding stock options originally awarded on September 10, 2009 and September 10, 2010 were replaced with time-vesting conditions. Accordingly, as described in footnote (b) above, the amount in the Option Awards column for 2011 also includes the incremental fair value of the August 11, 2011 modifications made to his September 10, 2009 and September 10, 2010 stock option awards.

(h)	Mr. Bressler became our Chief Financial Officer on July 29, 2013. The summary compensation information presented above for Mr. Bressler reflects his service in that capacity since July 29, 2013.
(i)
As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” a subsidiary of CC Media provides, among other things, certain executive officer services to us. Pursuant to the Corporate Services Agreement, based on our OIBDAN as a percentage of Clear Channel’s total OIBDAN, we were allocated 36.51% of certain amounts for 2013, 40.62% of certain amounts for 2012 and 38.95% of certain amounts for 2011.

The Summary Compensation Table above reflects these allocated amounts, as described below:
•
The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect the portion of the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts allocated to us pursuant to the Corporate Services Agreement for Mr. Bressler for 2013, for Mr. Casey for 2013, 2012 and 2011 and for Mr. Hamilton for 2013 and 2012.

•
The Bonus column presented above for Mr. Casey for 2011 includes $73,764 of his discretionary bonus allocated to us for his service as Chief Financial Officer during 2011 and $148,250 of his discretionary bonus allocated to us for his service as a member of our Office of the Chief Executive Officer.

The tables below reflect 100% of the applicable Salary, Bonus and Non-Equity Incentive Plan Compensation amounts and 100% of those allocated elements of the All Other Compensation amounts, the allocated percentage of which is included in the Summary Compensation Table above. For Messrs. Bressler and Casey, who also are named executive officers for CC Media, these 100% amounts for the allocated items are disclosed by CC Media in the Summary Compensation Table in CC Media’s proxy statement.

	100% of Allocated Salary Amounts
	2013	2012	2011
Richard J. Bressler	$512,500	—	—
Thomas W. Casey	466,667	$791,667	$750,000
Scott D. Hamilton	330,000	325,000	—

	100% of Allocated Bonus and Non-Equity Incentive Plan Compensation
	2013	2012	2011
Richard J. Bressler	$1,269,315	—	—
Thomas W. Casey	—	$792,152	$1,150,000
Scott D. Hamilton	93,160	165,395	—

	100% of Allocated All Other Compensation Amounts
	2013	2012	2011
Richard J. Bressler	$71,748	—	—
Thomas W. Casey	736,622	$6,250	$64,953
Scott D. Hamilton	6,375	6,250	—

(j)
Mr. Casey served as our Executive Vice President and Chief Financial Officer from January 4, 2010 until July 29, 2013. The summary compensation information presented above for Mr. Casey reflects his service in that capacity for that period of time, as well as his service as a member of the Office of the Chief Executive Officer of Clear Channel Outdoor from March 31, 2011 through January 24, 2012, when Mr. Eccleshare was appointed as our Chief Executive Officer. The information presented in the Bonus column above for 2011 also includes $148,250 of his discretionary bonus allocated to us for his service as a member of our Office of the Chief Executive Officer, as described in footnote (i) above.

(k)
Ms. Grimes became our President & Chief Operating Officer—United States and Canada on January 1, 2013. The summary compensation information presented above for Ms. Grimes reflects her service in that capacity since January 1, 2013.

(l)
Mr. Bevan has served as our President, Europe and Australia/NZ and Managing Director, Global Strategy & Development since April 26, 2013. Prior thereto, he served as our Managing Director and Chief Operating Officer—International since February 1, 2012 and previously served as our Chief Operating Officer—International. The summary compensation information presented above for Mr. Bevan reflects his service in those capacities for those periods, as well as his service as a director of Clear Media Limited, as described in footnote (f) above. Mr. Bevan is a citizen of the United Kingdom and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of ₤1=$1.5637, ₤1=$1.5848 and ₤1=$1.60359 for the years ended December 31, 2013, 2012 and 2011, respectively.

(m)	Amounts reflect the increase in Mr. Bevan’s actuarial present value of accumulated pension benefits during 2013, 2012 and 2011 under the Scheme in the United Kingdom.
(n)
Mr. Sisson was appointed Chief Revenue Officer—Americas on February 1, 2012. Prior thereto, he served as our Executive Vice President — Sales and Marketing. Mr. Sisson retired from his position as our Chief Revenue Officer—Americas on September 6, 2013, but remains our employee. The summary compensation information presented above for Mr. Sisson reflects his service in all capacities during 2012 and 2013. Mr. Sisson was not a named executive officer of ours in 2011.

(o)
Mr. Hamilton was appointed Senior Vice President, Chief Accounting Officer & Assistant Secretary on April 26, 2010, but was not a named executive officer of ours until 2012. The summary compensation information presented above for Mr. Hamilton reflects his service in that capacity during 2012 and 2013.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Messrs. Eccleshare and Bevan and Ms. Grimes have employment agreements with us or a subsidiary of ours. Mr. Bressler has an employment agreement with CC Media. Prior to his termination of employment on July 29, 2013, Mr. Casey had an employment agreement with Clear Channel. Certain elements of their compensation are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. Messrs. Sisson and Hamilton do not have employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference. For further discussion of Mr. Casey’s severance arrangements, see “—Potential Post-Employment Payments.”

As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” Clear Channel, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of Clear Channel, and a portion of their compensation is allocated to us in recognition of their services provided to us. Accordingly, a portion of the compensation for (1) 2013 for Richard J. Bressler, (2) 2013, 2012 and 2011 for Thomas W. Casey and (3) 2013 and 2012 for Scott D. Hamilton was allocated to us in recognition of their services provided to us under the Corporate Services Agreement. The provisions of the employment agreements for Messrs. Bressler and Casey are described below to the extent that amounts payable thereunder would be or have been allocated to us under the Corporate Services Agreement.

C. William Eccleshare

August 31, 2009 Contract of Employment. On August 31, 2009, our subsidiary, Clear Channel Outdoor Ltd. (“CCI”), entered into an employment agreement with C. William Eccleshare, pursuant to which he served as Chief Executive Officer of our International division. The agreement had no specified term, but generally could be terminated by CCI without cause upon 12 months prior written notice or by Mr. Eccleshare without cause upon six months prior written notice.

The agreement set Mr. Eccleshare’s initial base salary at £402,685 (or $629,679 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013), subject to additional annual raises at the sole discretion of CCI. As described below, in connection with his promotion to Chief Executive Officer of Clear Channel Outdoor, Mr. Eccleshare’s annual base salary was increased to $1,000,000. Mr. Eccleshare also received a car allowance, was eligible to receive a performance bonus and was entitled to certain other employee benefits.

In addition, pursuant to his employment agreement, Mr. Eccleshare was entitled to have CCI contribute a portion of his annual base salary to a personal pension plan (not sponsored by CCI) registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom. Mr. Eccleshare’s employment agreement also contained non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

January 24, 2012 Employment Agreement. On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of Clear Channel Outdoor, overseeing both our Americas and International divisions. In connection with his promotion, Clear Channel Outdoor and Mr. Eccleshare entered into a new employment agreement. Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the employment agreement. The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York City in 2012. In his new position, Mr. Eccleshare receives an annual base salary of $1,000,000. His salary will be reviewed at least annually for possible increase by our Board. During the term of the employment agreement, Mr. Eccleshare is eligible to receive an annual performance bonus with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by the Compensation Committee of our Board for years after 2012. In addition to the annual bonus, Mr. Eccleshare is eligible to receive an additional annual bonus of up to $300,000 based on the achievement of one or more annual performance goals determined by our Board or a subcommittee thereof. Any bonus earned under the additional bonus opportunity will be paid by us in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date. For 2013, Mr. Eccleshare received an annual bonus of $679,833. Mr. Eccleshare also (1) received an additional bonus payment of $99,000 provided pursuant to his additional bonus opportunity earned with respect to 2012 performance and (2) earned an additional bonus of $252,000 with respect to his additional bonus opportunity with respect to 2013 performance, $84,000 of which was paid in February 2014 and $168,000 of which will be paid in equal installments in 2015 and 2016 when performance bonuses are generally paid if he remains employed on the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

We continue to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment. We also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by us or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, we will reimburse this excess tax on a fully-grossed up basis for applicable taxes. We also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse. Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits and paid vacation on a basis no less favorable than provided to our similarly-situated senior executives; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary.

In connection with Mr. Eccleshare’s relocation to New York City in 2012, we reimbursed Mr. Eccleshare for all reasonable expenses associated with his relocation to New York City pursuant to our relocation policy. In addition, we agreed to: (1) pay Mr. Eccleshare an additional $200,000 (less applicable taxes) for relocation-related expenses not otherwise covered by our relocation policy; (2) provide a reasonable number of flights during the first 12 months after Mr. Eccleshare’s permanent relocation for his family to visit New York City; and (3) reimburse Mr. Eccleshare up to $20,000 per month, fully grossed-up for applicable taxes, for housing in New York City during any portion of his employment period in which he is based in New York City.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 restricted stock units with respect to our Class A common stock on July 26, 2012 in connection with his promotion. See “—Outstanding Equity Awards at Fiscal Year-End” below.

During Mr. Eccleshare’s employment with us and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Hays plc. Upon his service with Hays plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with us or our affiliates, subject to our prior written consent that will not be unreasonably withheld.

Richard J. Bressler

On July 29, 2013, CC Media entered into an employment agreement with Mr. Bressler. The employment agreement has an initial term ending on December 31, 2018, with automatic 12-month extensions beginning on January 1, 2019 unless either party gives prior notice electing not to extend the employment agreement.

Under the employment agreement, Mr. Bressler receives a base salary from CC Media at a rate no less than $1,200,000 per year, subject to increase at the discretion of CC Media’s board of directors or its compensation committee. Mr. Bressler also has the opportunity to earn an annual performance bonus from CC Media for the achievement of reasonable performance goals established annually by CC Media’s board of directors or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned from CC Media when all of Mr. Bressler’s performance objectives are achieved will be not less than 150% of Mr. Bressler’s base salary amount; provided, however, that Mr. Bressler’s actual bonus for 2013 is no less than the target performance bonus multiplied by the percentage of the 2013 calendar year from July 29, 2013 to December 31, 2013. In addition to the annual bonus, Mr. Bressler is also eligible for an additional annual bonus opportunity from CC Media of up to $500,000, based on CC Media’s achievement of one or more annual performance goals determined by CC Media’s chief executive officer and approved by CC Media’s board of directors or a committee thereof, which amount was guaranteed in full for 2013. For 2013, Mr. Bressler received from CC Media his guaranteed annual incentive bonus of $769,315 and his guaranteed additional bonus of $500,000. Beginning with 2014, any additional bonus amount from CC Media will be paid during the quarter that follows the third anniversary of the beginning of the applicable performance period and will be contingent in each case upon Mr. Bressler’s continued employment through the applicable payment date. Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of CC Media may participate.

During the term of his employment, CC Media will make a car service available for Mr. Bressler’s business use. During 2013, CC Media also reimbursed Mr. Bressler for legal fees incurred by Mr. Bressler in connection with the negotiation of the employment agreement and ancillary documents.

Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by CC Media’s stockholders, CC Media will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on such gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

As provided in Mr. Bressler’s employment agreement, on July 29, 2013, Clear Channel Outdoor granted Mr. Bressler 271,739 restricted shares of the Class A common stock of Clear Channel Outdoor. See the Grants of Plan-Based Awards During 2013 table and “—Outstanding Equity Awards at Fiscal Year-End” below for a description of the terms of the award.

Under the employment agreement, Mr. Bressler is required to protect the secrecy of the confidential information of CC Media, Clear Channel Outdoor and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. CC Media agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

Thomas W. Casey

On December 15, 2009, Thomas W. Casey entered into an employment agreement with Clear Channel. Mr. Casey ceased serving as Executive Vice President and Chief Financial Officer of CC Media, Clear Channel and Clear Channel Outdoor on July 29, 2013 and entered into a severance agreement and general release with Clear Channel on September 11, 2013. See “—Potential Post-Employment Payments” for a description of Mr. Casey’s severance arrangements.

Under his employment agreement, Mr. Casey received compensation from Clear Channel consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Casey’s annual base salary initially was set at $750,000, with eligibility for additional annual raises commensurate with company policy. Mr. Casey’s 2013 annual base salary from Clear Channel was $800,000. Under his employment agreement, Mr. Casey also was eligible to receive a performance bonus from Clear Channel no later than March 15 of each calendar year, with a target annual bonus of $1,000,000. Mr. Casey’s bonus was prorated for the portion of 2013 during which he served as our Executive Vice President and Chief Financial Officer and, pursuant to his severance agreement and general release, was based solely on Clear Channel’s performance for 2013. Based on Clear Channel’s OIBDAN performance, Mr. Casey did not receive an annual bonus from Clear Channel for 2013. However, pursuant to his September 11, 2013 severance agreement and general release, during 2013 Clear Channel paid Mr. Casey the $198,000 that he previously earned with respect to 2012 performance pursuant to an additional bonus opportunity from Clear Channel. See “—Potential Post-Employment Payments” for a description of Mr. Casey’s severance arrangements. Mr. Casey was entitled to participate in all employee welfare benefit plans in which other similarly situated Clear Channel employees were entitled to participate.

Pursuant to the terms of his employment agreement, Mr. Casey also received from Clear Channel certain relocation benefits in connection with his relocation to San Antonio during the 24-month period after entering into his employment agreement. During 2011, Mr. Casey completed his relocation and received relocation benefits from Clear Channel of $37,385 with respect to the transfer tax on the deed to his home, plus $21,443 to compensate him for the taxes on those relocation benefits.

Mr. Casey’s employment agreement imposes certain post-termination obligations on Mr. Casey. He is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel for the 18-month period following his employment termination, and he is prohibited from soliciting employees for employment or clients for advertising sales which compete with Clear Channel for the 18-month period following his termination of employment. Clear Channel remains obligated to defend and indemnify Mr. Casey for acts committed in the course and scope of his employment.

Suzanne M. Grimes

On December 7, 2012, our subsidiary, Clear Channel Outdoor, Inc. (“CCOI”), entered into an employment agreement with Suzanne M. Grimes. Ms. Grimes’ employment agreement commenced on January 1, 2013 and continues until terminated as described below. Ms. Grimes is based in New York City, New York.

Under her employment agreement, Ms. Grimes receives an annual base salary of $850,000 and is eligible for annual salary increases commensurate with company policy. During the term of the employment agreement, Ms. Grimes is eligible to receive an annual bonus based on financial and performance criteria established by the company. The target amount of Ms. Grimes’ annual bonus will be equal to her base salary, with a maximum bonus amount equal to two times her target amount for above-target performance and a bonus paid at a reduced level for threshold performance. For 2013, Ms. Grimes received an annual bonus of $648,189. In addition, Ms. Grimes received a one-time lump sum signing advance of $200,000, which Ms. Grimes would have been required to repay if she resigned without Good Reason (as defined in the employment agreement) or was terminated for Cause (as defined in the employment agreement) during the first year of her employment. Ms. Grimes also is entitled to paid vacation and participation in employee welfare benefit plans and employee pension benefit plans in which other similarly situated employees participate. CCOI paid Ms. Grimes’ legal fees in connection with the negotiation of her employment agreement. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

During Ms. Grimes’ employment and for 18 months thereafter, Ms. Grimes is subject to non-competition and non-solicitation (of employees or clients of CCOI) covenants. Ms. Grimes also is subject to customary confidentiality, work product and trade secret provisions.

As provided in her employment agreement, on January 1, 2013, the Compensation Committee of Clear Channel Outdoor awarded Ms. Grimes 213,675 restricted stock units. See the Grants of Plan-Based Awards During 2013 table and “—Outstanding Equity Awards at Fiscal Year-End” below for a description of the terms of the award. During the term of her employment agreement, Ms. Grimes’ also will be awarded, at the time annual option grants generally are made to other key executives, Clear Channel Outdoor stock options with a value of not less than $600,000. Each stock option award will vest with respect to not less than 25% of the award on each of the four anniversaries of each award so that each stock option award shall be fully vested on the fourth anniversary of its grant date, subject to continued employment through the relevant dates.

Jonathan D. Bevan

On October 30, 2009, CCI entered into a new employment agreement with Jonathan D. Bevan, pursuant to which he served as Chief Operating Officer of our International division. Mr. Bevan was promoted to Managing Director and Chief Operating Officer—International on February 1, 2012 and became our President, Europe and Australia/NZ and Managing Director, Global Strategy & Development on April 26, 2013. The agreement has no specified term, but generally can be terminated by CCI without cause upon 12 months prior written notice or by Mr. Bevan without cause upon six months prior written notice.

The agreement set Mr. Bevan’s initial base salary at ₤240,000 (or $375,288 using the average exchange rate of ₤1=$1.5637for the year ended December 31, 2013), subject to additional annual raises at the sole discretion of CCI. In connection with his February 2012 promotion, Mr. Bevan’s salary increased to ₤320,000 (or $500,384 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013). Mr. Bevan also receives a car allowance, is eligible to receive a performance bonus as decided at the sole discretion of the Chief Executive Officer and Compensation Committee, and is entitled to certain other employee benefits. For 2013, Mr. Bevan received an annual bonus of $295,437. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Bevan’s employment agreement also contains non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

Clear Channel Outdoor grants equity incentive awards to named executive officers and other eligible participants under its Stock Incentive Plan. The Stock Incentive Plan is intended to facilitate the ability of Clear Channel Outdoor to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to Clear Channel Outdoor or its subsidiaries.

The Stock Incentive Plan is administered by the Compensation Committee, except that the entire Board has sole authority for granting and administering awards to non-employee directors. The Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the Stock Incentive Plan. The Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the Stock Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plan

As discussed above, named executive officers also are eligible to receive awards under the Annual Incentive Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2013. As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” our parent entities provide us with, among other things, certain executive officer services. A portion (36.51%) of the annual incentive awards provided by our parent entities to Messrs. Bressler, Casey and Hamilton with respect to 2013 was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Grants of Plan-Based Awards During 2013 table below and 100% of the annual incentive awards to the named executive officers of CC Media are reflected by CC Media in the comparable table in its proxy statement.

Grants of Plan-Based Awards During 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—
	N/A(b)	—	300,000	300,000	—	—	—	—

Richard J. Bressler	N/A(b)	—	280,877	561,754	—	—	—	—
	N/A(b)	—	182,550	182,550	—	—	—	—
	07/29/13(c)	—	—	—	271,739	—	—	1,999,999

Thomas W. Casey	N/A(b)	—	212,058	424,116	—	—	—	—

Suzanne M. Grimes	N/A(b)	—	850,000	1,700,000	—	—	—	—
	01/01/13(d)	—	—	—	213,675	—	—	1,499,999
	04/10/13(e)	—	—	—	—	149,254	7.53	588,732

Jonathan D. Bevan	N/A(b)	—	500,384	1,000,768	—	—	—	—
	04/10/13(e)	—	—	—	23,240	12,963	7.53	226,130

Franklin G. Sisson, Jr.	N/A(b)	—	540,000	1,080,000	—	—	—	—
	04/10/13(e)	—	—	—	26,560	14,815	7.53	258,435

Scott D. Hamilton	N/A(b)	—	72,290	144,580	—	—	—	—

(a)
Reflects the full grant date fair value of time-vesting stock and option awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 10-Shareholders’ Equity beginning on page A-60 of Appendix A.

(b)
Messrs. Bressler, Casey and Hamilton received cash incentive awards from CC Media under the CC Media 2008 Annual Incentive Plan. The amounts shown for Messrs. Casey and Hamilton reflect the allocated portion of their respective cash incentive awards under the CC Media 2008 Annual Incentive Plan based on the achievement of pre-established performance goals (in the case of Mr. Casey, for the portion of 2013 during which he was employed by CC Media). For 2013 Mr. Bressler was entitled to receive (1) a minimum annual bonus equal to 150% of his base salary prorated for the number of days that he worked during 2013, which equaled $769,315, and (2) a guaranteed additional bonus of $500,000, the allocated portions of which amounts are reflected in the Bonus column in the Summary Compensation Table for Mr. Bressler for 2013. Messrs. Eccleshare, Bevan and Sisson and Ms. Grimes received cash incentive awards from Clear Channel Outdoor under the Annual Incentive Plan. In addition, Mr. Eccleshare was eligible to participate in an additional bonus opportunity with respect to Clear Channel Outdoor’s 2013 performance. Mr. Eccleshare had the opportunity to earn up to $300,000 from Clear Channel Outdoor under his additional bonus opportunity and earned $252,000 based on 2013 performance, of which $84,000 was paid at the end of February 2014 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $168,000 of which will be paid in equal installments of $84,000 each at the same time as the annual incentive bonus payments are paid generally in 2015 and 2016 if Mr. Eccleshare remains employed at that time. Mr. Bevan’s cash incentive award reported in the table has been converted from British pounds to U.S. dollars using the average exchange rate of £1=$1.5637 for the year ended December 31, 2013. For further discussion of the 2013 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)
On July 29, 2013, Mr. Bressler received a restricted stock award with respect to 271,739 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Stock Incentive Plan. The restricted stock will vest with respect to 50% of the shares on each of the third and fourth anniversaries of the grant date.

(d)
On January 1, 2013, Ms. Grimes received a restricted stock unit award with respect to 213,675 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Stock Incentive Plan. The restricted stock units will vest with respect to 100% of the shares on the fourth anniversary of the grant date. For further discussion of Ms. Grimes’ restricted stock unit award, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(e)
On April 10, 2013, Messrs. Bevan and Sisson and Ms. Grimes were granted stock options to purchase shares of Clear Channel Outdoor’s Class A common stock under the 2012 Stock Incentive Plan. The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

On April 10, 2013, Mr. Bevan was granted restricted stock units and Mr. Sisson was granted restricted stock under the 2012 Stock Incentive Plan. The restricted stock units and restricted stock vest with respect to 50% of the shares on each of April 10, 2016 and April 10, 2017.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a)($)
	(#) Exercisable		(#) Unexercisable
C. William Eccleshare	202,813	(b)	—		4.05	09/10/19	—		—	—		—
	46,570	(c)	15,524	(c)	3.48	02/24/20	—		—	—		—
	47,686	(d)	15,897	(d)	4.31	09/10/20	—		—	—		—
	15,360	(e)	—		7.66	12/13/20	—		—	—		—
	45,000	(f)	45,000	(f)	8.97	02/21/21	—		—	—		—
	22,500	(g)	67,500	(g)	7.90	03/26/22	—		—	—		—
	—		—		—	—	379,747	(h)	3,850,635	126,582	(h)	1,283,541

Richard J. Bressler	—		—		—	—	271,739	(i)	2,755,433	—		—

Thomas W. Casey	—		—		—	—	—		—	—		—

Suzanne M. Grimes	—		149,254	(j)	7.53	04/10/23	213,675	(k)	2,166,665	—		—

Jonathan D. Bevan	26,500	(l)	—		22.94	05/23/17	—		—	—		—
	55,000	(m)	—		14.55	05/16/18	—		—	—		—
	107,519	(n)	—		3.05	02/06/19	—		—	—		—
	47,588	(o)	15,863	(o)	3.48	02/24/20	—		—	—		—
	32,000	(p)	32,000	(p)	8.97	02/21/21	—		—	—		—
	25,000	(q)	75,000	(q)	7.90	03/26/22	—		—	—		—
	—		12,963	(r)	7.53	04/10/23	23,240	(s)	235,654	—		—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a)($)
	(#) Exercisable		(#) Unexercisable
Franklin G. Sisson, Jr.	35,133	(t)	—		11.80	01/12/15	—		—	—	—
	35,000	(u)	—		22.94	05/23/17	—		—	—	—
	81,107	(v)	—		14.55	05/16/18	—		—	—	—
	—		25,000	(w)	3.48	02/24/20	—		—	—	—
	—		30,000	(x)	8.97	02/21/21	—		—	—	—
	20,000	(y)	60,000	(y)	7.90	03/26/22	—		—	—	—
	—		14,815	(z)	7.53	04/10/23	26,560	(aa)	269,318	—	—

Scott D. Hamilton	—		—		—	—	—		—	—	—

(a)	This value is based upon the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2013 of $10.14.
(b)
Options to purchase 202,813 shares of Clear Channel Outdoor’s Class A common stock vested as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) options with respect to 40,009 shares vested on September 10, 2013.

(c)
Options to purchase 62,094 shares of Clear Channel Outdoor’s Class A common stock vest as follows: (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; (3) options with respect to 15,523 shares vested on February 24, 2013; and (4) the remaining options vest on February 24, 2014.

(d)
Options to purchase 63,583 shares of Clear Channel Outdoor’s Class A common stock vest as follows: (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; (3) options with respect to 15,895 vested on September 10, 2013; and (4) the remaining options vest on September 10, 2014.

(e)	Options to purchase 15,360 shares of Clear Channel Outdoor’s Class A common stock vested in three equal annual installments beginning on September 10, 2011.
(f)
Options to purchase 22,500 shares of Clear Channel Outdoor’s Class A common stock vested on each of February 21, 2012 and February 21, 2013. The remaining options vest in two equal annual installments, beginning on February 21, 2014.

(g)	Options to purchase 22,500 shares of Clear Channel Outdoor’s Class A common stock vested on March 26, 2013. The remaining options vest in three equal annual installments, beginning on March 26, 2014.
(h)
This unvested restricted stock unit award representing 506,329 shares of Clear Channel Outdoor’s Class A common stock vests as follows: (1) 379,747 of the units are time-vesting, with 189,873 vesting on January 24, 2015 and 189,874 vesting on January 24, 2016; and (2) 126,582 of the units will vest upon Clear Channel Outdoor achieving an OIBDAN equal to or greater than the OIBDAN target indicated below for the years set forth below:

Performance Vesting Schedule
Year	OIBDAN target
2013	907
2014	1,009
2015	1,085
2016	1,166

(i)	This unvested restricted stock award representing 271,739 shares of Clear Channel Outdoor’s Class A common stock vests 50% on each of the July 29, 2016 and July 29, 2017.
(j)	The options to purchase 149,245 shares vest in four equal annual installments, beginning on April 10, 2014.
(k)	This unvested restricted stock unit award representing 213,675 shares of Clear Channel Outdoor’s Class A common stock vests 100% on January 1, 2017.
(l)	These options to purchase 26,500 shares vested in four equal annual installments, beginning on March 23, 2008.
(m)	These options to purchase 55,000 shares vested in four equal annual installments, beginning on May 16, 2009.
(n)	These options to purchase 107,519 shares vested in four equal annual installments, beginning on February 6, 2010.
(o)	Options to purchase 47,588 shares vested in three equal annual installments, beginning on February 24, 2011. The remaining options vest on February 24, 2014.
(p)	Options to purchase 32,000 shares vested in two equal annual installments, beginning on February 21, 2012. The remaining options vest in two equal annual installments, beginning on February 21, 2014.
(q)	Options to purchase 25,000 shares vested on March 26, 2013. The remaining options vest in three equal annual installments, beginning on March 26, 2014.
(r)	Options to purchase 12,963 shares vest in four equal annual installments, beginning on April 10, 2014.
(s)	This unvested restricted stock unit award representing 23,240 shares of Clear Channel Outdoor’s Class A common stock vests 50% on each of April 10, 2016 and April 10, 2017.
(t)	These options to purchase 35,133 shares vested 100% on January 12, 2010.
(u)	These options to purchase 35,000 shares vested in four equal annual installments, beginning on May 23, 2008.
(v)	These options to purchase 81,107 shares vested in four equal annual installments, beginning on May 16, 2009.
(w)	These options to purchase 25,000 shares vest on February 24, 2014.
(x)	These options to purchase 30,000 shares vest in two equal annual installments, beginning on February 21, 2014.
(y)	Options to purchase 20,000 shares vested on March 26, 2013. The remaining options vest in three equal annual installments, beginning on March 26, 2014.
(z)	Options to purchase 14,815 shares vest in four equal annual installments, beginning on April 10, 2014.
(aa)	This unvested restricted stock award representing 26,560 shares of Clear Channel Outdoor’s Class A common stock vests 50% on each of April 10, 2016 and April 10, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2013.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
C. William Eccleshare	—	—	4,346	34,855
Richard J. Bressler	—	—	—	—
Thomas W. Casey	—	—	—	—
Suzanne M. Grimes	—	—	—	—
Jonathan D. Bevan	—	—	—	—
Franklin G. Sisson, Jr.	148,385	727,608	—	—
Scott D. Hamilton	—	—	—	—

(a)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.
(b)
Represents the value of the exercised options, calculated by multiplying (1) the number of shares to which the option exercise related by (2) the difference between the actual market price of our Class A common stock at the time of exercise and the option exercise price.

(c)	Represents the gross number of shares acquired on vesting of restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.
(d)	Represents the value of the vested restricted stock units calculated by multiplying (1) the number of vested restricted stock units by (2) the closing price on the vesting date.

PENSION BENEFITS

The following table sets forth certain information concerning pension benefits for the named executive officers at December 31, 2013.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(a) ($)	Payments During Last Fiscal Year ($)
C. William Eccleshare	—	—	—	—
Richard J. Bressler	—	—	—	—
Thomas W. Casey	—	—	—	—
Suzanne M. Grimes	—	—	—	—
Jonathan D. Bevan(b)	Clear Channel Retirement Benefit Scheme	10	1,506,907	—
Franklin G. Sisson, Jr.	—	—	—	—
Scott D. Hamilton	—	—	—	—

(a)
Amount reflects the actuarial present value of the accumulated benefit at December 31, 2013 based upon the following material assumptions: discount rate of 4.6% per annum; expected return on invested assets of 6.10% per annum; salary increases of 2.2% per annum; inflation of 2.2% per annum; post-retirement pension increases of 3.1% per annum and post-retirement mortality S1NA base table with 2013 CMI projections and a long-term improvement rate of 1%.

(b)
Mr. Bevan is a citizen and resident of the United Kingdom. The present value of the accumulated benefit reported in this table for Mr. Bevan has been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2013 of £1 = $1.6556.

Clear Channel Outdoor operates a pension plan (with defined benefit and defined contribution sections) for eligible employees based in the United Kingdom called the Clear Channel Retirement Benefit Scheme. As of December 31, 2013, there were approximately 130 current employees paying into the defined benefit section. In order to be eligible to participate in the defined benefit section, an employee must have joined Clear Channel Outdoor prior to March 1, 2002 and elected to participate prior to turning age 35. Mr. Bevan is the only named executive officer that is a participant of the Scheme and the Scheme is the only material defined benefit pension plan operated by Clear Channel Outdoor.

Mr. Bevan, age 42, joined the Scheme on December 1, 2003 and had accrued a total of 10 years and 1 month of pensionable service as of December 31, 2013. As a member of the Scheme, Mr. Bevan currently contributes the lower of 12.8% of his “Pensionable Salary” and 19.2% of the notional earnings cap (described below) per month. “Pensionable Salary” is defined as base salary as of January 1 of each year and does not include any bonuses, commissions or car allowance. Clear Channel Outdoor contributed 30.1% of Mr. Bevan’s Pensionable Salary to the Scheme during 2013. As reported in footnote (d) to the Summary Compensation Table, this amount equaled $105,581 in 2013.

Under the Scheme, Mr. Bevan’s normal retirement age is 60 and provides a pension on retirement of 1/45th of “Final Pensionable Salary” for each year and complete month of pensionable service to Clear Channel Outdoor. “Final Pensionable Salary” is defined as the Pensionable Salary on January 1, 2011 indexed by the UK Consumer Price Index to the date of retirement. However, as Mr. Bevan’s Pensionable Salary exceeds the current notional earnings cap of £141,000 per annum, his benefits under the Scheme are likely to be restricted. Assuming he remained in service until age 60, the maximum pension would be based on two-thirds of the notional earnings cap.

Under the Scheme, Mr. Bevan could elect early retirement at any age after 55 (or earlier if in ill health), subject to Clear Channel Outdoor’s consent. In this case, Mr. Bevan would receive a pension on retirement of 1/45th of his “Final Pensionable Salary,” less an early retirement reduction factor of 3% per annum simple for each year (and prorata for each month) for each of the first 5 years that his retirement date precedes his normal retirement date, and by 6% per annum simple (and prorata for each month) thereafter. The actual level of pension would then be subject to a maximum of the amount calculated as actual service divided by potential service multiplied by two-thirds of the notional earnings cap.

If Mr. Bevan’s pensionable service is terminated prior to being eligible for early retirement, then the following options would be available:

•
To leave his accrued benefits within the Scheme until normal retirement date. His pension would increase broadly in line with increases in the UK Consumer Prices Index (to a maximum of 5% per annum) during the period of deferment.

•
To leave his accrued benefits within the Scheme, and then to apply for early retirement once he has reached age 55, or earlier if in ill-health. The Scheme trustees’ consent would be required, and his pension would be subject to an actuarial reduction for early payment. The reduction factor would be calculated by the actuary at the time of request and may be subject to further restriction by the Scheme’s rules.

•	To transfer the value of his accrued benefits to an alternative pension arrangement.

Where any pension is put into payment (from normal or early retirement) then the following would generally apply:

•	Mr. Bevan would be given the option of exchanging part of his annual pension for a one-off tax free cash sum. The amount available will depend on the circumstances at the time.
•	If Mr. Bevan predeceased any spouse, then a spouse’s pension of two-thirds his own pension (ignoring any amount exchanged for a lump sum) would continue for the remainder of the spouse’s lifetime.
•	Any pension in payment would normally attract increases broadly in line with increases in the UK Retail Prices Index subject to a minimum of 3% and a maximum of 5% per annum.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Clear Channel historically has maintained a nonqualified deferred compensation plan pursuant to which participants could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Any matching credits on amounts would be made in Clear Channel’s sole discretion. Participants in the plan could allocate their deferrals and any matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee. None of the named executive officers currently participates in the plan.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers (other than Thomas W. Casey), using an assumed December 31, 2013 trigger event for each scenario. In the case of Mr. Casey, the narrative and table describe the portion allocated to Clear Channel Outdoor of the actual payments and benefits provided to Mr. Casey by Clear Channel in connection with his July 29, 2013 termination of service.

As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” Clear Channel, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of Clear Channel and a portion of their salary and other personnel costs are allocated to us in recognition of their services provided to us. The provisions of their agreements are described below to the extent that amounts payable thereunder would be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.

C. William Eccleshare

Termination by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason. Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law including, without limitation, conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of Clear Channel Outdoor’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (2), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (other than if, after a restructuring or reorganization of Clear Channel Outdoor or a sale or spinoff of all or a portion of Clear Channel Outdoor’s operations, Mr. Eccleshare continues as Chief Executive Officer of Clear Channel Outdoor or Clear Channel International (or either of their respective successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of Clear Channel Outdoor; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide Clear Channel Outdoor with 30 days notice, after which Clear Channel Outdoor has 30 days to cure.

If Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare his accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under any applicable employee benefit plan (the “Accrued Amounts”). In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare any annual bonus and additional bonus earned but unpaid with respect to the calendar year prior to the year of termination (the “Earned Prior Year Annual and Additional Bonus”) and, if Clear Channel Outdoor terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, Clear Channel Outdoor will pay any base salary for the remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his Clear Channel Outdoor stock options will be cancelled and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If Mr. Eccleshare terminates his employment without Good Reason, any unvested Clear Channel Outdoor stock options will be cancelled, he will have three months to exercise any vested Clear Channel Outdoor stock options and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination by Clear Channel Outdoor without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by Clear Channel Outdoor or Upon Change in Control. If Clear Channel Outdoor terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if Clear Channel Outdoor does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare any Accrued Amounts. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred within 12 months after his termination, including reimbursement of the New York City apartment lease breakage fee (the “Relocation Fee”); (3) pay to Mr. Eccleshare any Earned Prior Year Annual and Additional Bonus; (4) pay to Mr. Eccleshare a pro rata portion of his annual bonus for the year of termination, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro rata portion of the annual bonus Mr. Eccleshare shall be eligible only if a bonus would have been earned by the end of the calendar year (the “Prorated Annual Bonus”); and (5) provide for him and his dependents continued participation in Clear Channel Outdoor’s group health plan that covers Mr. Eccleshare at Clear Channel Outdoor’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”). If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination. In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse Clear Channel Outdoor for any Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor without Cause or by Mr. Eccleshare for Good Reason, his unvested Clear Channel Outdoor restricted stock units awarded on July 26, 2012 will vest, his unvested Clear Channel Outdoor stock options will be cancelled and his vested Clear Channel Outdoor stock options will continue to be exercisable for three months. Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause. Mr. Eccleshare’s unvested Clear Channel Outdoor stock options and Clear Channel Outdoor restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability. If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, Clear Channel Outdoor may terminate his employment. If Mr. Eccleshare’s employment is terminated, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Accrued Amounts and the Relocation Fee for Mr. Eccleshare and his family. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Earned Prior Year Annual and Additional Bonus, Prorated Annual Bonus and the COBRA Coverage Benefit. If his employment is terminated due to disability, his unvested Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination due to Death. If Mr. Eccleshare’s employment is terminated by his death, Clear Channel Outdoor will pay to his designee or estate: (1) the Accrued Amounts; (2) the Earned Prior Year Annual and Additional Bonus; (3) the Prorated Annual Bonus; and (4) the Relocation Fee. In addition, if Mr. Eccleshare’s employment is terminated due to his death, Clear Channel Outdoor will provide the COBRA Coverage Benefit. If Mr. Eccleshare is terminated due to his death, his unvested Clear Channel Outdoor stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his unvested Clear Channel Outdoor restricted stock units will vest.

Richard J. Bressler

Termination by CC Media for Cause, by Mr. Bressler without Good Cause or Upon Non-Renewal of the Agreement by Mr. Bressler. Richard J. Bressler’s employment agreement provides for the following payments and benefits upon termination by CC Media for “Cause,” by Mr. Bressler without “Good Cause” or due to the non-renewal of the agreement by Mr. Bressler.

   Under the agreement, “Cause” is defined as: (1) conduct by Mr. Bressler constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Bressler of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Bressler’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Bressler for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Bressler; or (6) a material violation by Mr. Bressler of CC Media’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Bressler has been given written notice specifying the conduct qualifying for Cause and Mr. Bressler fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by CC Media to comply with a material term of the agreement after written notice by Mr. Bressler specifying the alleged failure; (2) a substantial and adverse change in Mr. Bressler’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Bressler’s base salary, performance bonus opportunity or additional bonus opportunity. The removal of Mr. Bressler from the position of Chief Financial Officer of Clear Channel Outdoor will not constitute Good Cause. To terminate for Good Cause, Mr. Bressler must provide CC Media with 30 days notice, after which CC Media has 30 days to cure.

If CC Media terminates Mr. Bressler’s employment for Cause, CC Media will pay Mr. Bressler a lump sum cash payment equal to Mr. Bressler’s Accrued Amounts. If Mr. Bressler terminates his employment without Good Cause or elects not to renew his employment agreement, CC Media will pay Mr. Bressler a lump sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual and Additional Bonus.

Termination by CC Media without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by CC Media or Upon Change in Control. If CC Media terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following CC Media’s notice of non-renewal after the initial term of the employment agreement, CC Media will pay to Mr. Bressler a lump sum amount equal to: (1) Mr. Bressler’s Accrued Amounts; and (2) any Earned Prior Year Annual and Additional Bonus. In addition, provided he signs and returns a release of claims in the time period required, CC Media will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; (3) pay to Mr. Bressler a Prorated Annual Bonus; and (4) pay to Mr. Bressler a prorated bonus under his additional bonus opportunity, based on actual results for such year (the “Prorated Additional Bonus”).

Termination due to Death or Disability. If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, CC Media may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, CC Media will pay to Mr. Bressler or to his designee or estate: (1) a lump sum equal to Mr. Bressler’s Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) Mr. Bressler’s Prorated Annual Bonus; and (4) Mr. Bressler’s Prorated Additional Bonus. If a release of claims is signed and returned in the time period required, CC Media will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions. Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by CC Media’s stockholders, CC Media will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Impact of Termination on Equity Awards. In connection with Mr. Bressler’s employment agreement, he was granted an award of 271,739 restricted shares of Clear Channel Outdoor Class A common stock on July 29, 2013. In the event of Mr. Bressler’s termination of employment or service for any reason, then, except as otherwise provided in the award agreement, all unvested shares of the restricted stock will be immediately forfeited. In the event that Mr. Bressler’s employment with CC Media, Clear Channel Outdoor and its subsidiaries is terminated by CC Media or Clear Channel Outdoor for a reason other than Cause or by Mr. Bressler for Good Cause, 50% of any shares of the restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Bressler ceases to be employed by Clear Channel Outdoor and its subsidiaries by reason of termination by Clear Channel Outdoor with or without Cause or at the written request of CC Media but continues to be employed by CC Media, all unvested shares of the restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of CC Media having an aggregate Fair Market Value (as defined in the CC Media 2008 Executive Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such CC Media restricted stock vesting on the terms and conditions as are set forth in the Clear Channel Outdoor award agreement (substituting CC Media for Clear Channel Outdoor).

Thomas W. Casey

Mr. Casey served as Executive Vice President and Chief Financial Officer of CC Media, Clear Channel and Clear Channel Outdoor until July 29, 2013. In connection with Mr. Casey’s termination of employment, on September 11, 2013 Clear Channel and Mr. Casey entered into a severance agreement and general release pursuant to which Clear Channel agreed to pay Mr. Casey certain amounts. The description below summarizes only those payments for which a portion was allocated to Clear Channel Outdoor.

Under the severance agreement and general release, Clear Channel agreed to pay Mr. Casey (and allocated a portion of such payments to Clear Channel Outdoor): (1) $198,000, representing the amount previously earned by Mr. Casey pursuant to an additional bonus opportunity with respect to 2012 performance; and (2) as provided in Mr. Casey’s previous employment agreement dated December 15, 2009 for a termination without Cause (as defined below pursuant to Mr. Casey’s previous employment agreement), and in exchange for the agreement and Mr. Casey’s release of claims: (a) a prorated annual bonus with respect to the days he was employed during 2013, calculated solely based on Clear Channel’s performance as provided in his previous employment agreement; and (b) a $2,700,000 severance payment paid over 18 months. However, if Mr. Casey violates the non-compete provision of Section 7 of his previous employment agreement during the 18-month period above (but without regard to whether Mr. Casey’s activities are within or outside the non-compete area specified in such provision) or if Mr. Casey is rehired by Clear Channel, the severance payments referred to in (b) above will cease, although Clear Channel will continue to pay Mr. Casey the difference, if any, between his previous annualized base salary and his new annualized base salary for the remainder of the 18-month period. In addition, Mr. Casey was permitted to retain certain electronic equipment previously provided to Mr. Casey by Clear Channel. Mr. Casey’s unvested Clear Channel Outdoor restricted stock units forfeited upon his termination.

Under Mr. Casey’s previous employment agreement, “Cause” was defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties with Clear Channel (other than due to disability or following his notice of termination for Good Reason), after a demand for substantial performance is delivered by the Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. In the case of (1), (2) or (3), unless the action by its nature was not curable or was a recurrence of a previously cured act with respect to which Mr. Casey had previously been provided notice, those acts would not constitute Cause unless the Board provided Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey could take the remedial action, and Mr. Casey failed to take the remedial action within the specified time.

Suzanne M. Grimes

Termination by CCOI for Cause or by Ms. Grimes without Good Reason. Suzanne M. Grimes’ employment agreement provides for the following payments and benefits upon termination by CCOI for “Cause” or by Ms. Grimes without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) willful misconduct by Ms. Grimes with regard to CCOI or its employees including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding company property, a significant violation of company employment and management policies and other than customary and de minimis use of company property for personal purposes; (2) continued, willful and deliberate non-performance of duties where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) failure or refusal to follow lawful and reasonable directives consistent with Ms. Grimes’ job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) conviction of, or a plea of nolo contendere by, Ms. Grimes to a felony or other crime that would result in material injury to CCOI’s reputation, including conviction of fraud, theft, embezzlement or a crime involving moral turpitude; or (5) a material breach of the employment agreement that is not cured within 15 days after written notice, except where such breach, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Ms. Grimes.

The term “Good Reason” includes: (1) CCOI’s failure to comply with a material term of the employment agreement; (2) a material diminution in responsibilities or authority; (3) a change in reporting lines such that Ms. Grimes is no longer reporting directly to the CEO or the CEO of the parent company or a change in those reporting to Ms. Grimes; (4) a material reduction in Ms. Grimes’ base salary or target bonus; or (5) a relocation of Ms. Grimes’ offices from the New York City metropolitan area. To terminate for Good Reason, Ms. Grimes must provide CCOI written notice within 45 days after the occurrence of the event. CCOI has 30 days to cure and, if CCOI does not cure, Ms. Grimes must terminate employment within 15 days following the cure period.

If Ms. Grimes’ employment is terminated by CCOI for Cause or by Ms. Grimes without Good Reason, CCOI will pay to Ms. Grimes her Accrued Amounts.

Termination by CCOI without Cause or by Ms. Grimes for Good Reason. If CCOI terminates Ms. Grimes’ employment without Cause (and not by reason of death or disability) or if Ms. Grimes terminates her employment for Good Reason, CCOI will pay to Ms. Grimes the Accrued Amounts and a Prorated Annual Bonus. In addition, if Ms. Grimes signs and returns a release of claims in the time period required, CCOI will pay to Ms. Grimes her current base salary for 18 months plus an amount equal to 1.5 times the amount of her then-current target bonus (the “Severance Payments”), with such Severance Payments to be paid in equal monthly installments for a period of 18 months after her termination (the “Severance Pay Period”). If Ms. Grimes materially violates the non-competition provisions of her employment agreement and does not cure the same within 10 business days of receiving notice thereof, in CCOI’s discretion, the Severance Payments will cease. If Ms. Grimes is re-hired by CCOI during the Severance Pay Period, the Severance Payments will cease; however, if Ms. Grimes’ new base salary is less than her previous base salary, CCOI will pay her the difference between her previous and new base salaries for the remainder of the Severance Pay Period.

Termination due to Death or Disability. If Ms. Grimes’ employment is terminated due to her death or disability, the Company will pay to her or her estate: (1) the Accrued Amounts and (2) the Prorated Annual Bonus.

Impact of Termination on Equity Awards. If Ms. Grimes’ employment terminates without Good Reason or is terminated for Cause prior to the vesting of her restricted stock units granted in her employment agreement, Ms. Grimes will forfeit any and all rights to the restricted stock units. However, if CCOI terminates Ms. Grimes’ employment without Cause or if she resigns for Good Reason prior to becoming 100% vested in her restricted stock units, she will be treated as having become vested with respect to 25% of the award for each full year that has elapsed between the grant date and the date of termination of her employment. If Ms. Grimes is terminated due to her death, all of her stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and her restricted stock units will vest. If she is terminated due to her disability or retirement (resignation from employment when the sum of her full years of age and full years of service equals at least 70, and she is at least 60 years of age with five full years of service at the time of resignation), all of her options will continue to vest for the shorter of five years or the remainder of their original 10-year terms. If she is terminated due to her disability, her restricted stock units will vest. If Ms. Grimes is terminated for Cause, all of her stock options will be cancelled. Upon a change in control, all stock options and restricted stock units will vest. In all other termination situations, any vested options will remain exercisable for three months and any unvested options and unvested restricted stock units will be forfeited.

Jonathan D. Bevan

Under Mr. Bevan’s employment agreement, CCI may terminate employment by providing not less than 12 months written notice and Mr. Bevan may resign by providing not less than 6 months written notice. CCI will continue to pay Mr. Bevan’s normal compensation during the notice period and a prorata bonus for the portion of the year through the date of termination. The bonus will be calculated at year-end based on actual audited results. In addition, if Mr. Bevan’s employment is terminated due to disability, Mr. Bevan will be entitled to payments from an insurer under the Prolonged Disability Scheme applicable to eligible U.K. employees who participate in the Scheme. The amount of the payments will be determined after medical assessment by the insurer, and will be subject to continued regular assessments by the insurer. If Mr. Bevan’s employment is terminated due to his death, his beneficiaries or estate will receive eight times Mr. Bevan’s base salary under the death-in-service insurance applicable to eligible U.K. employees who participate in the Scheme.

If Mr. Bevan is terminated due to his death, all of his stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his restricted stock units will vest. If he is terminated due to his disability or retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time of resignation), all of his options will continue to vest for the shorter of five years or the remainder of their original 10-year terms and his restricted stock units will continue to vest as provided in the award agreement. If Mr. Bevan is terminated for Cause, all of his stock options and restricted stock units will be cancelled. Upon a change in control, all stock options and restricted stock units will vest. In all other termination situations, any vested options will remain exercisable for three months and any unvested options and unvested restricted stock units will be forfeited.

Franklin G. Sisson, Jr.

Franklin G. Sisson, Jr. does not have an employment agreement. Accordingly, the Post-Employment Table below reflects only the payments or benefits to Mr. Sisson from Clear Channel Outdoor under his outstanding Clear Channel Outdoor equity awards.

If Mr. Sisson is terminated due to his death, all of his stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his restricted stock will be forfeited. If he is terminated due to his disability or retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time of resignation), all of his options will continue to vest for the shorter of five years or the remainder of their original 10-year terms and his restricted stock will be forfeited. If Mr. Sisson is terminated for Cause, all of his stock options and restricted stock will be cancelled. Upon a change in control, all stock options will vest. If Mr. Sisson is terminated within 12 months after a change in control, his restricted stock will vest. In all other termination situations, any vested options will remain exercisable for three months and any unvested options and unvested restricted stock will be forfeited.

Scott D. Hamilton

Scott D. Hamilton does not have an employment agreement. Payments or benefits under CC Media equity awards are not allocated to us under the Corporate Services Agreement, and Clear Channel Outdoor does not have any separate compensation arrangements with Mr. Hamilton. Accordingly, Mr. Hamilton will not receive any additional payments or benefits from Clear Channel Outdoor upon termination, change in control or other post-employment scenario.

Post-Employment Table

With respect to Thomas W. Casey, the following table reflects the portion of the actual payments to Mr. Casey by Clear Channel that are allocated to Clear Channel Outdoor in connection with Mr. Casey’s July 29, 2013 termination of service. With respect to all other named executive officers, the following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”		Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause” or “Good Reason”		“Change in Control”(b)
C. William Eccleshare	Cash payment	—		$3,116,833	(c)	$916,833	(d)	$916,833	(d)	$444,575	(e)	—
	Cash value of benefits(f)	—		7,892		7,892		7,892		—		—
	Vesting of equity awards(g)	—		5,134,176		—		5,534,095		—		$5,534,095
	TOTAL	—		$8,258,901		$924,725		$6,458,820		$444,575		$5,534,095

Richard J. Bressler(h)	Cash payment	—		$2,106,377	(i)	$463,427	(j)	$463,427	(j)	—		—
	Cash value of benefits(f)	—		9,080		9,080		9,080		—		—
	Gross-up payment	—		2,060,787	(k)	—		—		—		—
	TOTAL	—		$4,176,244		$472,507		$472,507		—		—

Thomas W. Casey(h)	Cash payment	—		$1,060,706	(l)	—		—		—		—
	TOTAL	—		$1,060,706		—		—		—		—

Suzanne M. Grimes	Cash payment	—		$3,198,189	(m)	$648,189	(n)	$648,189	(n)	—		—
	Vesting of equity awards(g)	—		—		2,166,665		2,556,218		—		$2,556,218
	TOTAL	—		$3,198,189		$2,814,854		$3,204,407		—		$2,556,218

Jonathan D. Bevan(o)	Cash payment	$825,229	(p)	$825,229	(p)	—	(q)	$4,238,336	(r)	$560,333	(p)	—
	Value of benefits(f)	158,145		158,145		—		—		79,077		—
	Vesting of equity awards(g)	—		—		—		580,575		—		$580,575
	TOTAL	$983,374		$983,374		—		$4,818,911		$639,410		$580,575

Franklin G. Sisson, Jr.	Vesting of equity awards(g)	—		—	(s)	—		$374,667		—		$374,667
	TOTAL	—		—		—		$374,667		—		$374,667

Scott D. Hamilton	TOTAL	—		—		—		—		—		—

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2013 or, in the case of Mr. Casey, his actual July 29, 2013 termination date.
(b)
Amounts reflected in the “Change in Control” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Termination without Cause” or other applicable columns.

(c)
Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2013, (2) a prorated annual bonus for the year ended December 31, 2013, (3) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (4) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement. Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(d)
Represents (1) a prorated annual bonus for the year ended December 31, 2013, (2) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (3) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement. Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(e)
Represents (1) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (2) base salary during the required 90-day notice period under Mr. Eccleshare’s employment agreement.

(f)
The values associated with the continued provision of health benefits are based on the 2013 premiums for insurance multiplied by the amount of time Messrs. Bressler, Eccleshare and Bevan are entitled to those benefits pursuant to their respective employment agreements. For Mr. Bevan, the amounts also include pension contributions and a car allowance for the amount of time he is entitled to those benefits pursuant to his employment agreement.

(g)
Amounts reflect the value of unvested Clear Channel Outdoor equity awards held by the respective named executive officers on December 31, 2013 that are subject to accelerated vesting. This value is based upon the closing price of Clear Channel’s Outdoor’s Class A common stock on December 31, 2013 of $10.14, but it excludes stock options with an exercise price exceeding the closing price of Clear Channel Outdoor’s Class A common stock on December 31, 2013. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(h)
Amounts reflected in the table represent Clear Channel Outdoor’s portion of post-employment payments for Messrs. Bressler and Casey. Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Bressler and Casey upon termination or a change in control, other than payments with respect to the vesting of any CC Media equity awards, would be allocated to Clear Channel Outdoor. For 2013, this allocation is based on Clear Channel Outdoor’s 2012 OIBDAN as a percentage of Clear Channel’s 2012 OIBDAN. For a further discussion of the Corporate Services Agreement, please refer to “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement.”

(i)
Represents the allocated portion of (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2013, (2) a prorated annual bonus for the year ended December 31, 2013 and (3) a prorated additional bonus for the year ended December 31, 2013 pursuant to Mr. Bressler’s employment agreement. If Mr. Bressler’s employment were terminated within 90 days before or 12 months after a change in control, his restricted stock would vest. The value of his restricted stock at December 31, 2013 was $2,755,433.

(j)
Represents the allocated portion of (1) a prorated annual bonus for the year ended December 31, 2013 and (2) a prorated additional bonus for the year ended December 31, 2013 pursuant to Mr. Bressler’s employment agreement. If Mr. Bressler’s employment were terminated within 90 days before or 12 months after a change in control, his restricted stock would vest. The value of his restricted stock at December 31, 2013 was $2,755,433.

(k)
In certain circumstances described under “—Richard J. Bressler” above, Mr. Bressler would be eligible to receive an excise tax gross-up payment from CC Media under the terms of his employment agreement. The gross-up amount shown in the table above reflects the portion allocated to Clear Channel Outdoor under the Corporate Services Agreement based on the largest possible gross-up payment amount that CC Media would owe to Mr. Bressler under Mr. Bressler’s agreements if he were terminated on December 31, 2013.

(l)
Represents the following amounts pursuant to Mr. Casey’s severance agreement and general release in connection with his July 29, 2013 termination of employment, as allocated to Clear Channel Outdoor: (1) $72,290 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance; (2) 1.5 times the sum of Mr. Casey’s base salary at termination and annual bonus target for the year ended December 31, 2013; (3) a prorated annual bonus for the year ended December 31, 2013 based on Clear Channel’s performance; and (4) the value of electronic equipment retained by Mr. Casey. For a description of Mr. Casey’s severance agreement and general release, see “—Thomas W. Casey” above.

(m)
Represents (1) 1.5 times Ms. Grimes’ annual bonus target for the year ended December 31, 2013, (2) a prorated annual bonus for the year ended December 31, 2013 and (3) 18 months of Ms. Grimes’ salary at termination pursuant to Ms. Grimes’ employment agreement.

(n)	Represents a prorated annual bonus for the year ended December 31, 2013 pursuant to Ms. Grimes’ employment agreement.

(o)
The amounts presented in this table for Mr. Bevan have been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2013 of £1 = $1.6556. The amounts reflected for Mr. Bevan do not include amounts payable to him under the Scheme because those are disclosed in the Pension Benefits table above.

(p)
Represents the continuation of salary during the notice period required in each termination scenario (12 months in the case of termination of Mr. Bevan by the Company with Cause, 12 months in the case of termination of Mr. Bevan without Cause and 6 months in the case of retirement or resignation by Mr. Bevan) and a prorated annual bonus for the year ended December 31, 2013, in each case pursuant to Mr. Bevan’s employment agreement.

(q)
If Mr. Bevan’s employment terminates due to disability, Mr. Bevan is entitled to payments from an insurer under the Prolonged Disability Scheme applicable to eligible United Kingdom employees who participate in the Scheme. The amount of the payments will be determined after medical assessment by the insurer and will be subject to continued regular assessments by the insurer.

(r)	Represents eight times Mr. Bevan’s base salary, which he is entitled to receive under the death-in-service insurance applicable to eligible United Kingdom employees who participate in the Scheme.
(s)
If Mr. Sisson’s employment were terminated without Cause within 12 months after a change in control, his restricted stock would vest. The value of his restricted stock at December 31, 2013 was $269,318.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether Clear Channel Outdoor’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal and Finance departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Clear Channel Outdoor’s compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks to Clear Channel Outdoor.

Management reported its findings to the Compensation Committee, which agreed with management's assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on Clear Channel Outdoor.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2013 are set forth in the table below. Vicente Piedrahita replaced James Carlisle as a member of our Board on January 24, 2014. Only our independent directors are compensated for serving as directors of Clear Channel Outdoor. As a result, only Messrs. Jacobs, Shepherd, Temple and Tremblay were compensated for their service as directors of Clear Channel Outdoor during 2013. The following table contains information about our independent directors’ 2013 compensation.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
James C. Carlisle	—	—	—	—
Blair E. Hendrix	—	—	—	—
Douglas L. Jacobs	212,500	97,705	62,495	372,700
Daniel G. Jones	—	—	—	—
Robert W. Pittman(b)	—	—	—	—
Thomas R. Shepherd	51,000	97,705	62,495	211,200
Christopher M. Temple	188,500	97,705	62,495	348,700
Dale W. Tremblay	79,000	97,705	62,495	239,200
Scott R. Wells	—	—	—	—

(a)
Amounts in the Stock Awards and Option Awards columns reflect the full grant date fair value of stock and options awarded under our 2012 Stock Incentive Plan during 2013, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. On December 17, 2013, each of Messrs. Jacobs, Shepherd, Temple and Tremblay received an annual award of 10,021 shares of time-vesting restricted stock and time-vesting stock options to purchase 11,776 shares of our Class A common stock.

For the restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant. The fair value of each stock option awarded in 2013 was estimated, based on several assumptions, on the date of grant using a Black Scholes option valuation model. The fair value and assumptions used for the stock option awards are shown below:

December 17, 2013 Grant
Fair value per share of options granted	$5.31
Fair value assumptions:
Expected volatility	55.82%
Expected life, in years	6.25
Risk-free interest rate	1.96%
Dividend yield	0.00%

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-60 of Appendix A.

As of December 31, 2013, there were stock options awarded to our independent directors in 2012 and prior thereto with respect to an aggregate of 169,272 shares of our Class A common stock outstanding under our 2005 Stock Incentive Plan and there were no unvested shares of restricted stock outstanding under our 2005 Stock Incentive Plan awarded to our independent directors. As of December 31, 2013, there were stock options awarded to our independent directors in 2013 with respect to 47,104 shares of our Class A common stock outstanding under our 2012 Stock Incentive Plan and there were 40,084 unvested shares of restricted stock awarded to our independent directors in 2013 outstanding under our 2012 Stock Incentive Plan.

(b)
Robert W. Pittman serves as an officer of Clear Channel Outdoor, Clear Channel and CC Media, as well as a member of our Board and the Boards of Directors of Clear Channel and CC Media. Mr. Pittman did not receive any additional compensation for his service on our Board during 2013.

Messrs. Jacobs, Shepherd, Temple and Tremblay all served as our independent directors during 2013. The Board’s compensation structure for our independent directors consists of the following components: (1) an annual cash retainer; (2) an additional cash payment for each Board meeting attended; (3) an additional cash payment for each committee meeting attended; and (4) an additional annual cash retainer for the Committee chairpersons. We also may grant stock options or other stock-based awards to the independent directors, and the independent directors may elect to receive their fees in the form of shares of our common stock. None of the independent directors made this election during 2013. Directors also are reimbursed for their expenses associated with their service as directors of Clear Channel Outdoor.

Prior to December 17, 2013, the compensation program for our independent directors was as set forth below, except that the annual grant of equity awards for 2013 was deferred until December 17, 2013, as described below:

Annual cash retainer	$45,000
Additional cash payment per Board meeting attended	$1,500
Additional cash payment per committee meeting attended	$1,500
Additional annual cash retainer for Audit Committee chairperson	$15,000
Additional annual cash retainer for Compensation Committee chairperson	$10,000
Annual stock option award	Up to 10,000 options

During 2013, at the request of the Compensation Committee, we conducted an analysis of independent director compensation. After reviewing the analysis, our Board revised the compensation program for our independent directors on December 17, 2013 and granted restricted stock and stock options to our independent directors as described in footnote (a) above. Effective as of December 17, 2013, the compensation program for our independent directors is as set forth below:

Annual cash retainer	$55,000
Additional cash payment per Board meeting attended	$2,000
Additional cash payment per Committee meeting attended	$1,500
Additional annual cash retainer for Committee Chairperson:
• Audit Committee Chair	$20,000
• Compensation Committee Chair	$15,000
• Intercompany Note Committee Chair	$15,000
Annual equity award value (50% stock options and 50% restricted stock)	$125,000

For 2013, the value of the equity awards exceeded the $125,000 value above to reflect the delayed grant date resulting from the analysis of the compensation program during 2013.

In addition, the directors who were members of the Special Litigation Committee (Messrs. Jacobs and Temple) also received a monthly payment of $15,000 during January to July 2013 and a monthly payment of $5,000 during August to December 2013. See “The Board of Directors—Committees of the Board” for a description of the Special Litigation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2013 and through the date of this proxy statement, and any written representations from reporting persons that no Form 5 is required, we have determined that all such Section 16(a) filing requirements were satisfied.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2013 and as of the date of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CC MEDIA HOLDINGS, INC.

We are an indirect subsidiary of CC Media. As of March 24, 2014, CC Media, through its wholly owned subsidiaries, owned all of our outstanding shares of Class B common stock and 1,553,971 of our outstanding shares of Class A common stock, collectively representing approximately 88% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock. Each share of our Class B common stock is convertible while owned by CC Media or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock. The agreements between us and CC Media do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of Blair E. Hendrix and Robert W. Pittman, two of our current directors, is a director of CC Media and Clear Channel. In addition, Richard J. Bressler, C. William Eccleshare, Scott D. Hamilton, Robert W. Pittman and Robert H. Walls, Jr. serve as executive officers of Clear Channel Outdoor, CC Media and Clear Channel. James C. Carlisle, who served as one of our directors until January 24, 2014, also serves as a director of CC Media and Clear Channel. Thomas W. Casey, who served as our Executive Vice President and Chief Financial Officer until July 29, 2013 also served in the same capacity for CC Media and Clear Channel until July 29, 2013. Blair E. Hendrix and Scott R. Wells, two of our current directors, are employed as a managing director and an operating partner, respectively, of Bain Capital. Daniel G. Jones and Vicente Piedrahita, two of our current directors, are employed as a managing director and a vice president, respectively, of THL. Entities controlled by Bain Capital and THL hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

We have entered into a number of agreements with certain subsidiaries of CC Media setting forth various matters governing our relationship with CC Media and Clear Channel, referred to collectively in this section as “Clear Channel.” These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with Clear Channel.

Master Agreement

We have entered into a master agreement (the “Master Agreement”) with Clear Channel. Among other things, the Master Agreement sets forth agreements governing our relationship with Clear Channel.

Auditors and Audits; Annual Financial Statements and Accounting. We have agreed that, for so long as Clear Channel is required to consolidate our results of operations and financial position or account for its investment in our Company under the equity method of accounting, we will maintain a fiscal year-end and accounting periods the same as Clear Channel, conform our financial presentation with that of Clear Channel, we will not change our independent auditors without Clear Channel’s prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of Clear Channel’s financial statements. We have also agreed to provide to Clear Channel all information required for Clear Channel to meet its schedule for the filing and distribution of its financial statements and to make available to Clear Channel and its independent auditors all documents necessary for the annual audit of our Company as well as access to the responsible personnel so that Clear Channel and its independent auditors may conduct their audits relating to our financial statements. We provide Clear Channel with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and Clear Channel accounting policies and to notify and consult with Clear Channel regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information. The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between Clear Channel and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification. We have agreed to indemnify, hold harmless and defend Clear Channel, each of its affiliates (excluding us and our subsidiaries) and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•
the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities and contractual obligations of our business;
•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel or any of its affiliates for our benefit;
•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with Clear Channel or our amended and restated certificate of incorporation or bylaws; and
•
any untrue statement of, or omission to state, a material fact in Clear Channel’s public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel or that Clear Channel incorporated by reference from our public filings, if the statement or omission was made or occurred after November 16, 2005.

Clear Channel has agreed to indemnify, hold harmless and defend us, each of our subsidiaries and each of our and our subsidiaries’ respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•
the failure of Clear Channel or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel or its affiliates, other than liabilities associated with our businesses;

•	the liabilities of Clear Channel and its affiliates’ businesses, other than liabilities associated with our businesses;
•	any breach by Clear Channel or any of its affiliates of the Master Agreement or its other agreements with us; and
•
any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that Clear Channel furnished to us or that we incorporated by reference from Clear Channel’s public filings, if the statement or omission was made or occurred after November 16, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures. We have agreed with Clear Channel that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between Clear Channel and us have similar dispute resolution provisions.

Other Provisions. The Master Agreement also contains covenants between Clear Channel and us with respect to other matters, including the following:

•
our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of Clear Channel, for so long as Clear Channel owns more than 50% of the total voting power of our common stock;

•	confidentiality of our and Clear Channel’s information;
•	our right to continue coverage under Clear Channel’s insurance policies for so long as Clear Channel owns more than 50% of our outstanding common stock;
•	restrictions on our ability to take any action or enter into any agreement that would cause Clear Channel to violate any law, organizational document, agreement or judgment;
•	restrictions on our ability to take any action that limits Clear Channel’s ability to freely sell, transfer, pledge or otherwise dispose of our stock;
•
our obligation to comply with Clear Channel’s policies applicable to its subsidiaries for so long as Clear Channel owns more than 50% of the total voting power of our outstanding common stock, except (1) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between Clear Channel and us, or (2) as otherwise agreed with Clear Channel or superseded by any policies adopted by our Board; and

•	restrictions on our ability to enter into any agreement that binds or purports to bind Clear Channel.

Approval Rights of Clear Channel on Certain of our Activities. Until the first date on which Clear Channel owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of Clear Channel is required for the following actions (subject in each case to certain agreed exceptions):

•
a merger involving us or any of our subsidiaries (other than mergers involving our wholly owned subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation and the Master Agreement);

•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;
•
dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million, other than transactions to which we and one or more wholly owned subsidiaries of ours are the only parties;

•
incurrence or guarantee of debt by us or our subsidiaries in excess of $400 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with Clear Channel, intercompany debt (within our Company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;
•
entry into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our Company or Clear Channel;

•	dissolution, liquidation or winding up of our company or any of our subsidiaries;
•	adoption of a rights agreement; and
•
alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our Board, corporate opportunities and conflicts of interest between our Company and Clear Channel and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We entered into the Corporate Services Agreement to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, so long as Clear Channel continues to own greater than 50% of the total voting power of our common stock then an affiliate of Clear Channel (referred to as Clear Channel for purposes of this description) will provide us with such services and other assistance which we must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;
•	certain executive officer services;
•	human resources and employee benefits;
•	legal and related services;
•	information systems, network and related services;
•	investment services;
•	corporate services; and
•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow Clear Channel to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and Clear Channel each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that Clear Channel will make available to us, and we will be obligated to utilize, certain executive officers of Clear Channel to serve as our executive officers. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel owns shares of our common stock representing less than 50% of the total voting power of our common stock, upon six months written notice by us to Clear Channel. Clear Channel charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of Clear Channel. The compensation and benefits costs allocated to us include such executives’ base salary, bonus and other standard employee benefits, but exclude equity-based compensation. See footnote (i) to the Summary Compensation Table for additional information regarding the allocations. For the year ended December 31, 2013, charges for the corporate and executive services provided to us by Clear Channel under the Corporate Services Agreement totaled $35.4 million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. Federal income tax purposes of which Clear Channel is the common parent corporation and, in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with Clear Channel or one or more of its subsidiaries for certain state and local income tax purposes. We and Clear Channel have entered into a tax matters agreement (the “Tax Matters Agreement”) to allocate the responsibility of Clear Channel and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with Clear Channel or any of its subsidiaries for Federal, state or local tax purposes, we make payments to Clear Channel pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse Clear Channel for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for Federal, state or local tax purposes, which tax returns are prepared and filed by Clear Channel. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by Clear Channel or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for Federal, state or local tax purposes, we are reimbursed by Clear Channel as such tax items are used.

Under the Tax Matters Agreement, Clear Channel is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to Federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, Clear Channel determines the amount of our liability to (or entitlement to payment from) Clear Channel under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel and us. For example, under the Tax Matters Agreement, Clear Channel will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel and detrimental to us.

For U.S. Federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. Federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between Clear Channel and us during the period in which we or any of our subsidiaries are included in the consolidated group of Clear Channel or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by Clear Channel. The Tax Matters Agreement provides, however, that Clear Channel will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between Clear Channel and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or Clear Channel will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If Clear Channel spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify Clear Channel and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel have agreed that we will each be responsible for 50% of the tax-related liabilities arising from the failure of such a spin-off to so qualify.

At December 31, 2013, the amount payable to Clear Channel under the Tax Matters Agreement was $0.1 million.

Employee Matters Agreement

We have entered into an employee matters agreement (the “Employee Matters Agreement”) with Clear Channel covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the Clear Channel employee plans and arrangements along with the employees of other Clear Channel subsidiaries. Our payroll is also administered by Clear Channel.

We and Clear Channel reserve the right to withdraw from or terminate our participation, as the case may be, in any of the Clear Channel employee plans and arrangements at any time and for any reason, subject to at least 90 days notice. Unless sooner terminated, it is likely that our participation in Clear Channel employee plans and arrangements will end if and at such time as we are no longer a subsidiary of Clear Channel which, for this purpose, means Clear Channel owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement (the “Trademark License Agreement”) with a subsidiary of Clear Channel that entitles us to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel “outdoor” trademark logo with respect to day-to-day operations of our business worldwide and on the Internet, and (2) certain other Clear Channel marks in connection with our business. Our use of the marks is subject to Clear Channel’s approval. Clear Channel may terminate our use of the marks in certain circumstances, including (1) a breach by us of a term or condition of our various agreements with Clear Channel and (2) at any time after Clear Channel ceases to own at least 50% of the total voting power of our common stock. In 2013, Clear Channel did not charge us a royalty fee for our use of the trademarks and other marks. We also do not currently anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2014.

Products and Services Provided between Clear Channel and Us

We and Clear Channel engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to Clear Channel at rates we believe would be charged to a third party in an arms-length transaction.

Our branch managers have historically followed a corporate policy allowing Clear Channel to use, without charge, domestic displays that they or their staff believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. Clear Channel bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2013, we estimated that these discounted revenues would have been less than 1% of our domestic revenues.

Cash Management Notes

We maintain accounts that represent net amounts due to or from Clear Channel, which is recorded as “Due from/to Clear Channel Communications” on our consolidated balance sheets. The accounts represent our revolving promissory note issued by us to Clear Channel and the revolving promissory note issued by Clear Channel to us (the “Due from CCU Note”), in each case in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel. Such day-to-day cash management services relate only to our cash activities and balances in the U.S. and exclude any cash activities and balances of our non-U.S. subsidiaries. At December 31, 2013, the asset recorded in “Due from Clear Channel Communications” on our condensed consolidated balance sheet was $879.1 million. At December 31, 2013, we had no borrowings under the cash management note to Clear Channel. The net interest income for the year ended December 31, 2013 was $54.2 million. At December 31, 2013, the fixed interest rate on the “Due from Clear Channel Communications” account was 6.5%, which is equal to the fixed interest rate on the senior notes issued by our subsidiary. If the outstanding balance on the Due from CCU Note exceeds $1.0 billion and under certain other circumstances tied to Clear Channel’s liquidity, the rate will be variable, but will in no event be less than 6.5% nor greater than 20%.

COMMERCIAL TRANSACTIONS

As described above, we are an indirect subsidiary of CC Media, and entities controlled by Bain Capital and THL hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, representing a majority (whether measured by voting power or economic interest) of the equity of CC Media. Two of our directors also serve as directors of CC Media (one of whom is affiliated with Bain Capital) and three of our other directors are affiliated with Bain Capital or THL.

We are a global advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays in more than 40 countries across five continents. Bain Capital and THL are private equity firms that have investments in many companies. As a result of our worldwide reach, the nature of our business and the breadth of investments by Bain Capital and THL, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2013, we provided ordinary course of business advertising services and/or received ordinary course of business services relating to our businesses exceeding $120,000 in value with respect to four companies in which Bain Capital and/or THL directly or indirectly owns a greater than 10% equity interest. These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid approximately $638,000 by these entities and we paid approximately $2.8 million to these entities with respect to these 2013 transactions. In addition, entities in which THL directly or indirectly owns a greater than 10% equity interest provided us (and our parent entities and subsidiaries) with payroll tax processing services and commercial credit card processing services pursuant to arms-length agreements at competitive market rates. The fees paid for these services in the aggregate were approximately $233,000.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of our voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of our Board (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $10 million or the aggregate amount paid by us is less than $250,000. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related person transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board pursuant to these policies and procedures, to the extent required, with the exception of the transactions described above with respect to Clear Channel because they occurred prior to the time the policies and procedures were adopted. We generally expect transactions of a similar nature to occur during 2014.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules. In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

As set forth in more detail in the charter, the Audit Committee assists the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the independent registered public accounting firm that serves as Clear Channel Outdoor’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to Clear Channel Outdoor’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Douglas L. Jacobs, Chairman
Christopher M. Temple
Dale W. Tremblay

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by Clear Channel Outdoor with respect to the years ended December 31, 2013 and 2012:

	Years Ended December 31,
(In thousands)	2013	2012
Audit Fees(a)	$4,651	$3,791
Audit-Related Fees(b)	21	9
Tax Fees(c)	441	929
All Other Fees(d)	82	40
Total Fees for Services	$5,195	$4,769

(a)
Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)
Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)
Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews. Of the $440,804 and $929,056 in Tax Fees with respect to 2013 and 2012, respectively, $72,892 and $153,672, respectively, was related to tax compliance services.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The Chairman of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Clear Channel Outdoor for the year ending December 31, 2014.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2014. Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2015 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 9, 2014, and must otherwise comply with the SEC’s rules. Proposals should be sent to: Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

If you intend to present a proposal at the annual meeting of stockholders in 2015, or if you want to nominate one or more directors at the annual meeting of stockholders in 2015, you must comply with the advance notice provisions of Clear Channel Outdoor’s bylaws. If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means that, for our 2015 annual meeting, our Secretary must receive the notice no earlier than January 16, 2015 and no later than February 15, 2015. You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither Clear Channel Outdoor’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Investor Relations, 200 East Basse Road, San Antonio, Texas 78209 or by calling (210) 832-3700. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on February 20, 2014 is available free of charge at Clear Channel Outdoor’s website at www.clearchanneloutdoor.com. A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for Clear Channel Outdoor Holdings, Inc., our Outdoor Index and the S&P 500 Composite Index from December 31, 2008 through December 31, 2013.

Indexed Yearly Stock Price Close
(Price Adjusted for Stock Splits and Dividends)

	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
Clear Channel Outdoor Holdings, Inc.	$1,000	$1,689	$2,283	$2,041	$1,141	$1,649
Outdoor Index	$1,000	$2,475	$3,172	$2,189	$3,085	$4,160
S&P 500 Composite Index	$1,000	$1,235	$1,392	$1,392	$1,579	$2,046

Our Outdoor Index consists of Lamar Advertising Company, an outdoor advertising company.  During 2012, Lamar Advertising Company announced that it is actively considering an election to real estate investment trust (REIT) status.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

  Our Business Segments

We have two reportable business segments, Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”), which represented 44% and 56% of our 2013 revenue, respectively.

We are a leading global outdoor advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays. Through our extensive display inventory, we have the ability to deliver innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in communities across the Americas and internationally.

We focus on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities.  We intend to continue to execute upon our long-standing outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout our businesses.  Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements.  We are currently installing these technologies in certain markets, both domestically and internationally.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 13 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K.

Americas Sources of Revenue

Americas generated 44%, 43% and 42% of our revenue in 2013, 2012 and 2011, respectively.  Americas revenue is derived from the sale of advertising copy placed on our traditional and digital displays.  Our display inventory consists primarily of billboards, street furniture displays and transit displays.  The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked.  Billboards comprise approximately two-thirds of our display revenues.  The following table shows the approximate percentage of revenue derived from each category for our Americas inventory:

	Year Ended December 31,
	2013	2012	2011
Billboards:
Bulletins	57%	56%	53%
Posters	13%	13%	13%
Street furniture displays	4%	4%	4%
Transit displays	17%	17%	16%
Other displays (1)	9%	10%	14%
Total	100%	100%	100%

(1)	Includes spectaculars, mall displays and wallscapes.

Our Americas segment generates revenues from local and national sales.  Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.  “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks.  “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time.  Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Sources of Revenue

Our International segment generated 56%, 57% and 58% of our revenue in 2013, 2012 and 2011, respectively.  International outdoor advertising revenue is derived from the sale of traditional advertising copy placed on our display inventory and electronic displays which are part of our network of digital displays.  Our International display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International segment:

	Year Ended December 31,
	2013	2012	2011
Street furniture displays	48%	46%	43%
Billboards (1)	23%	26%	28%
Transit displays	9%	8%	9%
Other (2)	20%	20%	20%
Total	100%	100%	100%

(1)	Includes revenue from posters and neon displays. We sold our neon business during the third quarter of 2012.

(2)
Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike programs and production revenue.

Our International segment generates revenues worldwide from local, regional and national sales. Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5.  MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Shares of our Class A common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “CCO.”  There were 140 stockholders of record as of February 7, 2014.  This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.  The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of our Class A common stock as reported on the NYSE:

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2013			2012
First Quarter	$7.88	$6.84	First Quarter	$14.88	$7.76
Second Quarter	8.75	7.02	Second Quarter	8.41	5.90
Third Quarter	8.21	7.14	Third Quarter	6.16	4.48
Fourth Quarter	10.69	8.20	Fourth Quarter	7.21	5.61

There is no established public trading market for our Class B common stock.  There were 315,000,000 shares of our Class B common stock outstanding on February 7, 2014.  Clear Channel Communications indirectly holds all of the shares of Class B common stock outstanding, representing approximately 88% of the shares outstanding and approximately 99% of the voting power.  The holders of our Class A common stock and Class B common stock have identical rights, except holders of our Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.  The shares of Class B common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Dividend Policy

On March 15, 2012, we paid a special dividend in an amount equal to $6.0832 per share to the holders of record of our Class A and Class B common stock at the close of business on March 12, 2012 and, on November 8, 2013, in connection with the settlement of the derivative litigation related to the promissory note between Clear Channel Communications, as maker, and us, as payee (the “Due from CCU Note”), we paid a special dividend in an amount equal to $0.5578 per share to the holders of record of our Class A and Class B common stock at the close of business on November 5, 2013.  Other than the special dividends paid by us on March 15, 2012 and November 8, 2013, we have never paid dividends on our common stock and our ability to pay dividends on our common stock is subject to restrictions should we seek to do so in the future.

We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries and the Due from CCU Note.  We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries or repayment by Clear Channel Communications of amounts outstanding under the Due from CCU Note to pay dividends.  On October 19, 2013, in accordance with the terms of the derivative litigation settlement, we established a committee of our board of directors for the specific purpose of monitoring the Due from CCU Note.  The committee has the non-exclusive authority pursuant to a committee charter to demand repayment under the Due from CCU Note under certain circumstances related to Clear Channel Communications’ liquidity or the amount outstanding under the Due from CCU Note as long as our board of directors declares a simultaneous dividend equal to the amount so demanded.

In addition, the agreements governing our indebtedness contain restrictions on our ability to pay dividends.  If we were to declare and pay cash dividends in the future, holders of our Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend.  See “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Capital” and Note 5 to the Consolidated Financial Statements in Item 8 of the Annual Report on Form 10-K.

Sales of Unregistered Securities

We did not sell any equity securities during 2013 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2013 by or on behalf of us or an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	-	-	-		(1)
November 1 through November 30	-	-	-		(1)
December 1 through December 31	-	-	-		(1)
Total	-	$-	-	$82,934,423	(1)

(1)
On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of our Class A common stock and/or the Class A common stock of CC Media Holdings.  No shares of our Class A common stock or CC Media Holdings’ Class A common stock were purchased under the stock purchase program during the quarter ended December 31, 2013.  During 2011, a subsidiary of Clear Channel Communications purchased $16,372,690 of our Class A common stock (1,553,971 shares) in open market purchases.  During 2012, a subsidiary of Clear Channel Communications purchased $692,887 of the Class A common stock of CC Media Holdings (111,291 shares) under the stock purchase program.  As a result of these purchases of shares of the Class A common stock of CC Media Holdings and our Class A common stock, an aggregate of $82,934,423 remains available under the stock purchase program to purchase the Class A common stock of CC Media Holdings and/or our Class A common stock.  The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion.

ITEM 6.  SELECTED FINANCIAL DATA

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2013 presentation.  Historical results are not necessarily indicative of the results to be expected for future periods.  Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of  the Annual Report on Form 10-K.

(In thousands)	For the Years Ended December 31,
	2013	2012	2011	2010	2009
Results of Operations Data:
Revenue	$2,946,190	$2,946,944	$3,003,874	$2,797,994	$2,698,024
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,594,728	1,603,492	1,630,875	1,551,216	1,617,471
Selling, general and administrative expenses (excludes depreciation and amortization)	543,572	574,662	538,032	491,459	481,627
Corporate expenses (excludes depreciation and amortization)	124,399	115,832	100,971	119,549	75,636
Depreciation and amortization	403,170	399,264	432,035	413,588	439,647
Impairment charges (1)	13,150	37,651	7,614	11,493	890,737
Other operating income (expense), net	22,979	50,943	8,591	(23,753)	(8,231)
Operating income (loss)	290,150	266,986	302,938	186,936	(815,325)
Interest expense, net (including interest income on Due from Clear Channel Communications)	298,573	310,115	196,976	219,993	154,195
Loss on marketable securities	(18)	(2,578)	(4,827)	(6,490)	(11,315)
Equity in earnings (loss) of nonconsolidated Affiliates	(2,092)	843	6,029	(9,936)	(31,442)
Loss on extinguishment of debt	-	(221,071)	-	-	-
Other income (expense), net	1,016	(364)	(649)	(5,335)	(9,368)
Income (loss) before income taxes	(9,517)	(266,299)	106,515	(54,818)	(1,021,645)
Income tax benefit (expense)	(14,809)	107,089	(43,296)	(21,599)	149,110
Consolidated net income (loss)	(24,326)	(159,210)	63,219	(76,417)	(872,535)
Less amount attributable to noncontrolling Interest	24,134	23,902	20,273	11,106	(4,346)
Net income (loss) attributable to the Company	$(48,460)	$(183,112)	$42,946	$(87,523)	$(868,189)

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
Net income (loss) attributable to the Company per common share:
Basic	$(0.14)	$(0.54)	$0.11	$(0.26)	$(2.46)
Weighted average common shares	357,662	356,915	355,907	355,568	355,377

Diluted	$(0.14)	$(0.54)	$0.11	$(0.26)	$(2.46)
Weighted average common shares	357,662	356,915	356,528	355,568	355,377

(In thousands)	As of December 31,
	2013	2012	2011	2010	2009
Balance Sheet Data:
Current assets	$1,238,428	$1,509,346	$1,453,728	$1,550,493	$1,640,545
Property, plant and equipment, net	2,081,098	2,207,744	2,246,710	2,297,724	2,440,638
Total assets	6,759,392	7,105,782	7,088,185	7,076,565	7,192,422
Current liabilities	773,590	811,405	720,983	765,936	771,093
Long-term debt, including current maturities	4,935,376	4,944,795	2,545,909	2,563,809	2,608,878
Shareholders’ equity	160,108	446,089	2,740,227	2,708,055	2,761,377

(1)
We recorded non-cash impairment charges of $13.2 million, $37.7 million, $7.6 million, and $11.5 million during 2013, 2012, 2011, and 2010, respectively.  We also recorded non-cash impairment charges of $890.7 million in 2009 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.  Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications, Inc. (“Clear Channel Communications”), our parent company, completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements reflect a new basis of accounting.  A portion of the consideration paid was allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008.  The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications were exchanged for shares of CC Media Holdings’ Class A common stock.  Excess consideration after this allocation was recorded as goodwill.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes.  Our discussion is presented on both a consolidated and segment basis.  Our reportable operating segments are Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”).  Our Americas and International segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.

During the first quarter of 2012, and in connection with the appointment of our new chief executive officer, we reevaluated our segment reporting and determined that our Latin American operations were more appropriately aligned within the operations of our International segment.  As a result, the operations of Latin America are no longer reflected within our Americas segment and are currently included in the results of our International segment.  Accordingly, we have recast the corresponding segment disclosures for prior periods.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income, net, Interest expense, Interest income on Due from Clear Channel Communications, Loss on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Loss on extinguishment of debt, Other income (expense), net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2013 presentation.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays.  Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements.  Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Management typically monitors our business by reviewing the average rates, average revenue per display, occupancy, and inventory levels of each of our display types by market.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts.  Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays.  Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays.  Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords.  The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States.  Generally, we own the street furniture structures and are responsible for their construction and maintenance.  Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators.  Generally, these contracts have terms ranging from 10 to 20 years.

International

Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.  In addition, because our International advertising operations are conducted in foreign markets, including Europe, Asia, Australia and Latin America, management reviews the operating results from our foreign operations on a constant dollar basis.  A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well.  Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts.  In our International business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain.  A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.  As a result, our margins are typically lower in our International business than in our Americas business.

Macroeconomic Indicators

Our advertising revenue for our Americas and International segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2013 was 1.9%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key developments in our business for the year ended December 31, 2013 are summarized below:

•
Consolidated revenue for 2013 decreased $0.8 million including an increase of $3.5 million from movements in foreign exchange compared to 2012. Excluding foreign exchange impacts and $20.4 million impact of our divestiture of our international neon business during 2012, consolidated revenue increased $16.1 million over the prior year.

•	Americas revenue for 2013 increased $11.2 million compared to 2012 primarily due to increases in occupancy, capacity and rates in our traditional and digital product lines.
•
International revenue for 2013 decreased $12.0 million including the impact of favorable foreign exchange movements of $5.2 million compared to 2012.  Excluding foreign exchange impacts and the $20.4 million impact of our divestiture of our international neon business during 2012, revenue increased $3.2 million compared to 2012. Continued weakened macro-economic conditions in Europe were partially offset by growth in other markets.

•	We spent $36.4 million on strategic revenue and cost-saving initiatives during 2013 to realign and improve our on-going business operations—a decrease of $7.6 million compared to 2012.
•
We entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million.  The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes.  At December 30, 2013, there were no amounts outstanding under the revolving credit facility, and $34.1 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

Relationship with Clear Channel Communications

There are several agreements which govern our relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of the Annual Report on Form 10-K, no notice of termination of any of these agreements has been received from Clear Channel Communications.  Our agreements with Clear Channel Communications continue under the same terms and conditions subsequent to Clear Channel Communications’ merger.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold.  Our sales personnel receive partial revenue credit for that usage for compensation purposes.  This partial revenue credit is not included in our reported revenue.  Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.  In 2013, we estimated this discounted revenue would have been less than 1% of our Americas revenue.

Under the Corporate Services Agreement, Clear Channel Communications provides management services to us.  These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2013, 2012 and 2011, we recorded approximately $35.4 million, $35.9 million, and $26.4 million, respectively, as a component of corporate expenses for these services.

On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of our Class A common stock and/or the Class A common stock of CC Media Holdings.  During 2011, a subsidiary of Clear Channel Communications purchased $16.4 million of our Class A common stock (1,553,971 shares) through open market purchases.  During 2012, a subsidiary of Clear Channel Communications purchased $692,887 of the Class A common stock of CC Media Holdings, leaving an aggregate of $82.9 million available under the stock purchase program to purchase the Class A common stock of CC Media Holdings and/or our Class A common stock. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2013 to the year ended December 31, 2012 is as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$2,946,190	$2,946,944	(0%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,594,728	1,603,492	(1%)
Selling, general and administrative expenses (excludes depreciation and amortization)	543,572	574,662	(5%)
Corporate expenses (excludes depreciation and amortization)	124,399	115,832	7%
Depreciation and amortization	403,170	399,264	1%
Impairment charges	13,150	37,651	(65%)
Other operating income, net	22,979	50,943	(55%)
Operating income	290,150	266,986	9%
Interest expense	352,783	373,876
Interest income on Due from Clear Channel Communications	54,210	63,761
Loss on marketable securities	(18)	(2,578)
Equity in earnings (loss) of nonconsolidated affiliates	(2,092)	843
Loss on extinguishment of debt	-	(221,071)
Other income (expense), net	1,016	(364)
Loss before income taxes	(9,517)	(266,299)
Income tax benefit (expense)	(14,809)	107,089
Consolidated net loss	(24,326)	(159,210)
Less amount attributable to noncontrolling interest	24,134	23,902
Net loss attributable to the Company	$(48,460)	$(183,112)

Consolidated Revenue

Our consolidated revenue decreased $0.8 million including the increase of $3.5 million from the impact of movements in foreign exchange compared to 2012.  Excluding the impact of foreign exchange movements and $20.4 million impact of our divestiture of our international neon business during 2012, revenue increased $16.1 million.  Americas revenue increased $11.2 million, driven primarily by bulletin revenue growth as a result of increases in occupancy, capacity and rates in our traditional and digital product lines.  International revenue decreased $11.9 million including the impact of favorable movements in foreign exchange of $5.2 million compared to 2012.  Excluding the impact of foreign exchange movements and the $20.4 million impact of our divestiture of our international neon business during 2012, International revenue increased $3.3 million.  Declines in certain countries as a result of weakened macroeconomic conditions were partially offset by growth in street furniture and billboard revenue in other countries.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $8.8 million including an increase of $3.6 million due to the effects of movements in foreign exchange compared to 2012 and the impact of our divestiture of our international neon business of $13.0 million during 2012.  Americas direct operating expenses decreased $15.7 million, primarily due to decreased site lease expense associated with declining revenues of some of our lower-margin product lines.  Direct operating expenses in our International segment increased $6.9 million, including a $4.8 million increase due to the effects of movements in foreign exchange.  The increase in expense excluding the impact of movements in foreign exchange and $13.0 million impact of our divestiture of our international neon business during 2012 was primarily driven by higher site lease and other expenses as a result of increased revenues in certain countries due to revenue growth and new contracts. These increases were partially offset by lower variable costs in other countries where revenues have declined.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased $31.1 million including an increase of $1.7 million due to the effects of movements in foreign exchange compared to 2012.  SG&A expenses in our Americas segment increased $9.5 million including a $7.8 million decrease in expenses related to a favorable court ruling in 2012, with other 2013 increases being driven by higher compensation expenses including commissions and amounts related to our variable compensation plans and legal costs.  Our International SG&A expenses decreased $40.6 million including a $1.9 million increase due to the effects of movements in foreign exchange compared to the same period of 2012.  Excluding the impact of foreign exchange movements and excluding the $4.2 million impact of our divestiture of our international neon business during 2012, SG&A expenses decreased $38.3 million primarily due to certain expenses during the 2012 period related to legal and other costs in Brazil that did not recur during 2013, as well as lower expenses as a result of cost saving initiatives.

Corporate Expenses

Corporate expenses increased $8.6 million during 2013 compared to 2012, driven by increases in compensation expenses including amounts related to our variable compensation plans as well as legal costs related to the stockholder litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $36.4 million incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability.  These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.  Of these costs, $12.5 million are reported within direct operating expenses, $12.2 million are reported within SG&A and $11.7 million are reported within corporate expense.  In 2012, such costs totaled $6.4 million, $27.5 million, and $10.1 million, respectively.

Depreciation and Amortization

Depreciation and amortization increased $3.9 million during 2013 compared to 2012 primarily a result of increased depreciation in our Americas segment related to depreciation of digital bulletins.

Impairment Charges

We performed our annual impairment tests as of October 1, 2013 and 2012 on our goodwill, billboard permits, and other intangible assets and recorded impairment charges of $13.2 million and $37.7 million, respectively.  During 2013, we recognized a $10.7 million goodwill impairment charge in our International segment related to a decline in the estimated fair value of one market.  Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating income of $23.0 million in 2013 primarily related to the gain on the sale of certain outdoor assets in our Americas segment.

Other operating income of $50.9 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Interest Expense

Interest expense decreased $21.1 million during 2013 compared to 2012 primarily due lower weighted average cost of debt due to the refinancing of the Clear Channel Worldwide Holdings, Inc. (“CCWH”) Series A Senior Notes and Series B Senior Notes due 2017 with an interest rate of 9.25% (the “Existing CCWH Senior Notes”) with the CCWH Series A Senior Notes and Series B Senior Notes due 2022 with a stated interest rate of 6.5% (the “CCWH Senior Notes”) during the fourth quarter of 2012.

Interest Income on Due From Clear Channel Communications

Interest income decreased $9.6 million during 2013 compared to 2012 due to the change in the interest rate recognized on amounts outstanding in the balance of the Due from Clear Channel Communications account during 2013, partially offset by the higher balance.

Loss on Marketable Securities

The loss on marketable securities of $2.6 million during 2012, primarily related to the impairment of our investment in Independent News & Media PLC (“INM”) and the impairment of a cost-basis investment during 2012.  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.  We obtained the financial information for our cost-basis investment and noted continued doubt of the investment’s ability to continue as a going concern.  After evaluating the financial condition of the investment, we concluded that the investment was other than temporarily impaired and recorded a non-cash impairment charge to that investment.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $2.1 million for 2013 and the equity in earnings of nonconsolidated affiliates of $0.8 million for 2012 included the earnings or loss from our equity investments in our International segment.

Loss on Extinguishment of Debt

In connection with the refinancing of Existing CCWH Senior Notes with the CCWH Senior Notes, CCWH paid existing note holders a tender premium of 7.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 6.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer.  The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt.  In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes.

Other Income (Expense), Net

Other income of $1.0 million for 2013 primarily related to $1.7 million in foreign exchange gains on short-term intercompany accounts partially offset by miscellaneous expenses of $0.7 million.

Other expense of $0.4 million for 2012 primarily related to $0.9 million in foreign exchange losses on short-term intercompany accounts partially offset by miscellaneous dividend and other income of $0.5 million.

Income Tax Benefit

Our operations are included in a consolidated income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for post-merger periods.  However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated Federal income tax returns with our subsidiaries.

The effective tax rate for 2013 was (155.6%), primarily impacted by our benefits and charges from tax amounts associated with our foreign earnings that are taxed at rates different from the federal statutory rate and an inability to benefit from losses in certain foreign jurisdictions.  In addition, we recorded additional foreign deferred tax expense of $3.4 million on certain foreign earnings that are expected to be distributed in future periods from our Asia subsidiaries on which foreign withholding and other taxes have not previously been provided.

The effective tax rate for 2012 was 40.2%, primarily impacted by the disposition of certain foreign subsidiaries that resulted in financial reporting gains that were not taxed in the foreign jurisdictions.  In addition, we recorded tax benefits in certain foreign jurisdictions for net operating losses that we expect to utilize in future periods.

Americas Results of Operations

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$1,290,452	$1,279,257	1%
Direct operating expenses	566,669	582,340	(3%)
SG&A expenses	220,732	211,245	4%
Depreciation and amortization	196,597	192,023	2%
Operating income	$306,454	$293,649	4%

Our Americas revenue increased $11.2 million during 2013 compared to 2012, driven primarily by increases in revenues from bulletins and posters.  Traditional bulletins and posters had increases in occupancy and rates in connection with new contracts, while the increase for digital displays was driven by higher occupancy and capacity.  The increase for digital displays was negatively impacted by lower revenues in our Los Angeles market as a result of the impact of litigation as discussed further in Item 3 of Part I of the Annual Report on Form 10-K.  Partially offsetting these increases were declines in specialty business revenues due primarily to a significant contract during 2012 that did not recur during 2013, and declines in our airport business driven primarily by the loss of certain of our U.S. airport contracts and other airport revenue.

Direct operating expenses decreased $15.7 million, primarily due to the benefits resulting from our previous strategic cost initiatives as well as reduced variable costs associated with site lease expenses due to reduced revenues on lower margin products. SG&A expenses increased $9.5 million primarily due to the 2012 period being impacted by a favorable court ruling that resulted in a $7.8 million decrease in expenses, with other 2013 increases being driven by legal costs related to the Los Angeles litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K, as well as compensation expenses including commissions and amounts related to our variable compensation plans, which were higher for the 2013 period in connection with increasing our revenues, partially offset by a decrease in costs during 2013 associated with our strategic revenue and cost initiatives compared to 2012.

Depreciation and amortization increased $4.6 million, primarily due to our continued deployment of digital billboards partially offset by assets becoming fully depreciated during 2013.

International Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$1,655,738	$1,667,687	(1%)
Direct operating expenses	1,028,059	1,021,152	1%
SG&A expenses	322,840	363,417	(11%)
Depreciation and amortization	203,927	205,258	(1%)
Operating income	$100,912	$77,860	30%

International revenue decreased $11.9 million during 2013 compared to 2012, including an increase of $5.2 million from movements in foreign exchange, and the divestiture of our international neon business which had $20.4 million in revenues during 2012.  Excluding the impact of foreign exchange and the divestiture, revenues increased $3.3 million.  Revenue growth in certain markets including China, Latin America, and the UK primarily in street furniture advertising revenue, as well as higher transit advertising sales resulting from new contracts in Norway, was partially offset by lower revenues in other countries in Europe as a result of weakened macroeconomic conditions.

Direct operating expenses increased $6.9 million including an increase of $4.8 million from movements in foreign exchange, and the divestiture of our international neon business during 2012 which had $13.0 million in direct operating expenses during 2012.  Excluding the impact of movements in foreign exchange and the divestiture, direct operating expenses increased $15.1 million driven primarily by increases in variable costs in certain markets such as China, Norway and Latin America resulting from increased revenues partially offset by declines in expenses in response to declining revenues in other countries in Europe.  SG&A expenses decreased $40.6 million including an increase of $1.9 million from movements in foreign exchange and the divestiture of our international neon business during 2012, which had $4.2 million in SG&A expenses during 2012.  Excluding the impact of movements in foreign exchange and the divestiture, SG&A expenses decreased $38.3 million primarily due to the absence in 2013 of $22.7 million in expenses incurred during 2012 in connection with legal and other costs in Brazil as well as decreases in 2013 in strategic revenue and cost initiative expenses.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2012 to the year ended December 31, 2011 is as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$2,946,944	$3,003,874	(2%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,603,492	1,630,875	(2%)
Selling, general and administrative expenses (excludes depreciation and amortization)	574,662	538,032	7%
Corporate expenses (excludes depreciation and amortization)	115,832	100,971	15%
Depreciation and amortization	399,264	432,035	(8%)
Impairment charges	37,651	7,614	394%
Other operating income, net	50,943	8,591	493%
Operating income	266,986	302,938	(12%)
Interest expense	373,876	242,435
Interest income on Due from Clear Channel Communications	63,761	45,459
Loss on marketable securities	(2,578)	(4,827)
Equity in earnings of nonconsolidated affiliates	843	6,029
Loss on extinguishment of debt	(221,071)	-
Other expense, net	(364)	(649)
Income (loss) before income taxes	(266,299)	106,515
Income tax benefit (expense)	107,089	(43,296)
Consolidated net income (loss)	(159,210)	63,219
Less amount attributable to noncontrolling interest	23,902	20,273
Net income (loss) attributable to the Company	$(183,112)	$42,946

Consolidated Revenue

Our consolidated revenue decreased $56.9 million including the impact of negative movements in foreign exchange of $79.3 million compared to 2011.  Excluding the impact of foreign exchange movements, revenue increased $22.4 million.  Americas revenue increased $26.5 million, driven primarily by bulletin revenue growth as a result of our continued deployment of new digital displays during 2012 and 2011 and revenue growth from our airports business.  International revenue decreased $83.5 million including the impact of negative movements in foreign exchange of $78.9 million compared to 2011.  Excluding the impact of foreign exchange movements, International revenue decreased $4.6 million.  Declines in certain countries as a result of weakened macroeconomic conditions and our divestiture of our international neon business during the third quarter of 2012 were partially offset by growth in street furniture and billboard revenue in other countries.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $27.4 million including a $49.7 million decline due to the effects of movements in foreign exchange compared to 2011.  Americas direct operating expenses increased $16.0 million, primarily due to increased site lease expense associated with our continued development of digital displays and growth from our airports business.  Direct operating expenses in our International segment decreased $43.4 million including a $49.4 million decline due to the effects of movements in foreign exchange.  The increase in expense excluding the impact of movements in foreign exchange was primarily driven by higher site lease and other expenses as a result of new contracts. These increases were partially offset by lower variable costs in countries where revenues have declined and the impact of the divestiture of our international neon business.

Consolidated SG&A Expenses

SG&A expenses increased $36.6 million including a decline of $21.7 million due to the effects of movements in foreign exchange compared to 2011.  SG&A expenses in our Americas segment increased $12.3 million primarily due to increased personnel costs resulting from increased revenue in addition to increases in costs associated with strategic revenue and cost initiatives.  International SG&A expenses increased $24.4 million including a $21.6 million decline due to the effects of movements in foreign exchange. The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Brazil.

Corporate Expenses

Corporate expenses increased $14.9 million during 2012 compared to 2011.  This increase was primarily driven by $10.1 million more in corporate strategic revenue and cost initiatives compared to the prior year as well as $5.3 million in expenses related to the stockholder litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $44.0 million incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability.  These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.  Of these costs, $6.4 million are reported within direct operating expenses, $27.5 million are reported within SG&A and $10.1 million are reported within corporate expenses.  In 2011, such costs totaled $16.9 million for SG&A expenses.  There were no such expenses reported in direct operating expenses or corporate expenses in 2011.

Depreciation and Amortization

Depreciation and amortization decreased $32.8 million during 2012 compared to 2011, primarily due to various assets becoming fully depreciated in 2011.  In addition, movements in foreign exchange contributed a decrease of $9.3 million during 2012.

Impairment Charges

We performed our annual impairment test on October 1, 2012 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $37.7 million.  We also performed our annual impairment test on October 1, 2011 and recorded impairment charges of $7.6 million.  During 2012, we recognized a $35.9 million impairment charge in our Americas segment related to declines in estimated fair values of certain markets’ billboard permits. Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating income of $50.9 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Other operating income of $8.6 million in 2011 primarily related to proceeds received from condemnations of bulletins.

Interest Expense

Interest expense increased $131.4 million during 2012 compared to 2011 primarily as a result of the issuance of the CCWH Subordinated Notes during the first quarter of 2012.

Interest Income on Due From Clear Channel Communications

Interest income increased $18.3 million during 2012 compared to 2011 due to the increase in the Due from Clear Channel Communications during 2012.  In connection with the issuance of the CCWH Senior Notes during 2012 described elsewhere in this MD&A, the interest rate on the revolving promissory notes with Clear Channel Communications (recorded as Due from/to Clear Channel Communications account on the consolidated balance sheets) changed automatically to equal the interest rate on the CCWH Senior Notes, which bear interest at a fixed rate of 6.5% per annum.

Loss on Marketable Securities

The loss on marketable securities of $2.6 million and $4.8 million during 2012 and 2011, respectively, primarily related to the impairment of our investment in INM during 2012 and 2011.  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.  We obtained the financial information for our cost-basis investment and noted continued doubt of the investment’s ability to continue as a going concern.  After evaluating the financial condition of the investment, we concluded that the investment was other than temporarily impaired and recorded a non-cash impairment charge to that investment.

Equity in Earnings of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $0.8 million and $6.0 million for 2012 and 2011, respectively, included earnings from our equity investments in our International segment.

Loss on Extinguishment of Debt

In connection with the refinancing of the Existing CCWH Senior Notes with an interest rate of 9.25% for the CCWH Senior Notes with a stated interest rate of 6.5% during the fourth quarter of 2012, CCWH paid existing note holders a tender premium of 107.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 106.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer.  The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt.  In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes.

Other Expense, Net

Other expense recorded for 2012 and 2011 primarily related to foreign exchange transaction gains/losses on short-term intercompany accounts.

Income Tax (Expense) Benefit

Our operations are included in a consolidated income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for post-merger periods.  However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated Federal income tax returns with our subsidiaries.

The effective tax rate for 2012 was 40.2%, primarily impacted by the disposition of certain foreign subsidiaries that resulted in financial reporting gains that were not taxed in the foreign jurisdictions.  In addition, we recorded tax benefits in certain foreign jurisdictions for net operating losses that we expect to utilize in future periods.

Our effective tax rate for 2011 was 40.6%, primarily impacted by our inability to benefit losses in certain foreign jurisdictions as well as additional tax expense recorded for interest on uncertain tax positions.  The effects of the items mentioned above were partially offset by a reduction in tax expense recorded during 2011 related to the settlement of U.S. Federal and state tax examinations during the year.

Americas Results of Operations

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,279,257	$1,252,725	2%
Direct operating expenses	582,340	566,313	3%
SG&A expenses	211,245	198,989	6%
Depreciation and amortization	192,023	211,009	(9%)
Operating income	$293,649	$276,414	6%

Americas revenue increased $26.5 million during 2012 compared to 2011, primarily driven by revenue growth from our digital bulletins and from our airports business.  We deployed an additional 178 digital bulletins during 2012 bringing our total to more than 1,000 digital bulletins in service.  The revenue growth resulting from our increased digital bulletin capacity was partially offset by declines in our traditional bulletin and poster revenues.  Our airport revenues grew primarily as a result of higher average rates and increased occupancy by customers of our largest U.S. airports.

Direct operating expenses increased $16.0 million due to increased site lease expense as a result of our continued deployment of digital displays and growth of our airport revenue.  SG&A expenses increased $12.3 million, primarily as a result of higher personnel costs associated with the increase in revenue generating headcount and commissions and bonuses related to increased revenue, as well as legal and other expenses related to billboard permitting issues.  In addition, included in our 2012 SG&A expenses are revenue and cost initiatives.  These increases were partially offset by a favorable court ruling resulting in a $7.8 million decrease in expenses.

Depreciation and amortization decreased $19.0 million, primarily due to increases in 2011 for accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Advertising Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,667,687	$1,751,149	(5%)
Direct operating expenses	1,021,152	1,064,562	(4%)
SG&A expenses	363,417	339,043	7%
Depreciation and amortization	205,258	219,955	(7%)
Operating income	$77,860	$127,589	(39%)

International revenue decreased $83.5 million during 2012 compared to 2011, including $78.9 million of negative movements in foreign exchange. Excluding the impact of movements in foreign exchange, revenues declined in certain geographies as a result of weakened macroeconomic conditions, particularly in France, southern Europe and the Nordic countries, as well as the impact of $15.1 million due to the divestiture of our international neon business during the third quarter of 2012. These decreases were partially offset by countries including Australia, China and Mexico where economic conditions were stronger, and in the United Kingdom which benefited from the 2012 Summer Olympics in London.  These and other countries experienced increased revenues, primarily related to our shelters, street furniture, equipment sales and billboard businesses.  New contracts won during 2011 helped drive revenue growth.

Direct operating expenses decreased $43.4 million, attributable to a $49.4 million decrease from movements in foreign exchange.  The increase in expenses excluding the impact of foreign exchange was primarily due to higher site lease expense associated with new contracts, partially offset by lower site lease expenses in those markets where revenue declined as a result of weakened macroeconomic conditions.  The divestiture of our international neon business resulted in a $9.0 million decline in direct operating expenses.  SG&A expenses increased $24.4 million including a $21.6 million decrease from movements in foreign exchange.  The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Latin America. Also contributing to the increase were revenue and cost initiatives and increased shelter maintenance in Latin America, partially offset by a $3.2 million impact from the divestiture of our international neon business.

Depreciation and amortization declined $14.7 million, including $9.3 million of negative movements in foreign exchange, primarily as a result of assets that became fully depreciated or amortized during 2011.

Reconciliation of Segment Operating Income to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2013	2012	2011
Americas	$306,454	293,649	276,414
International	100,912	77,860	127,589
Impairment charges	(13,150)	(37,651)	(7,614)
Corporate expense (1)	(127,045)	(117,815)	(102,042)
Other operating income, net	22,979	50,943	8,591
Consolidated operating income	$290,150	$266,986	$302,938

(1)	Corporate expense includes expenses related to Americas and International and as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

As of December 31, 2013, there was $17.5 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately three years.  In addition, as of December 31, 2013, there was $0.6 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Share-based compensation payments are recorded in corporate expenses and were $7.7 million, $10.6 million, and $10.9 million for the years ended December 31, 2013, 2012, and 2011, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights cash flow activities during the years ended December 31, 2013, 2012 and 2011.

(In thousands)	Years Ended December 31,
	2013	2012	2011
Cash provided by (used for):
Operating activities	$414,640	$355,138	$517,218
Investing activities	$(177,679)	$(233,748)	$(298,934)
Financing activities	$(484,393)	$(105,549)	$(298,744)

Operating Activities

2013

Our consolidated net loss, adjusted for $385.7 million of non-cash items, provided positive cash flows of $361.4 million during 2013.  Our consolidated net loss, adjusted for $481.0 million of non-cash items, provided positive cash flows of $321.8 million during 2012.  Cash provided by operating activities during 2013 was $414.6 million compared to $355.1 million during 2012.  Cash paid for interest was $34.5 million lower during 2013 compared to 2012 primarily due to the repurchase of the $2,500.0 million aggregate principal amount of Existing CCWH Senior Notes using the proceeds from the issuance of the $2,725.0 million aggregate principal amount of CCWH Senior Notes during December 2012 that reduced the weighted average cost of debt.

Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, gain on disposal of operating assets, amortization of deferred financing charges and note discounts, net and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

2012

The $162.1 million decrease in cash flows from operations to $355.1 million in 2012 compared to $517.2 million in 2011 was primarily driven by higher interest expense. Our consolidated net loss, adjusted for $481.0 million of non-cash items, provided positive cash flows of $321.8 million in 2012.  Cash paid for interest was $147.4 million higher during 2012 compared to the prior year.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, gain on disposal of operating and fixed assets, loss on marketable securities, amortization of deferred financing charges and note discounts, net, loss on extinguishment of debt, equity in earnings of nonconsolidated affiliates and other reconciling items, net as presented on the face of the statement of cash flows.

2011

The decrease in cash flows from operations in 2011 compared to 2010 was primarily driven by changes in working capital and was partially offset by improved profitability, including a 7% increase in revenue.  Our net income, adjusted for $453.7 million of non-cash items, provided positive cash flows of $516.9 million in 2011.  Cash generated by higher operating income in 2011 compared to 2010 was offset by the decrease in accrued expenses in 2011 as a result of higher variable compensation payments in 2011 associated with our employee incentive programs based on 2010 operating performance.  In addition, in 2010 we received $51.0 million in U.S. Federal income tax refunds that increased cash flow from operations in 2010.

Non-cash items affecting our net income include depreciation and amortization, deferred taxes, gain or loss on disposal of operating assets, provision for doubtful accounts, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges, net and other reconciling items, net as presented on the face of the statement of cash flows.

Investing Activities

2013

Cash used for investing activities of $177.7 million during 2013 reflected our capital expenditures of $206.2 million.  We spent $89.0 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $108.6 million in our International segment primarily related to new advertising structures such as billboards and street furniture and renewals of existing contracts, and $8.6 million by Corporate primarily related to equipment and software.  Other cash provided by investing activities were $42.1 million of proceeds from sales of other operating and fixed assets.

2012

Cash used for investing activities of $233.7 million during 2012 reflected capital expenditures of $275.6 million. We spent $117.6 million in our Americas segment primarily related to the installation of new digital displays, $150.1 million in our International segment primarily related to new billboard, street furniture and mall contracts and renewals of existing contracts, and $7.8 million by Corporate. Partially offsetting cash used for investing activities were $56.4 million of proceeds from the divestiture of our international neon business and the sales of other operating assets.

2011

Cash used for investing activities during 2011 primarily reflected capital expenditures of $291.1 million. We spent $120.8 million in our Americas segment primarily related to the construction of new digital displays, $166.0 million in our International segment primarily related to new billboard and street furniture contracts and renewals of existing contracts and $4.3 million by Corporate.

Financing Activities

2013

Cash used for financing activities of $484.4 million during 2013 primarily reflected the $200.0 million dividend declared as discussed in Item 3 of Part I of the Annual Report on Form 10-K as well as net transfers of $150.0 million in cash to Clear Channel Communications, which represents the activity in the “Due from/to Clear Channel Communications” account.  Other cash used for financing activities included net payments to noncontrolling interests of $68.4 million and payments to repurchase noncontrolling interests of $61.1 million.

2012

Cash used for financing activities of $105.5 million during 2012 reflected (i) the issuance of $2.2 billion of aggregate principal amount of indebtedness, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”) by CCWH using the proceeds to pay the CCOH Dividend (discussed below) and (ii) the issuance by CCWH of $2.7 billion aggregate principal amount of the CCWH Senior Notes due 2022 using the proceeds used to fund the tender offer for and redemption of the Existing CCWH Senior Notes due 2017.

2011

Cash used for financing activities of $298.7 million for 2011 primarily reflected payments on credit facilities and long-term debt of $4.2 million and $20.1 million, respectively, and net transfers to Clear Channel Communications of $272.3 million.  The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account.  This activity primarily relates to working capital.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand, cash flow from operations and the revolving promissory note with Clear Channel Communications.  Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations, any available borrowing capacity under the senior revolving credit facility and borrowing capacity under or repayment of amounts outstanding under the revolving promissory note with Clear Channel Communications will enable us to meet our working capital, capital expenditure, debt service and other funding requirements, including the debt service on the CCWH Senior Notes and the CCWH Subordinated Notes and dividends, for at least the next 12 months.  In addition, we were in compliance with the covenants contained in our material financing agreements as of December 31, 2013.  We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements long term.  However, our anticipated results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants.  In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At December 31, 2013, we had $314.5 million of cash on our balance sheet, with $225.5 million in consolidated cash balances held outside the U.S. by our subsidiaries, all of which is readily convertible into other foreign currencies including the U.S. dollar.  We disclose in Item 8 of our Form 10-K within Note 1, Summary of Significant Accounting Policies, that our policy is to permanently reinvest the earnings of our non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses.  We have the ability and intent to indefinitely reinvest the undistributed earnings of consolidated subsidiaries based outside of the United States.  If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes.  This is a result of significant current and historic deficits in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.

Furthermore, in its Annual Report on Form 10-K filed with the SEC on February 20, 2014, Clear Channel Communications stated that it was in compliance with the covenants contained in its material financing agreements as of December 31, 2013.  Clear Channel Communications similarly stated in such Annual Report that its anticipated results are also subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants.  Moreover, Clear Channel Communications stated in such Annual Report that its ability to comply with the covenants in its material financing agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions.  As discussed therein, the breach of any covenants set forth in Clear Channel Communications’ financing agreements would result in a default thereunder, and an event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, as discussed therein, the lenders under the receivables-based credit facility under Clear Channel Communications’ senior secured credit facilities would have the option to terminate their commitments to make further extensions of credit thereunder. In addition, Clear Channel Communications stated in such Annual Report that if Clear Channel Communications is unable to repay its obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility.  Finally, Clear Channel Communications stated in such Annual Report that a default or acceleration under any of its material financing agreements could cause a default under other obligations that are subject to cross-default and cross-acceleration provisions.  If Clear Channel Communications were to become insolvent, we would be an unsecured creditor of Clear Channel Communications.  In such event, we would be treated the same as other unsecured creditors of Clear Channel Communications and, if we were not entitled to the cash previously transferred to Clear Channel Communications, or could not obtain such cash on a timely basis, we could experience a liquidity shortfall.

For so long as Clear Channel Communications maintains significant control over us, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing our borrowing costs or impairing our access to capital markets.  As of December 31, 2013, Clear Channel Communications had $708.2 million recorded as “Cash and cash equivalents” on its condensed consolidated balance sheets, of which $314.5 million was held by us and our subsidiaries.

Our ability to fund our working capital, capital expenditures, debt service and other obligations depends on our future operating performance and cash from operations and other liquidity-generating transactions.  If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing.  We may not be able to secure any such additional financing on terms favorable to us or at all.

We frequently evaluate strategic opportunities both within and outside our existing lines of business.  We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses.  These acquisitions or dispositions could be material.

Sources of Capital

As of December 31, 2013 and 2012, we had the following debt outstanding, cash and cash equivalents and amounts due from Clear Channel Communications:

	December 31,
(In millions)	2013	2012
Clear Channel Worldwide Holdings Senior Notes due 2022	$2,725.0	$2,725.0
Clear Channel Worldwide Holdings Senior Subordinated Notes due 2020	2,200.0	2,200.0
Senior revolving credit facility due 2018	-	-
Other debt	17.1	27.1
Original issue discount	(6.7)	(7.3)
Total debt	4,935.4	4,944.8
Less: Cash and cash equivalents	314.5	562.0
Less: Due from Clear Channel Communications	879.1	729.2
	$3,741.8	$3,653.6

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities.  Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Promissory Notes with Clear Channel Communications

We maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on our consolidated balance sheets. The accounts represent our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us (the “Due from CCU Note”), in each case in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. Such day-to-day cash management services relate only to our cash activities and balances in the U.S. and exclude any cash activities and balances of our non-U.S. subsidiaries. At December 31, 2013 and 2012, the asset recorded in “Due from Clear Channel Communications” on our condensed consolidated balance sheet was $879.1 million and $729.2 million, respectively. At December 31, 2013, we had no borrowings under the cash management note to Clear Channel Communications.

The Due from CCU Note was the subject of derivative litigation filed by our stockholders in the Delaware Court of Chancery.  On March 28, 2013, legal counsel for the defendants in that matter entered into a binding memorandum of understanding (the “MOU”) with legal counsel for a special litigation committee consisting of certain of our independent directors and the plaintiffs to settle the derivative litigation. On July 8, 2013, the parties executed a Stipulation of Settlement, on terms consistent with the MOU, and presented the Stipulation of Settlement to the Delaware Chancery Court for approval.  On September 9, 2013, the Delaware Chancery Court approved the settlement and, on October 9, 2013, the right to appeal expired.  Please refer to “Legal Proceedings” within Item 3 of Part I1 of the Annual Report on Form 10-K for additional information about the settlement.

On October 19, 2013, in accordance with the terms of the settlement, we notified Clear Channel Communications of our intent to make a demand for repayment of $200 million outstanding under the Due from CCU Note on November 8, 2013 and declared a dividend of $200 million, which was conditioned upon Clear Channel Communications having satisfied such demand.  We paid the dividend on November 8, 2013.  The repayment and dividend reduced the amount of the “Due from Clear Channel Communications” asset available to us as a source of liquidity by $200 million.

On October 19, 2013, in accordance with the terms of the settlement, we also established a committee of our board of directors, consisting of our independent and disinterested directors, for the specific purpose of monitoring the Due from CCU Note.  If such a demand is made in accordance with the terms of the committee charter in the future, we would declare a simultaneous dividend equal to the amount so demanded, which would further reduce the amount of the “Due from Clear Channel Communications” asset that is available to us as a source of liquidity for ongoing working capital, capital expenditure, debt service and other funding requirements.

The net interest income for the years ended December 31, 2013, 2012 and 2011 was $54.2 million, $63.8 million and $45.5 million, respectively. At December 31, 2013, the fixed interest rate on the “Due from Clear Channel Communications” account was 6.5%, which is equal to the fixed interest rate on the CCWH senior notes. On October 23, 2013, in accordance with the terms of the settlement, the interest rate on the Due from CCU Note was amended such that if the outstanding balance on the Due from CCU Note exceeds $1.0 billion and under certain other circumstances tied to Clear Channel Communications’ liquidity, the rate will be variable but will in no event be less than 6.5% nor greater than 20%.

Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a revolving promissory note issued by us to Clear Channel Communications or pursuant to repayment of the Due from CCU Note.  If we are unable to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks or other lenders, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements at some future date.  As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs.  Under the Master Agreement with Clear Channel Communications, we are limited in our borrowings from third parties to no more than $400.0 million at any one time outstanding, without the prior written consent of Clear Channel Communications.

CCWH Senior Notes

As of December 31, 2013, CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.75 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes”).  The CCWH Senior Notes are guaranteed by us, Clear Channel Outdoor, Inc. (“CCOI”) and certain of our direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of the Existing CCWH Senior Notes.

We capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  We are amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, which began on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than us) or issue certain preferred stock;
•	create liens on its restricted subsidiaries’ assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than us).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire our subordinated debt;
•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if our debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit our ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow us to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to us.

Consolidated leverage ratio, defined as total debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 6.3:1 at December 31, 2013, and senior leverage ratio, defined as senior debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 3.5:1 at December 31, 2013.  As required by the definition of EBITDA in the CCWH Senior Notes indentures, our EBITDA for the preceding four quarters of $779.5 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net, plus share-based compensation, and is further adjusted for the following: (i) costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses; (iii) non-cash charges; and (iv) various other items.

The following table reflects a reconciliation of EBITDA (as defined by the CCWH Senior Notes indentures) to operating income and net cash provided by operating activities for the year ended December 31, 2013:

Year Ended
(In Millions)	December 31, 2013
EBITDA (as defined by the CCWH Senior Notes indentures)	$779.5
Less adjustments to EBITDA (as defined by the CCWH Senior Notes indentures):
Cost incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees, and other permitted activities	(38.8)
Extraordinary, non-recurring or unusual gains or losses or expenses (as referenced in the definition of EBITDA in the CCWH Senior Notes indentures)	(19.3)
Non-cash charges	(22.3)
Other items	(7.8)
Less: Depreciation and amortization, Impairment charges, Other operating income, net, and Share-based compensation expense	(401.1)
Operating income	290.2
Plus: Depreciation and amortization, Impairment charges, Other operating income, net, and Share-based compensation expense	401.1
Less: Interest expense	(352.8)
Plus: Interest income on Due from Clear Channel Communications	54.2
Less: Current income tax benefit	(46.0)
Plus: Other income, net	1.0
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	13.7
Change in assets and liabilities, net of assets acquired and liabilities assumed	53.2
Net cash provided by operating activities	$414.6

CCWH Senior Subordinated Notes

As of December 31, 2013, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes”).  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, which began on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by us, CCOI and certain of our other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the  CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions.  Notwithstanding the foregoing, neither us nor any of our subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

We capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than us) or issue certain preferred stock;
•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and
•	sell certain assets, including capital stock of our subsidiaries, to persons other than Clear Channel and its subsidiaries (other than us).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	make certain investments;
•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;
•	sell certain assets, including capital stock of our subsidiaries;
•	designate our subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit our ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow us to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to us.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to us, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to our Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of ours.

Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, we entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million.  The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes.  At December 31, 2013, there were no amounts outstanding under the revolving credit facility, and $34.1 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

Other Debt

Other debt consists primarily of loans with international banks.  At December 31, 2013, approximately $17.1 million was outstanding as other debt.

Clear Channel Communications’ Debt Covenants

The Clear Channel Communications’ senior secured credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a financial covenant limiting the ratio of its consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters (maximum of 9.0:1).  In its Annual Report on Form 10-K filed with the SEC on February 20, 2014, Clear Channel Communications stated that it was in compliance with this covenant as of December 31, 2013.

Dispositions and Other

2013

During 2013, our Americas segment divested certain outdoor advertising assets in Times Square for approximately $18.7 million resulting in a gain of $12.2 million included in “Other operating income, net.”

2012

During 2012, our International segment sold its international neon business and its outdoor advertising business in Romania, resulting in an aggregate gain of $39.7 million included in “Other operating income, net.”

Uses of Capital

Debt Repurchases

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes.  Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer.  In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

Capital Expenditures

Our capital expenditures for the years ended December 31, 2013, 2012, and 2011 were as follows:

(In millions)	Years Ended December 31,
	2013	2012	2011
Americas advertising	$89.0	$117.7	$122.5
International advertising	108.5	150.1	166.0
Corporate	8.7	7.8	4.2
Total capital expenditures	$206.2	$275.6	$292.7

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and recurring maintenance in our Americas segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International segment.

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements.  We are currently installing these technologies in certain markets.  We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Acquisitions

During 2011, our International segment acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  Please see Item 3. Legal Proceedings within Part I of the Annual Report on Form 10-K.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases.  Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations.  For 2014, we are committed to $368.1 million and $302.0 million for minimum annual guarantees and operating leases, respectively.  Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in the table below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period.  The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to the scheduled maturities on debt issued by CCWH, we have future cash obligations under various types of contracts.  We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases.  Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals.  The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of the CCWH Senior Notes, CCWH Subordinated Notes and other debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, capital expenditure commitments and other long-term obligations as of December 31, 2013, are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Long-term Debt:
CCWH Senior Notes	$2,200,000	$-	$-	$-	$2,200,000
CCWH Senior Subordinated Notes	2,725,000	-	-	-	2,725,000
Other Long-term Debt	17,133	15,999	121	158	855
Interest payments on long-term debt (1)	2,614,819	345,725	689,912	689,891	889,291
Non-cancelable operating leases	2,170,762	301,974	511,765	354,923	1,002,100
Non-cancelable contracts	1,603,772	368,095	502,594	193,884	539,199
Employment contracts	11,102	6,644	4,375	83	-
Capital expenditures	111,751	44,224	41,389	2,605	23,533
Unrecognized tax benefits (2)	46,126	4,056	-	-	42,070
Other long-term obligations (3)	200,084	5,028	6,258	5,388	183,410
Total	$11,700,549	$1,091,745	$1,756,414	$1,246,932	$7,605,458

(1)	Interest payments on long-term debt consist primarily of interest on the CCWH Senior Notes and the CCWH Senior Subordinated Notes.

(2)
The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.  For additional information, see Note 9 included in Item 8 of Part II of the Annual Report on Form 10-K.

(3)
Other long-term obligations consist of $54.8 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years.  Also included in the table is $23.8 million related to retirement plans and $121.5 million related to other long-term obligations with a specific maturity.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period.  Our International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year.  We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in equity security prices and foreign currency exchange rates.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world.  Foreign operations are measured in their local currencies.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations.  We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar.  Our foreign operations reported net income of $13.5 million for the year ended December 31, 2013.  We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the year ended December 31, 2013 by $1.3 million.  A 10% decrease in the value of the U.S. dollar relative to foreign currencies during year ended December 31, 2013 would have increased our net loss by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect.  Inflation has affected our performance in terms of higher costs for wages, salaries and equipment.  Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Under the revised guidance, entities are permitted to designate the Fed Funds effective Swap Rate, also referred to as the overnight index swap rate, as a benchmark interest rate. In addition, the ASU removes the restriction on using different benchmark interest rates for similar hedges. The amendments became effective for any qualifying new or designated hedging relationships entered into on or after July 17, 2013. We do not expect the provisions of ASU 2013-10 to have a material effect on our financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under the revised guidance, public and non-public companies are required to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements in a single note or on the face of the financial statements. Public companies are also required to provide this information in their interim statements. The standard is effective prospectively for public entities for fiscal years, and interim periods with those years, beginning after December 15, 2012. The provisions of ASU 2013-02 did not have a material effect on our financial statement disclosures.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. Under the revised guidance, new balance sheet offsetting disclosures are limited to the following financial instruments, to the extent they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement, recognized derivative instruments accounted for under ASC 815, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions. Entities are required to apply the ASU for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The provisions of ASU 2013-01 did not have a material effect on our financial statement disclosures.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. Under the revised guidance, changes were made to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities.  Additionally, the amendments will make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The provisions of ASU 2012-04 did not have a material effect on our financial statement disclosures.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources.  Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material.  Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K.  Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors.  In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected.  For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2013 would have changed by approximately $3.3 million and our net income for the same period would have changed by approximately $2.0 million.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets, such as our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35.  Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2013, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $2.5 million related to permits in certain markets in our Americas business.

In determining the fair value of our billboard permits, the following key assumptions were used:
•	Industry revenue growth forecast at 3.6% was used for the initial four-year period;
•	3% revenue growth was assumed beyond the initial four-year period;
•	Revenue was grown over a build-up period, reaching maturity by year 2;
•	Operating margins gradually climb to the industry average margin of up to 55%, depending on market size, by year 3; and
•	Assumed discount rate of 9.0%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the decline in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Billboard permits	$720,800	$140,100	$724,900

The estimated fair value of our billboard permits at October 1, 2013 was $2.3 billion while the carrying value was $1.1 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired.  The fair value of our reporting units is used to apply value to the net assets of each reporting unit.  To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate.  Terminal values are also estimated and discounted to their present value.

On October 1, 2013, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in a impairment charge of $10.7 million related to one market in our International segment. In determining the fair value of our reporting units, we used the following assumptions:
•
Expected cash flows underlying our business plans for the periods 2014 through 2017. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2017 are projected to grow at a perpetual growth rate, which we estimated at 3%.
•	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 9.0% to 11.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 25% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Americas	$610,000	$150,000	$580,000
International	$350,000	$200,000	$330,000

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements.  We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.  These adjustments to our UTBs may affect our income tax expense.  Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings.  Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.  If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2013 would not be materially impacted.  Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.  If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management.  The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management's best estimates and judgments.

It is management's objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities.  The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ C. William Eccleshare
Chief Executive Officer

/s/ Richard J. Bressler
Chief Financial Officer

/s/ Scott D. Hamilton
Senior Vice President and Chief Accounting Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Clear Channel Outdoor Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Outdoor Holdings, Inc. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 20, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas
February 20, 2014

CONSOLIDATED BALANCE SHEETS
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	December 31,	December 31,
	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$314,545	$561,979
Accounts receivable, net of allowance of $33,127 in 2013 and $36,669 in 2012	712,135	754,658
Prepaid expenses	143,415	151,597
Other current assets	68,333	41,112
Total Current Assets	1,238,428	1,509,346
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,765,510	1,890,693
Other property, plant and equipment, net	315,588	317,051
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	1,067,783	1,070,720
Other intangibles, net	487,926	557,478
Goodwill	850,134	862,248
OTHER ASSETS
Due from Clear Channel Communications	879,108	729,157
Other assets	154,915	169,089
Total Assets	$6,759,392	$7,105,782
CURRENT LIABILITIES
Accounts payable	$85,882	$95,515
Accrued expenses	563,766	538,499
Deferred income	107,943	107,034
Other current liabilities	-	60,950
Current portion of long-term debt	15,999	9,407
Total Current Liabilities	773,590	811,405
Long-term debt	4,919,377	4,935,388
Deferred tax liability	656,150	673,068
Other long-term liabilities	250,167	239,832
Commitments and contingent liabilities (Note 7)
SHAREHOLDERS’ EQUITY
Noncontrolling interest	202,046	247,934
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding
Class A common stock, $.01 par value, 750,000,000 shares authorized, 44,117,843 and
42,357,863 shares issued in 2013 and 2012, respectively	441	424
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares
issued and outstanding	3,150	3,150
Additional paid-in capital	4,332,045	4,522,668
Accumulated deficit	(4,162,975)	(4,114,515)
Accumulated other comprehensive loss	(213,572)	(212,599)
Cost of shares (116,264 in 2013 and 110,005 in 2012) held in treasury	(1,027)	(973)
Total Shareholders’ Equity	160,108	446,089
Total Liabilities and Shareholders’ Equity	$6,759,392	$7,105,782

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands, except per share data)	Years Ended December 31,
	2013	2012	2011

Revenue	$2,946,190	$2,946,944	$3,003,874
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,594,728	1,603,492	1,630,875
Selling, general and administrative expenses (excludes depreciation and amortization)	543,572	574,662	538,032
Corporate expenses (excludes depreciation and amortization)	124,399	115,832	100,971
Depreciation and amortization	403,170	399,264	432,035
Impairment charges	13,150	37,651	7,614
Other operating income, net	22,979	50,943	8,591
Operating income	290,150	266,986	302,938
Interest expense	352,783	373,876	242,435
Interest income on Due from Clear Channel Communications	54,210	63,761	45,459
Loss on marketable securities	(18)	(2,578)	(4,827)
Equity in earnings (loss) of nonconsolidated affiliates	(2,092)	843	6,029
Loss on extinguishment of debt	-	(221,071)	-
Other income (expense), net	1,016	(364)	(649)
Income (loss) before income taxes	(9,517)	(266,299)	106,515
Income tax benefit (expense)	(14,809)	107,089	(43,296)
Consolidated net income (loss)	(24,326)	(159,210)	63,219
Less amount attributable to noncontrolling interest	24,134	23,902	20,273
Net income (loss) attributable to the Company	$(48,460)	$(183,112)	$42,946
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(9,654)	35,485	(29,801)
Unrealized holding gain (loss) on marketable securities	1,187	(2,573)	(4,834)
Other adjustments to comprehensive income (loss)	6,732	1,135	(1,361)
Reclassification adjustment for realized loss on securities included in net income (loss)	(1,432)	2,045	5,148
Other comprehensive income (loss)	(3,167)	36,092	(30,848)
Comprehensive income (loss)	(51,627)	(147,020)	12,098
Less amount attributable to noncontrolling interest	(2,194)	1,703	8,918
Comprehensive income (loss) attributable to the Company	$(49,433)	$(148,723)	$3,180
Net income (loss) attributable to the Company per common share:
Basic	$(0.14)	$(0.54)	$0.11
Weighted average common shares outstanding – Basic	357,662	356,915	355,907
Diluted	$(0.14)	$(0.54)	$0.11
Weighted average common shares outstanding – Diluted	357,662	356,915	356,528

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY OF
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

				Controlling Interest
(In thousands, except share data)	Class A Common Shares Issued	Class B Common Shares Issued	Non-controlling Interest	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balances at December 31, 2010	40,886,923	315,000,000	$209,794	$3,558	$6,677,146	$(3,974,349)	$(207,439)	$(655)	$2,708,055
Net income	-	-	20,273	-	-	42,946	-	-	63,219
Exercise of stock options and other	251,812	-	-	3	-	-	-	(315)	(312)
Share-based payments	-	-	-	-	10,913	-	-	-	10,913
Other	-	-	(7,455)	-	(3,562)	-	217	-	(10,800)
Other comprehensive income (loss)	-	-	8,918	-	-	-	(39,766)	-	(30,848)
Balances at December 31, 2011	41,138,735	315,000,000	$231,530	$3,561	$6,684,497	$(3,931,403)	$(246,988)	$(970)	$2,740,227
Net income (loss)	-	-	23,902	-	-	(183,112)	-	-	(159,210)
Exercise of stock options and other	1,219,128	-	-	13	6,372	-	-	(3)	6,382
Share-based payments	-	-	-	-	10,589	-	-	-	10,589
Dividends declared and paid ($6.0832/share)	-	-	-	-	(2,170,396)	-	-	-	(2,170,396)
Other	-	-	(9,201)	-	(8,394)	-	-	-	(17,595)
Other comprehensive income	-	-	1,703	-	-	-	34,389	-	36,092
Balances at December 31, 2012	42,357,863	315,000,000	$247,934	$3,574	$4,522,668	$(4,114,515)	$(212,599)	$(973)	$446,089
Net income (loss)	-	-	24,134	-	-	(48,460)	-	-	(24,326)
Exercise of stock options and other	1,759,980	-	-	17	4,228	-	-	(54)	4,191
Share-based payments	-	-	-	-	7,725	-	-	-	7,725
Dividends and other payments to noncontrolling interests	-	-	(68,441)	-	-	-	-	-	(68,441)
Dividends declared and paid ($0.5578/share)	-	-	-	-	(200,010)	-	-	-	(200,010)
Other	-	-	613	-	(2,566)	-	-	-	(1,953)
Other comprehensive income	-	-	(2,194)	-	-	-	(973)	-	(3,167)
Balances at December 31, 2013	44,117,843	315,000,000	$202,046	$3,591	$4,332,045	$(4,162,975)	$(213,572)	$(1,027)	$160,108

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Consolidated net income (loss)	$(24,326)	$(159,210)	$63,219
Reconciling items:
Impairment charges	13,150	37,651	7,614
Depreciation and amortization	403,170	399,264	432,035
Deferred taxes	(31,216)	(157,315)	(1,393)
Provision for doubtful accounts	5,124	7,000	5,977
Share-based compensation	7,725	10,589	10,913
Gain on sale of operating and fixed assets	(22,979)	(50,943)	(8,591)
Loss on marketable securities	18	2,578	4,827
Amortization of deferred financing charges and note discounts, net	8,562	10,963	7,653
Loss on extinguishment of debt	-	221,071	-
Other reconciling items, net	2,188	112	(5,329)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	43,429	(46,294)	15,829
Increase (decrease) in accrued expenses	18,176	25,294	(35,842)
Increase (decrease) in accounts payable	(10,407)	2,503	23,702
Increase (decrease) in deferred income	334	24,069	(10,212)
Changes in other operating assets and liabilities	1,692	27,806	6,816
Net cash provided by operating activities	414,640	355,138	517,218
Cash flows from investing activities:
Purchases of property, plant and equipment	(206,187)	(275,577)	(291,050)
Proceeds from disposal of assets	42,134	56,433	12,883
Purchases of other operating assets	(10,483)	(5,719)	(14,794)
Purchases of businesses	-	(4,721)	(13,179)
Change in other, net	(3,143)	(4,164)	7,206
Net cash used for investing activities	(177,679)	(233,748)	(298,934)
Cash flows from financing activities:
Draws on credit facilities	2,752	2,063	-
Payments on credit facilities	(4,815)	(3,368)	(4,151)
Proceeds from long-term debt	-	4,917,643	5,012
Payments on long-term debt	(6,626)	(2,700,786)	(20,099)
Net transfers to Clear Channel Communications	(149,957)	(73,127)	(272,262)
Deferred financing charges	(344)	(69,988)	-
Payments to repurchase noncontrolling interests	(61,143)	(7,040)	(4,682)
Dividends and other payments to noncontrolling interests	(68,442)	(6,931)	(3,571)
Dividends paid	(200,010)	(2,170,396)	-
Change in other, net	4,192	6,381	1,009
Net cash used for financing activities	(484,393)	(105,549)	(298,744)
Effect of exchange rate changes on cash	(2)	3,483	(903)
Net increase (decrease) in cash and cash equivalents	(247,434)	19,324	(81,363)
Cash and cash equivalents at beginning of year	561,979	542,655	624,018
Cash and cash equivalents at end of year	$314,545	$561,979	$542,655
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$346,833	$381,346	$233,979
Cash paid during the year for income taxes	46,262	48,424	37,777

See Notes to Consolidated Financial Statements

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally.  On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold.  Prior to the IPO, the Company was an indirect wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media and entertainment company.  As of December 31, 2013, Clear Channel Communications indirectly holds all of the 315.0 million shares of Class B common stock outstanding and 1,553,971 shares of Class A common stock, collectively representing approximately 88% of the shares outstanding and approximately 99% of the voting power.  The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.  The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays.  The Company has two reportable business segments: Americas and International.  During the first quarter of 2012, and in connection with the appointment of the Company’s new chief executive officer, the Company reevaluated its segment reporting and determined that its Latin American operations were more appropriately aligned with the operations of its International segment. As a result, the operations of Latin America are no longer reflected within the Company’s Americas segment and are currently included in the results of its International segment. Accordingly, the Company has recast the corresponding segment disclosures for prior periods. The Americas segment primarily includes operations in the United States and Canada; the International segment primarily includes operations in Europe, Asia, Latin America and Australia.

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The purchase price was approximately $23.0 billion, including $94.0 million in capitalized transaction costs.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements of the Company reflect the new basis of accounting.

Agreements with Clear Channel Communications

There are several agreements which govern the Company’s relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of this report, no notice of termination of any of these agreements has been received from Clear Channel Communications.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting.  All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2013 presentation.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.  The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years
Structures — 5 to 15 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Land Leases and Other Structure Licenses

Most of the Company’s advertising structures are located on leased land.  Americas land leases are typically paid in advance for periods ranging from one to 12 months.  International land leases are paid both in advance and in arrears, for periods ranging from one to 12 months.  Most international street furniture display faces are operated through contracts with municipalities for up to 20 years.  The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment.  Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Intangible Assets

The Company’s indefinite-lived intangible assets include billboard permits in its Americas segment.  The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually.  The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99.  The Company engages Mesirow Financial Consulting, LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets.  These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill.  In 2013 and 2012, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit.  The Company recognized a non-cash impairment charge to goodwill of $10.7 million based on declining future cash flows expected in one country in the International outdoor segment for 2013.  The Company had no impairment of goodwill for 2012.  The Company recognized a non-cash impairment charge of $1.1 million to reduce goodwill in one country within its International segment for 2011.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.  The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities.  These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical value when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ deficit.  In addition, the Company holds investments that do not have quoted market prices.  The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities.  Based on these assessments, no impairments existed at December 31, 2013 and the Company concluded that other-than-temporary impairments existed at December 31, 2012 and 2011 and recorded non-cash impairment charges of $2.6 million and $4.8 million, respectively, during each of these years.  Such charges are recorded on the statement of operations in “Loss on marketable securities”.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2013 and 2012.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition.  The Company’s asset retirement obligation is reported in “Other long-term liabilities.”  The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred.  When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount.  Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.  As generally all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.  If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes.  This is a result of significant current and historic deficits in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.  We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts.  It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings of our foreign operations were distributed.   During 2013, the Company recorded additional foreign deferred tax expense of $3.4 million on certain foreign earnings that are expected to be distributed in future periods from the Company’s Asia subsidiaries on which foreign withholding and other taxes have not previously been provided.

The operations of the Company are included in a consolidated U.S. Federal income tax return filed by CC Media Holdings.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. Federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year, and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations.  Payments received in advance of being earned are recorded as deferred income. Revenue arrangements typically contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Advertising Expense

The Company records advertising expense as it is incurred.  Advertising expenses were $18.6 million, $17.2 million and $14.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period.  For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year.  The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date.  The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”.  Foreign currency transaction gains and losses are included in operations.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

New Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Under the revised guidance, entities are permitted to designate the Fed Funds effective Swap Rate, also referred to as the overnight index swap rate, as a benchmark interest rate. In addition, the ASU removes the restriction on using different benchmark interest rates for similar hedges. The amendments became effective for any qualifying new or designated hedging relationships entered into on or after July 17, 2013. The Company does not expect the provisions of ASU 2013-10 to have a material effect on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under the revised guidance, public and non-public companies are required to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements in a single note or on the face of the financial statements. Public companies are also required to provide this information in their interim statements. The standard is effective prospectively for public entities for fiscal years, and interim periods with those years, beginning after December 15, 2012. The provisions of ASU 2013-02 did not have a material effect on the Company’s financial statement disclosures.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. Under the revised guidance, new balance sheet offsetting disclosures are limited to the following financial instruments, to the extent they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement; recognized derivative instruments accounted for under ASC 815, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions. Entities are required to apply the ASU for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The provisions of ASU 2013-01 did not have a material effect on the Company’s financial statement disclosures.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. Under the revised guidance, changes were made to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities.  Additionally, the amendments will make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The provisions of ASU 2012-04 did not have a material effect on the Company’s financial statement disclosures.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2013 and 2012, respectively.

(In thousands)	December 31,	December 31,
	2013	2012
Land, buildings and improvements	$213,670	$210,382
Structures	3,021,152	2,949,458
Furniture and other equipment	147,768	134,389
Construction in progress	83,891	76,299
	3,466,481	3,370,528
Less: accumulated depreciation	1,385,383	1,162,784
Property, plant and equipment, net	$2,081,098	$2,207,744

The Company impaired outdoor advertising structures in its Americas outdoor segment by $1.7 million during 2012.

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist primarily of billboard permits.  The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada.  Accordingly, there are no indefinite-lived intangible assets in the International segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average billboard permit within a market.

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

During 2013, the Company recognized a $2.5 million impairment charge related to billboard permits in a certain market due to increased start-up costs for that market exceeding market value.  During 2012, the Company recognized a $35.9 million impairment charge related to billboard permits in certain markets due to a change in the Company’s forecast of revenue growth within the markets.  During 2011, the Company recognized a $6.5 million impairment charge related to billboard permits in one market due to significant declines in permit value resulting from flat revenues, a slight decline in margin and increased capital expenditures within the market.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements.  The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site-leases and other contractual rights, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. No impairments of other intangible assets were recognized during 2013 or 2012.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets at December 31, 2013 and 2012, respectively:

(In thousands)	December 31, 2013		December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$777,521	$(464,548)	$785,303	$(403,955)
Permanent easements	173,753	-	173,374	-
Other	2,832	(1,632)	4,283	(1,527)
Total	$954,106	$(466,180)	$962,960	$(405,482)

Total amortization expense related to definite-lived intangible assets was $70.9 million, $75.2 million and $101.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2014	$65,291
2015	55,110
2016	42,875
2017	31,461
2018	22,991

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year.  Each of the Company’s advertising markets are components.  The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit and each country in its International segment constitutes a separate reporting unit.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.  In 2013, based on declining future cash flows expected in one country in the International segment, the Company recognized a non-cash impairment charge to goodwill of $10.7 million and recognized no goodwill impairment for its Americas segment for the year ended December 31, 2013.  The Company recognized no goodwill impairment for the year ended December 31, 2012.

In 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  Based on a qualitative assessment, the Company concluded that no further testing of goodwill for impairment was required for all of the reporting units within its Americas segment.  Further testing was required for four of the countries within its International segment.

If further testing of goodwill for impairment is required after assessing qualitative factors, the Company follows the two-step impairment testing approach in accordance with ASC 350-20-35.  The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. For the year ended December 31, 2011, the Company recognized a non-cash impairment charge to goodwill of $1.1 million due to a decline in the fair value of one country within the Company’s International segment.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.  The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment.  As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10.  All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands)	Americas	International	Consolidated
Balance as of December 31, 2011	$571,932	$285,261	$857,193
Foreign currency	-	7,784	7,784
Dispositions	-	(2,729)	(2,729)
Balance as of December 31, 2012	$571,932	$290,316	$862,248
Impairment	-	(10,684)	(10,684)
Foreign currency	-	(974)	(974)
Dispositions	-	(456)	(456)
Balance as of December 31, 2013	$571,932	$278,202	$850,134

The balance at December 31, 2011 is net of cumulative impairments of $2.6 billion and $315.9 million  in the Company’s Americas and International segments, respectively.

NOTE 3 – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Alessi

The Company owns a 49% interest in Alessi, an Italian outdoor advertising company.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Buspak

The Company owns a 50% interest in Buspak, an outdoor advertising company in Hong Kong.

Summarized Financial Information

The following table summarizes the Company's investments in nonconsolidated affiliates:

(In thousands)	Buspak	All Others	Total
Balance as of December 31, 2011	$7,911	$3,257	$11,168
Equity in net earnings (loss)	1,558	(715)	843
Acquisitions of investments, net	-	1,082	1,082
Other, net	1,209	1,831	3,040
Foreign currency translation adjustments	(35)	25	(10)
Balance as of December 31, 2012	$10,643	$5,480	$16,123
Equity in net loss	(144)	(1,948)	(2,092)
Acquisitions of investments, net	-	54	54
Other, net	-	1,301	1,301
Foreign currency translation adjustments	(4)	9	5
Balance as of December 31, 2013	$10,495	$4,896	$15,391

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.” The Company's interests in their operations are recorded in the statement of comprehensive loss as “Equity in earnings of nonconsolidated affiliates.”

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2013	2012
Beginning balance	$52,571	$47,534
Adjustment due to change in estimate of related costs	808	3,172
Accretion of liability	4,612	4,490
Liabilities settled	(3,159)	(2,625)
Ending balance	$54,832	$52,571

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2013 and  2012 consisted of the following:

(In thousands)	December 31,	December 31,
	2013	2012
Clear Channel Worldwide Holdings Senior Notes:
6.5% Series A Senior Notes Due 2022	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	1,989,250	1,989,250
Clear Channel Worldwide Holdings Senior Subordinated Notes:
7.625% Series A Senior Subordinated Notes Due 2020	275,000	275,000
7.625% Series B Senior Subordinated Notes Due 2020	1,925,000	1,925,000
Senior revolving credit facility due 2018	-	-
Other debt	17,133	27,093
Original issue discount	(6,757)	(7,298)
Total debt	4,935,376	4,944,795
Less: current portion	15,999	9,407
Total long-term debt	$4,919,377	$4,935,388

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.1 billion and $5.1 billion at December 31, 2013 and 2012, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

CCWH Senior Notes

At December 31, 2013, the senior notes of the Company’s wholly owned subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), represented $2.7 billion aggregate principal amount of senior notes, which consisted of $735.75 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”).  The CCWH Senior Notes are guaranteed by the Company, Clear Channel Outdoor, Inc. (“CCOI”) and certain of the Company’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of CCWH’s Series A Senior Notes due 2017 and CCWH’s Series B Senior Notes due 2017 (collectively, the “Existing CCWH Senior Notes”).

The Company capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  The Company is amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.  Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, which began on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The indenture governing the Series A CCWH Senior Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries (other than the Company) or issue certain preferred stock;
•	create liens on its restricted subsidiaries’ assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries (other than Company).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire the Company’s subordinated debt;
•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow the Company to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit the Company’s ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow the Company to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by the Company of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to the Company.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CCWH Senior Subordinated Notes

At December 31, 2013, CCWH had $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”).  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, which began on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Company, CCOI and certain of the Company’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The Company capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than the Company) or issue certain preferred stock;
•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of the Company’s assets; and
•	sell certain assets, including capital stock of the Company’s subsidiaries, to persons other than Clear Channel and its subsidiaries (other than the Company).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit the ability of the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	make certain investments;
•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of the Company’s assets;
•	sell certain assets, including capital stock of the Company’s subsidiaries;
•	designate the Company’s subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow the Company to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit the Company’ ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow the Company to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by the Company of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to the Company.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to the Company, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of the Company.  Of the $2,170.4 million special cash dividend paid by the Company, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders.  As a result, the Company recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, the Company entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million.  The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes.  At December 31, 2013, there were no amounts outstanding under the revolving credit facility, and $34.1 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

Clear Channel Communications’ Debt Repayments

On March 15, 2012, using proceeds of a CCOH dividend distributed to CC Holdings and CC Finco, together with cash on hand, Clear Channel Communications repaid indebtedness under its senior secured credit facilities in an aggregate amount equal to $1,925.7 million. As a result of the prepayment, the revolving credit commitments under Clear Channel Communications’ revolving credit facility were permanently reduced from $1.9 billion to $10.0 million and the sub-limit under which certain of the Company’s international subsidiaries may borrow (to the extent that Clear Channel Communications’ has not already borrowed against this capacity) was reduced from $145.0 million to $750 thousand.  On October 31, 2012, Clear Channel Communications permanently repaid the $10.0 million revolving credit facility, which included the $750 thousand sub-limit facility, and all remaining commitments related to the revolving credit facility were cancelled.

In connection with the CCWH Subordinated Notes issuance, Clear Channel Communications used cash on hand to prepay $170.5 million of additional indebtedness under its senior secured credit facilities in order to remain in compliance with its debt covenants.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes.  Included in the $17.1 million balance at December 31, 2013 is $16.0 million that matures in less than one year.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Debt Covenants

The Company was in compliance with the covenants contained in the Senior Notes indentures, the Subordinated Notes indentures and the Senior revolving credit facility as of December 31, 2013.

There are no significant covenants or events of default contained in the revolving promissory note issued by Clear Channel Communications to the Company or the revolving promissory note issued by the Company to Clear Channel Communications.

Future maturities of long-term debt as of December 31, 2013 are as follows:

(in thousands)
2014	$15,999
2015	57
2016	64
2017	74
2018	84
Thereafter	4,925,855
Total (1)	$4,942,133

(1)	Excludes original issue discount of $6.8 million, which is amortized through interest expense over the life of the underlying debt obligations.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments and Contingencies

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10.  These contracts may contain minimum annual franchise payments which generally escalate each year.  The Company accounts for these minimum franchise payments on a straight-line basis.  If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable.  Other contracts may contain a variable rent component based on revenue.  The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.  No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25.  The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed.  Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases.  The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract.  The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract.  Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.  Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays.  At December 31, 2013, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $30.0 million.  As the contingencies have not been met or resolved as of December 31, 2013, these amounts are not recorded.

As of December 31, 2013, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)			Capital
	Non-Cancelable	Non-Cancelable	Expenditure	Employment
	Operating Lease	Contracts	Commitments	Contracts
2014	$301,974	$368,095	$44,224	$6,645
2015	285,230	278,113	27,007	3,434
2016	226,536	224,480	14,382	940
2017	193,560	193,884	2,454	83
2018	161,363	-	152	-
Thereafter	1,002,099	539,200	23,532	-
Total	$2,170,762	$1,603,772	$111,751	$11,102

Rent expense charged to operations for the years ended December 31, 2013, 2012 and 2011 was $1,017.0 million, $1,011.2 million and $1,029.3 million, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.  Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Stockholder Litigation

Two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of ours. The consolidated lawsuits were captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints named as defendants certain of Clear Channel Communications’ and the Company’s current and former directors and Clear Channel Communications, as well as Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. We also were named as a nominal defendant. The complaints alleged, among other things, that in December 2009 Clear Channel Communications breached fiduciary duties to the Company and its stockholders by allegedly requiring the Company to agree to amend the terms of the Due from CCU Note to extend the maturity date of the Due from CCU Note and to amend the interest rate payable on the Due from CCU Note. According to the complaints, the terms of the amended Due from CCU Note were unfair to the Company because, among other things, the interest rate was below market. The complaints further alleged that Clear Channel Communications was unjustly enriched as a result of that transaction. The complaints also alleged that the director defendants breached fiduciary duties to the Company in connection with that transaction and that the transaction constituted corporate waste. On March 28, 2013, to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the complaint, legal counsel for the defendants entered into a binding memorandum of understanding (the “MOU”) with legal counsel for a special litigation committee consisting of the Company’s independent directors and the plaintiffs to settle the litigation. On July 8, 2013, the parties executed a Stipulation of Settlement, on terms consistent with the MOU, and presented the Stipulation of Settlement to the Delaware Chancery Court for approval. The Company filed the Stipulation of Settlement with the SEC as an exhibit to its Current Report on Form 8-K filed on July 9, 2013. On September 9, 2013, the Delaware Chancery Court approved the settlement and, on October 9, 2013, the right to appeal expired. On October 19, 2013, in accordance with the terms of the settlement, the Company’s board of directors (i) notified Clear Channel Communications of its intent to make a demand for repayment of $200 million outstanding under the Due from CCU Note on November 8, 2013, (ii) declared a dividend of $200 million, which was conditioned upon Clear Channel Communications satisfying such demand, and (iii) established a committee of the Company’s board of directors for the specific purpose of monitoring the Due from CCU Note. On October 23, 2013, the Company and Clear Channel Communications amended the Due from CCU Note in accordance with the terms of the settlement. The Company announced its intent to make a demand for repayment of $200 million outstanding under the Due from CCU Note and its declaration of the dividend in its Current Report on Form 8-K filed on October 21, 2013, filed a copy of the amendment to the Due from CCU Note as an exhibit to its Current Report on Form 8-K filed on October 23, 2013 and announced the demand and dividend payment in its Current Report on Form 8-K filed on November 8, 2013.

Los Angeles Litigation

In 2008, Summit Media, LLC, one of the Company’s competitors, sued the City of Los Angeles (the “City”), Clear Channel Outdoor, Inc. and CBS Outdoor in Los Angeles Superior Court (Case No. BS116611) challenging the validity of a settlement agreement that had been entered into in November 2006 among the parties. Pursuant to the settlement agreement, Clear Channel Outdoor, Inc. had taken down existing billboards and converted 83 existing signs from static displays to digital displays pursuant to modernization permits issued through an administrative process of the City. The Los Angeles Superior Court ruled in January 2010 that the settlement agreement constituted an ultra vires act of the City and nullified its existence, but did not invalidate the modernization permits issued to Clear Channel Outdoor, Inc. and CBS. All parties appealed the ruling by the Los Angeles Superior Court to Court of Appeal for the State of California, Second Appellate District, Division 8. On December 10, 2012, the Court of Appeal issued an order upholding the Superior Court’s finding that the settlement agreement was ultra vires and remanding the case to the Superior Court for the purpose of invalidating the modernization permits issued to Clear Channel Outdoor, Inc. and CBS for the digital displays that were the subject of the settlement agreement. On January 22, 2013, Clear Channel Outdoor, Inc. filed a petition with the California Supreme Court requesting its review of the matter, and the Supreme Court denied that petition on February 27, 2013. On April 12, 2013, the Los Angeles Superior Court invalidated 82 digital modernization permits issued to Clear Channel Outdoor, Inc. (77 of which displays were operating at the time of the ruling) and 13 issued to CBS and ordered that the companies turn off the electrical power to affected digital displays by the close of business on April 15, 2013. Clear Channel Outdoor, Inc. has complied with the order. On April 16, 2013, the Court conducted further proceedings during which it held that it was not invalidating two additional digital modernization permits that Clear Channel Outdoor, Inc. had secured through a special zoning plan and confirmed that its April 12 order invalidated only digital modernization permits – no other types of permits the companies may have secured for the signs at issue. Summit Media, LLC filed a further motion requesting that the Court order the demolition of the 82 sign structures on which the now-invalidated digital signs operated, as well as the invalidation of several other permits for traditional signs allegedly issued under the settlement agreement. At a hearing held on November 22, 2013, the Court denied Summit Media, LLC’s demolition motion by allowing the 82 sign structures and their LED faces to remain intact, thus allowing Clear Channel Outdoor, Inc. to seek permits under the existing City sign code to either wrap the LED faces with vinyl or convert the LED faces to traditional static signs. The Court further confirmed the invalidation of all permits issued under the settlement agreement. In anticipation of this order, Clear Channel Outdoor, Inc. had removed six static billboard facings solely permitted under the settlement agreement. At a hearing held on January 21, 2014, the Court denied Summit Media, LLC’s motion for attorney’s fees on the basis that Summit Media, LLC had a substantial financial interest in the outcome of the litigation and, therefore, was not entitled to fees under California’s private attorney general statute.

NOTE 7 – GUARANTEES

As of December 31, 2013, the Company had $69.4 million in letters of credit outstanding, of which $33.0 million of letters of credit were cash secured. Additionally, as of December 31, 2013, Clear Channel Communications had outstanding commercial standby letters of credit and surety bonds of $3.0 million and $44.2 million, respectively, held on behalf of the Company. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items. Letters of credit in the amount of $2.0 million are collateral in support of surety bonds and these amounts would only be drawn under the letter of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In addition, as of December 31, 2013, the Company had outstanding bank guarantees of $57.4 million related to international subsidiaries, of which $13.3 million were backed by cash collateral.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company records net amounts due to or from Clear Channel Communications as “Due from/to Clear Channel Communications” on the consolidated balance sheets.  The accounts represent the revolving promissory note issued by the Company to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to the Company in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances.  The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017.

Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  As a part of these services, the Company maintains collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Accounts under the CCWH senior notes and the CCWH Subordinated Notes).  In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment.  The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account.

At December 31, 2013 and 2012, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $879.1 million and $729.2 million, respectively.  At December 31, 2013, the fixed interest rate on the “Due from Clear Channel Communications” account was 6.5%, which is equal to the fixed interest rate on the CCWH Senior Notes.  The net interest income for the years ended December 31, 2013, 2012 and 2011 was $54.2 million, $63.8 million and $45.5 million, respectively.  For so long as Clear Channel Communications maintains significant control over the Company, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing the Company’s borrowing costs or impairing the Company’s access to capital markets.  As of December 31, 2013, Clear Channel Communications had $708.2 million recorded as “Cash and cash equivalents” on its consolidated balance sheets.

The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications.  For the years ended December 31, 2013, 2012 and 2011, the Company recorded $2.5 million, $1.2 million and $4.1 million in revenue for these advertisements, respectively.

Under the Corporate Services Agreement between Clear Channel Communications and the Company, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services.  These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2013, 2012, and 2011, the Company recorded $35.4 million, $35.9 million and $26.4 million as a component of corporate expense for these services, respectively.

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications.  The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.  Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income.  Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer.  Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.  The Company’s provision for income taxes is further disclosed in Note 9.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan.  These costs are recorded as a component of selling, general and administrative expenses and were approximately $10.5 million, $11.5 million and $12.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Stock Purchases

On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of the Company’s Class A common stock. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion. During 2011, CC Finco, a subsidiary of Clear Channel Communications, purchased 1,553,971 shares of the Company’s Class A common stock through open market purchases for approximately $16.4 million.

NOTE 9 — INCOME TAXES

The operations of the Company are included in a consolidated U.S. federal income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for the post-merger periods.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. federal income tax returns with its subsidiaries.

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Current - Federal	$(1,470)	$(465)	$(340)
Current - foreign	(45,327)	(47,632)	(50,285)
Current - state	772	(2,129)	5,936
Total current expense	(46,025)	(50,226)	(44,689)

Deferred - Federal	21,369	119,195	(8,986)
Deferred - foreign	8,278	28,502	13,708
Deferred - state	1,569	9,618	(3,329)
Total deferred benefit	31,216	157,315	1,393
Income tax benefit (expense)	$(14,809)	$107,089	$(43,296)

For the year ended December 31, 2013 the Company recorded current tax expense of $46.0 million as compared to $50.2 million for the 2012 year.  The change in current tax was due primarily to reductions in state current tax expense due to the settlement of various examinations during 2013.

For the year ended December 31, 2012 the Company recorded current tax expense of $50.2 million as compared to $44.7 million for the 2011 year. The change in current tax was due primarily to reductions in state current tax in 2011 as a result of the settlement of various examinations during the period.

Deferred tax benefits decreased $126.1 million for the year ended December 31, 2013 compared to 2012, primarily due to a decrease in federal and state losses in 2013.

Deferred tax benefits increased $155.9 million for the year ended December 31, 2012 compared to 2011, primarily due to an increase in U.S. federal and state tax losses in 2012.  In addition, in 2012 the Company recorded tax benefits in certain foreign jurisdictions for net operating losses that it expects to utilize in future periods.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2013 and 2012 are as follows (1):

(In thousands)	December 31,	December 31,
	2013	2012
Deferred tax liabilities:
Intangibles and fixed assets	$951,405	$949,507
Equity in earnings	1,062	482
Other investments	6,486	3,009
Total deferred tax liabilities	958,953	952,998
Deferred tax assets:
Accrued expenses	17,791	11,181
Net operating loss carryforwards	458,670	422,472
Bad debt reserves	3,962	5,331
Other	18,967	21,211
Total deferred tax assets	499,390	460,195
Less: Valuation allowance	180,284	179,807
Net deferred tax assets	319,106	280,388
Net deferred tax liabilities	639,847	672,610
Less: current portion of deferred tax asset (liability)	16,303	458
Long-term net deferred tax liabilities	$656,150	$673,068

(1)
For comparability, the presentation of the balances at December 31, 2012 were adjusted to align to current year presentation of gross foreign deferred taxes and associated valuation allowances on our foreign subsidiaries.

The Company’s net foreign deferred tax liabilities were $16.9 million and $27.4 million for the periods ended December 31, 2013 and 2012, respectively.

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits.  As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time.

At December 31, 2013, the Company had recorded deferred tax assets for net operating loss carryforwards (tax effected) for federal and state income tax purposes of $287.8 million, expiring in various amounts through 2033.  The Company had recorded deferred tax assets for foreign net operating loss carryforwards (tax effected) of approximately $170.8 million as offset in part by an associated valuation allowance of $156.8 million.  The remaining deferred tax valuation allowance of $23.5 million offsets other foreign deferred tax assets that are not expected to be realized.  Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefits.  Due to the Company’s evaluation of negative factors including particular negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized.  For its remaining gross deferred tax assets, the Company is relying on its assessment of deferred tax liabilities that will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets.  Any deferred tax liabilities associated with billboard permits and tax deductible goodwill intangible assets are not relied upon as these intangible assets have an indefinite life.

At December 31, 2013 and 2012, net deferred tax assets include a deferred tax asset of $15.3 million and $17.0 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.   Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in our balance sheet.  See Note 10 for additional discussion of ASC 718-10.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax benefit is:

(Amounts in thousands)	Years Ended December 31,
	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit (expense) at statutory rates	$3,331	35%	$93,205	35%	$(37,280)	35%
State income taxes, net of federal tax effect	2,342	25%	7,489	3%	2,607	(2%)
Foreign income taxes	(19,777)	(208%)	9,938	3%	(3,617)	3%
Nondeductible items	(613)	(7%)	(679)	0%	(550)	1%
Tax contingencies	(2,488)	(26%)	522	0%	(2,360)	2%
Other, net	2,396	25%	(3,386)	(1%)	(2,096)	2%
Income tax benefit (expense)	$(14,809)	(156%)	$107,089	40%	$(43,296)	41%

During 2013, the Company recorded tax expense of approximately $14.8 million. The 2013 income tax expense and (155.6)% effective tax rate were impacted primarily by the Company’s benefits and charges from tax amounts associated with its foreign earnings that are taxed at rates different from the federal statutory rate and an inability to benefit from losses in certain foreign jurisdictions.  In addition the Company recorded additional foreign deferred tax expense of $3.4 million on certain foreign earnings that are expected to be distributed in future periods from its Asia subsidiaries on which foreign withholding and other taxes have not previously been provided.  Foreign income before income taxes was approximately $47.5 million for 2013.

During 2012, the Company recorded tax benefit of approximately $107.1 million. The 2012 income tax benefit and 40.2% effective tax rate were impacted primarily by the disposition of certain foreign subsidiaries that resulted in financial reporting gains that were not subject to tax in the foreign jurisdictions.  In addition, the Company recorded tax benefits in certain foreign jurisdictions for net operating losses that it expects to utilize in future periods.   Foreign income before income taxes was approximately $84.6 million for 2012.

During 2011, the Company recorded tax expense of approximately $43.3 million. The 2011 income tax expense and 40.6% effective tax rate were impacted primarily by the Company’s inability to benefit losses in certain foreign jurisdictions as well as additional tax expense recorded for interest on uncertain tax positions. The effects of the items mentioned above were partially offset by a reduction in tax expense recorded during 2011 related to the settlement of U.S. Federal and state tax examinations during the year. Foreign income before income taxes was approximately $94.2 million for 2011.

All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2013 and 2012, was $9.6 million and $8.0 million, respectively.  The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2013 and 2012, was $62.2 million and $53.8 million, respectively, of which $42.1 million and $45.8 million is included in “Other long-term liabilities.” Additionally, $4.1 million is included in “Accrued expenses” on the Company’s consolidated balance sheet at December 31, 2013.  In addition, $16.1 million and $8.1 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2013 and 2012, respectively.  The total amount of unrecognized tax benefits at December 31, 2013 and 2012 that, if recognized, would impact the effective income tax rate is $45.4 million and $38.4 million, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2013	2012
Balance at beginning of period	$45,839	$40,078
Increases for tax position taken in the current year	9,454	8,349
Increases for tax positions taken in previous years	6,124	8,051
Decreases for tax position taken in previous years	(638)	(4,368)
Decreases due to settlements with tax authorities	(678)	(6,271)
Decreases due to lapse of statute of limitations	(7,482)	-
Balance at end of period	$52,619	$45,839

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated U.S. federal income tax return filed by Clear Channel Communications.  In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions.  During 2013, the Company reversed $7.9 million in liabilities, inclusive of interest, as a result of the statute of limitations expiring in certain state and foreign jurisdictions.  During 2012, the Company settled an examination in the United Kingdom and as a result of the settlement paid approximately $7.2 million in tax and interest.  All federal income tax matters through 2008 are closed and the IRS is currently auditing the Company’s 2009 and 2010 periods.  Substantially all material state, local, and foreign income tax matters have been concluded for years through 2005.

NOTE 10 – SHAREHOLDERS’ EQUITY

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in shareholders’ equity attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2013	$198,155	$247,934	$446,089
Net income (loss)	(48,460)	24,134	(24,326)
Dividends paid	(200,010)	-	(200,010)
Dividends and other payments to noncontrolling interests	-	(68,441)	(68,441)
Foreign currency translation adjustments	(7,460)	(2,194)	(9,654)
Unrealized holding gain on marketable securities	1,187	-	1,187
Other adjustments to comprehensive loss	6,732	-	6,732
Other, net	9,350	613	9,963
Reclassifications	(1,432)	-	(1,432)
Balances at December 31, 2013	$(41,938)	$202,046	$160,108

Balances at January 1, 2012	$2,508,697	$231,530	$2,740,227
Net income (loss)	(183,112)	23,902	(159,210)
Dividends paid	(2,170,396)	-	(2,170,396)
Foreign currency translation adjustments	33,782	1,703	35,485
Unrealized holding gain (loss) on marketable securities	(2,573)	-	(2,573)
Other adjustments to comprehensive loss	1,135	-	1,135
Other, net	8,577	(9,201)	(624)
Reclassifications	2,045	-	2,045
Balances at December 31, 2012	$198,155	$247,934	$446,089

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Share-Based Awards

Stock Options

The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest solely on continued service over a period of up to five years. The equity incentive plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization. The Company determined that the CCOH Dividend discussed in Note 5 was considered a change in capitalization and therefore adjusted outstanding options as of March 15, 2012. No incremental compensation cost was recognized in connection with the adjustment.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of the Company’s stock over the expected life of the options. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	Years Ended December 31,
	2013	2012	2011
Expected volatility	55% – 56%	54% – 56%	57%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	1.05% – 2.19%	0.92% – 1.48%	1.26% – 2.75%
Dividend yield	0%	0%	0%

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2013 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2013	8,381	$9.22
Granted (1)	517	7.78
Exercised (2)	(1,088)	3.89
Forfeited	(226)	7.11
Expired	(675)	13.58
Outstanding, December 31, 2013	6,909	9.60	5.9 years	$15,545
Exercisable	4,264	10.90	4.7 years	$8,581
Expected to vest	2,514	7.49	7.9 years	$6,660

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1)	The weighted average grant date fair value of the Company’s options granted during the years ended December 31, 2013, 2012 and 2011 was $4.10, $4.43 and $8.30 per share, respectively.

(2)
Cash received from option exercises during the years ended December 31, 2013, 2012 and 2011 was $4.2 million, $6.4 million and $1.4 million, respectively.  The total intrinsic value of the options exercised during the years ended December 31, 2013, 2012 and 2011 was $5.0 million, $7.9 million and $1.5 million, respectively.

A summary of the Company’s unvested options at and changes during the year ended December 31, 2013 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2013	3,833	$5.19
Granted	517	4.10
Vested (1)	(1,479)	4.80
Forfeited	(226)	5.21
Unvested, December 31, 2013	2,645	5.21

(1)	The total fair value of the Company’s options vested during the years ended December 31, 2013, 2012 and 2011 was $7.1 million, $11.5 million and $8.2 million, respectively.

Restricted Stock Awards

The Company has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan. The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

The following table presents a summary of the Company's restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2013 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2013	1,085	$6.26
Granted	1,105	7.51
Vested (restriction lapsed)	(15)	6.61
Forfeited	(283)	7.15
Outstanding, December 31, 2013	1,892	6.83

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $7.7 million, $10.6 million and $10.9 million, during the years ended December 31, 2013, 2012 and 2011, respectively.

The tax benefit related to the share-based compensation expense for the years ended December 31, 2013, 2012 and 2011 was $3.0 million, $4.1 million and $4.3 million, respectively.

As of December 31, 2013, there was $17.5 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately three years.  In addition, as of December 31, 2013, there was $0.6 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands, except per share data)	Years Ended December 31,
	2013	2012	2011
NUMERATOR:
Net income (loss) attributable to the Company – common shares	$(48,460)	$(183,112)	$42,946
Less: Participating securities dividends	2,566	8,456	2,972
Net income (loss) attributable to the Company per common share – basic and diluted	$(51,026)	$(191,568)	$39,974

DENOMINATOR:
Weighted average common shares outstanding – basic	357,662	356,915	355,907
Effect of dilutive securities:
Stock options and restricted stock awards (1)	-	-	621
Weighted average common shares outstanding – diluted	357,662	356,915	356,528

Net income (loss) attributable to the Company per common share:
Basic	$(0.14)	$(0.54)	$0.11
Diluted	$(0.14)	$(0.54)	$0.11

(1)
8.8 million, 9.5 million and 6.0 million stock options were outstanding at December 31, 2013, 2012 and 2011, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 11 – EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees.  Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan.  Employees vest in these Company matching contributions based upon their years of service to the Company.  Contributions to these plans of $2.4 million, $2.4 million and $2.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, were recorded as a component of operating expenses. The Company suspended the matching contribution as of April 30, 2009 and reinstated the matching contribution effective April 1, 2010 retroactive to January 1, 2010.

In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by Clear Channel Communications.  Contributions to these plans of $10.6 million, $13.8 million and $12.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, were recorded as a component of operating expenses.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by Clear Channel Communications, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company suspended all salary and bonus deferral and company matching contributions to the deferred compensation plan on January 1, 2010. Matching credits on amounts deferred may be made in the sole discretion of Clear Channel Communications and Clear Channel Communications retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan.  There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of Clear Channel Communications.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 — OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2013, 2012 and 2011, respectively:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Foreign exchange loss	$1,674	$(869)	$796
Other	(658)	505	(1,445)
Total other income (expense) — net	$1,016	$(364)	$(649)

The following table discloses the components of “Other current assets” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Deferred loan costs	$7,982	$8,000
Inventory	24,857	20,094
Deferred tax asset	16,303	458
Deposits	3,862	4,108
Other receivables	5,388	4,264
Other	9,941	4,188
Total other current assets	$68,333	$41,112

The following table discloses the components of “Other assets” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Prepaid expenses	$60,667	$70,586
Deferred loan costs	50,038	57,696
Deposits	24,308	22,401
Investments	17,420	16,886
Other	2,482	1,520
Total other assets	$154,915	$169,089

The following table discloses the components of “Other current liabilities” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Redeemable noncontrolling interest	$-	$60,950
Total other current liabilities	$-	$60,950

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other long-term liabilities” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Unrecognized tax benefits	$42,070	$45,769
Asset retirement obligation	54,832	52,571
Employee related liabilities	31,617	24,265
Deferred rent	92,512	86,611
Other	29,136	30,616
Total other long-term liabilities	$250,167	$239,832

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Cumulative currency translation adjustments and other	$(214,801)	$(212,641)
Cumulative unrealized gain on securities	1,229	42
Total accumulated other comprehensive loss	$(213,572)	$(212,599)

NOTE 13 – SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and International.  The Americas segment consists of operations primarily in the United States and Canada, and the International segment primarily includes operations in Europe, Asia, Australia and Latin America.  The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays.  Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions.  Share-based payments are recorded in corporate expenses.

During the first quarter of 2012, the Company recast its segment reporting, as discussed in Note 1.  The following table presents the Company’s reportable segment results for the years ended December 31, 2013, 2012 and 2011.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Americas Outdoor Advertising	International Outdoor Advertising	Corporate and other reconciling items	Consolidated
Year Ended December 31, 2013
Revenue	$1,290,452	$1,655,738	$-	$2,946,190
Direct operating expenses	566,669	1,028,059	-	1,594,728
Selling, general and administrative expenses	220,732	322,840	-	543,572
Depreciation and amortization	196,597	203,927	2,646	403,170
Impairment charges	-	-	13,150	13,150
Corporate expenses	-	-	124,399	124,399
Other operating income, net	-	-	22,979	22,979
Operating income (loss)	$306,454	$100,912	$(117,216)	$290,150

Segment assets	$3,693,308	$2,029,687	$1,036,397	$6,759,392
Capital expenditures	$88,991	$108,548	$8,648	$206,187
Share-based compensation expense	$-	$-	$7,725	$7,725
Year Ended December 31, 2012
Revenue	$1,279,257	$1,667,687	$-	$2,946,944
Direct operating expenses	582,340	1,021,152	-	1,603,492
Selling, general and administrative expenses	211,245	363,417	-	574,662
Depreciation and amortization	192,023	205,258	1,983	399,264
Impairment charges	-	-	37,651	37,651
Corporate expenses	-	-	115,832	115,832
Other operating income, net	-	-	50,943	50,943
Operating income (loss)	$293,649	$77,860	$(104,523)	$266,986

Segment assets	$3,835,235	$2,256,309	$1,014,238	$7,105,782
Capital expenditures	$117,647	$150,129	$7,801	$275,577
Share-based compensation expense	$-	$-	$10,589	$10,589
Year Ended December 31, 2011
Revenue	$1,252,725	$1,751,149	$-	$3,003,874
Direct operating expenses	566,313	1,064,562	-	1,630,875
Selling, general and administrative expenses	198,989	339,043	-	538,032
Depreciation and amortization	211,009	219,955	1,071	432,035
Impairment charges	-	-	7,614	7,614
Corporate expenses	-	-	100,971	100,971
Other operating income, net	-	-	8,591	8,591
Operating income (loss)	$276,414	$127,589	$(101,065)	$302,938

Segment assets	$3,886,098	$2,166,173	$1,035,914	$7,088,185
Capital expenditures	$122,505	$166,044	$4,194	$292,743
Share-based compensation expense	$-	$-	$10,913	$10,913

Revenue of $1.7 billion, $1.7 billion and $1.8 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively.  Revenue of $1.2 billion, derived from the Company’s U.S. operations are included in the data above for each of the years ended December 31, 2013, 2012 and 2011.

Identifiable long-lived assets of $759.3 million, $803.7 million and $796.3 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively. Identifiable long-lived assets of $1.3 billion, $1.4 billion and $1.5 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2013	2012	2013	2012	2013	2012	2013	2012
Revenue	$650,210	$651,283	$766,871	$761,326	$723,013	$731,141	$806,096	$803,194
Operating expenses:
Direct operating expenses	386,191	391,718	399,558	405,314	396,094	390,639	412,885	415,821
Selling, general and administrative expenses	139,561	152,343	133,020	131,752	131,437	136,582	139,554	153,985
Corporate expenses	27,824	27,451	33,892	29,952	29,719	28,820	32,964	29,609
Depreciation and amortization	100,327	92,337	97,566	99,668	98,344	100,352	106,933	106,907
Impairment charges	-	-	-	-	-	-	13,150	37,651
Other operating income, net	2,103	4,003	3,697	2,746	6,604	42,397	10,575	1,797
Operating income (loss)	(1,590)	(8,563)	106,532	97,386	74,023	117,145	111,185	61,018
Interest expense	88,093	67,831	88,063	102,953	87,969	102,612	88,658	100,480
Interest income on Due from Clear Channel Communications	11,920	15,980	12,496	16,089	14,940	16,913	14,854	14,779
Loss on marketable securities	-	-	-	-	(18)	-	-	(2,578)
Equity in earnings (loss) of nonconsolidated affiliates	(485)	421	169	(157)	(645)	(234)	(1,131)	813
Loss on extinguishment of debt	-	-	-	-	-	-	-	(221,071)
Other income (expense), net	(907)	(494)	(310)	(1,631)	1,445	1,825	788	(64)
Income (loss) before income Taxes	(79,155)	(60,487)	30,824	8,734	1,776	33,037	37,038	(247,583)
Income tax benefit (expense)	5,006	15,294	(12,094)	(8,082)	10,214	(8,212)	(17,935)	108,089
Consolidated net income (loss)	(74,149)	(45,193)	18,730	652	11,990	24,825	19,103	(139,494)
Less amount attributable to noncontrolling interest	129	(1,323)	9,822	8,768	7,772	7,541	6,411	8,916
Net income (loss) attributable to the Company	$(74,278)	$(43,870)	$8,908	$(8,116)	$4,218	$17,284	$12,692	$(148,410)

Net income (loss) per common share:
Basic	$(0.22)	$(0.14)	$0.02	$(0.02)	$0.01	$0.05	$0.04	$(0.42)
Diluted	$(0.22)	$(0.14)	$0.02	$(0.02)	$0.01	$0.05	$0.04	$(0.42)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 – GUARANTOR SUBSIDIARIES

The Company and certain of the Company’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of CCWH (the “Subsidiary Issuer”).  The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	December 31, 2013
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$83,185	$-	$5,885	$225,475	$-	$314,545
Accounts receivable, net of allowance	-	-	208,029	504,106	-	712,135
Intercompany receivables	-	186,659	1,592,228	-	(1,778,887)	-
Prepaid expenses	1,390	-	71,730	70,295	-	143,415
Other current assets	3	6,850	20,333	41,147	-	68,333
Total Current Assets	84,578	193,509	1,898,205	841,023	(1,778,887)	1,238,428
Structures, net	-	-	1,142,094	623,416	-	1,765,510
Other property, plant and equipment, net	-	-	178,149	137,439	-	315,588
Indefinite-lived intangibles	-	-	1,055,728	12,055	-	1,067,783
Other intangibles, net	-	-	344,178	143,748	-	487,926
Goodwill	-	-	571,932	278,202	-	850,134
Due from Clear Channel Communications	879,108	-	-	-	-	879,108
Intercompany notes receivable	182,026	5,002,517	-	-	(5,184,543)	-
Other assets	408,083	871,363	1,373,504	61,626	(2,559,661)	154,915
Total Assets	$1,553,795	$6,067,389	$6,563,790	$2,097,509	$(9,523,091)	$6,759,392

Accounts payable	$-	$-	$11,742	$74,140	$-	$85,882
Intercompany payable	1,586,370	-	186,659	5,858	(1,778,887)	-
Accrued expenses	725	1,342	105,909	455,790	-	563,766
Deferred income	-	-	42,591	65,352	-	107,943
Current portion of long-term debt	-	-	47	15,952	-	15,999
Total Current Liabilities	1,587,095	1,342	346,948	617,092	(1,778,887)	773,590
Long-term debt	-	4,918,243	1,134	-	-	4,919,377
Intercompany notes payable	-	-	5,025,497	159,046	(5,184,543)	-
Deferred tax liability	175	85	638,141	17,749	-	656,150
Other long-term liabilities	-	-	143,925	106,242	-	250,167
Total shareholders' equity	(33,475)	1,147,719	408,145	1,197,380	(2,559,661)	160,108
Total Liabilities and Shareholders' Equity	$1,553,795	$6,067,389	$6,563,790	$2,097,509	$(9,523,091)	$6,759,392

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	December 31, 2012
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$207,411	$-	$-	$359,361	$(4,793)	$561,979
Accounts receivable, net of allowance	-	-	258,727	495,931	-	754,658
Intercompany receivables	-	-	1,407,392	-	(1,407,392)	-
Prepaid expenses	2,109	-	70,822	78,666	-	151,597
Other current assets	9	6,850	4,231	30,022	-	41,112
Total Current Assets	209,529	6,850	1,741,172	963,980	(1,412,185)	1,509,346
Structures, net	-	-	1,231,465	659,228	-	1,890,693
Other property, plant and equipment, net	-	-	170,741	146,310	-	317,051
Indefinite-lived intangibles	-	-	1,055,168	15,552	-	1,070,720
Other intangibles, net	-	-	359,460	198,018	-	557,478
Goodwill	-	-	571,933	290,315	-	862,248
Due from Clear Channel Communications	729,157	-	-	-	-	729,157
Intercompany notes receivable	182,026	5,129,823	-	-	(5,311,849)	-
Other assets	457,872	883,895	1,389,289	62,271	(2,624,238)	169,089
Total Assets	$1,578,584	$6,020,568	$6,519,228	$2,335,674	$(9,348,272)	$7,105,782

Accounts payable	$-	$-	$13,891	$86,417	$(4,793)	$95,515
Intercompany payable	1,373,828	15,730	-	17,834	(1,407,392)	-
Accrued expenses	394	(73,766)	173,024	438,847	-	538,499
Deferred income	-	-	50,153	56,881	-	107,034
Other current liabilities	-	-	-	60,950	-	60,950
Current portion of long-term debt	-	-	41	9,366	-	9,407
Total Current Liabilities	1,374,222	(58,036)	237,109	670,295	(1,412,185)	811,405
Long-term debt	-	4,917,702	1,182	16,504	-	4,935,388
Intercompany notes payable	6,042	-	5,036,422	269,385	(5,311,849)	-
Deferred tax liability	226	85	644,521	28,236	-	673,068
Other long-term liabilities	-	-	142,061	97,771	-	239,832
Total shareholders' equity	198,094	1,160,817	457,933	1,253,483	(2,624,238)	446,089
Total Liabilities and Shareholders' Equity	$1,578,584	$6,020,568	$6,519,228	$2,335,674	$(9,348,272)	$7,105,782

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2013
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$-	$-	$1,197,261	$1,748,929	$-	$2,946,190
Operating expenses:
Direct operating expenses	-	-	506,200	1,088,528	-	1,594,728
Selling, general and administrative Expenses	-	-	205,240	338,332	-	543,572
Corporate expenses	13,057	3	64,987	46,352	-	124,399
Depreciation and amortization	-	-	194,793	208,377	-	403,170
Impairment charge	-	-	-	13,150	-	13,150
Other operating income (expense), net	(494)	-	28,129	(4,656)	-	22,979
Operating income (loss)	(13,551)	(3)	254,170	49,534	-	290,150
Interest (income) expense, net	(143)	353,189	993	(1,256)	-	352,783
Interest income on Due from Clear Channel Communications	54,210	-	-	-	-	54,210
Intercompany interest income	15,112	341,612	54,857	-	(411,581)	-
Intercompany interest expense	54,436	-	356,724	421	(411,581)	-
Loss on marketable securities	-	-	-	(18)	-	(18)
Equity in loss of nonconsolidated affiliates	(50,279)	(12,274)	(12,216)	(3,588)	76,265	(2,092)
Other income (expense), net	1,432	-	(9,760)	9,344	-	1,016
Income (loss) before income taxes	(47,369)	(23,854)	(70,666)	56,107	76,265	(9,517)
Income tax benefit (expense)	(1,091)	4,184	20,387	(38,289)	-	(14,809)
Consolidated net income (loss)	(48,460)	(19,670)	(50,279)	17,818	76,265	(24,326)
Less amount attributable to noncontrolling interest	-	-	-	24,134	-	24,134
Net loss attributable to the Company	$(48,460)	$(19,670)	$(50,279)	$(6,316)	$76,265	$(48,460)
Other comprehensive (loss), net of tax:
Foreign currency translation adjustments	(31)	(20)	(7,214)	(2,389)	-	(9,654)
Unrealized holding gain on marketable Securities	-	-	-	1,187	-	1,187
Other adjustments to comprehensive Loss	-	-	-	6,732	-	6,732
Reclassification adjustment for realized loss on marketable securities included in consolidated net income (loss)	(1,432)	-	-	-	-	(1,432)
Equity in subsidiary comprehensive Income	490	9,159	7,704	-	(17,353)	-
Comprehensive loss	(49,433)	(10,531)	(49,789)	(786)	58,912	(51,627)
Less amount attributable to noncontrolling interest	-	-	-	(2,194)	-	(2,194)
Comprehensive income (loss) attributable to the Company	$(49,433)	$(10,531)	$(49,789)	$1,408	$58,912	$(49,433)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2012
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$-	$-	$1,187,641	$1,759,303	$-	$2,946,944
Operating expenses:
Direct operating expenses	-	-	521,426	1,082,066	-	1,603,492
Selling, general and administrative expenses	-	-	196,254	378,408	-	574,662
Corporate expenses	12,794	-	64,257	38,781	-	115,832
Depreciation and amortization	-	-	189,525	209,739	-	399,264
Impairment charge	-	-	37,651	-	-	37,651
Other operating income (expense), net	(487)	-	12,086	39,344	-	50,943
Operating income (loss)	(13,281)	-	190,614	89,653	-	266,986
Interest (income) expense, net	(381)	366,746	7,729	(218)	-	373,876
Interest income on due with Clear Channel Communications	63,761	-	-	-	-	63,761
Intercompany interest income	14,421	350,870	63,761	539	(429,591)	-
Intercompany interest expense	64,225	-	364,730	636	(429,591)	-
Loss on marketable securities	-	-	-	(2,578)	-	(2,578)
Loss on extinguishment of debt	-	(182,062)	(39,009)	-	-	(221,071)
Equity in earnings (loss) of nonconsolidated affiliates	(183,774)	46,643	(75,629)	(398)	214,001	843
Other income (expense), net	-	(301)	(3,146)	3,083	-	(364)
Income (loss) before income taxes	(182,717)	(151,596)	(235,868)	89,881	214,001	(266,299)
Income tax benefit (expense)	(395)	69,697	52,094	(14,307)	-	107,089
Consolidated net income (loss)	(183,112)	(81,899)	(183,774)	75,574	214,001	(159,210)
Less amount attributable to noncontrolling interest	-	-	-	23,902	-	23,902
Net income (loss) attributable to the Company	$(183,112)	$(81,899)	$(183,774)	$51,672	$214,001	$(183,112)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	1,463	4	1,994	32,024	-	35,485
Unrealized loss on marketable securities	-	-	-	(2,573)	-	(2,573)
Other adjustments to comprehensive income	-	-	-	1,135	-	1,135
Reclassification adjustment for realized loss on marketable securities included in consolidated net income (loss)	-	-	(534)	2,579	-	2,045
Equity in subsidiary comprehensive income (loss)	32,926	9,101	31,464	-	(73,491)	-
Comprehensive income (loss)	(148,723)	(72,794)	(150,850)	84,837	140,510	(147,020)
Less amount attributable to noncontrolling interest	-	-	(2)	1,705	-	1,703
Comprehensive income (loss) attributable to the Company	$(148,723)	$(72,794)	$(150,848)	$83,132	$140,510	$(148,723)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2011
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$-	$-	$1,161,584	$1,842,290	$-	$3,003,874
Operating expenses:
Direct operating expenses	-	-	503,570	1,127,305	-	1,630,875
Selling, general and administrative Expenses	-	-	184,428	353,604	-	538,032
Corporate expenses	11,913	-	54,980	34,078	-	100,971
Depreciation and amortization	-	-	207,416	224,619	-	432,035
Impairment charge	-	-	6,468	1,146	-	7,614
Other operating income (expense), net	-	-	9,326	(735)	-	8,591
Operating income (loss)	(11,913)	-	214,048	100,803	-	302,938
Interest expense, net	35	231,251	6,688	4,461	-	242,435
Interest income on due with Clear Channel Communications	45,459	-	-	-	-	45,459
Intercompany interest income	14,008	231,606	45,459	981	(292,054)	-
Intercompany interest expense	45,951	-	245,537	566	(292,054)	-
Loss on marketable securities	-	-	-	(4,827)	-	(4,827)
Equity in earnings of nonconsolidated Affiliates	41,964	33,104	39,556	5,704	(114,299)	6,029
Other income (expense), net	-	(374)	257	(532)	-	(649)
Income (loss) before income taxes	43,532	33,085	47,095	97,102	(114,299)	106,515
Income tax expense	(586)	(1,004)	(5,131)	(36,575)	-	(43,296)
Consolidated net income	42,946	32,081	41,964	60,527	(114,299)	63,219
Less amount attributable to noncontrolling interest	-	-	-	20,273	-	20,273
Net income attributable to the Company	$42,946	$32,081	$41,964	$40,254	$(114,299)	$42,946
Other comprehensive income, net of tax:
Foreign currency translation adjustments	-	-	1,048	(30,849)	-	(29,801)
Unrealized holding loss on marketable Securities	-	-	(4,834)	-	-	(4,834)
Other adjustments to comprehensive Income	-	-	(1,361)	-	-	(1,361)
Reclassification adjustment for realized loss on marketable securities included in consolidated net income	-	-	5,148	-	-	5,148
Equity in subsidiary comprehensive Income	(39,766)	(26,382)	(39,766)	-	105,914	-
Comprehensive income	3,180	5,699	2,199	9,405	(8,385)	12,098
Less amount attributable to noncontrolling interest	-	(1)	1	8,918	-	8,918
Comprehensive income attributable to the Company	$3,180	$5,700	$2,198	$487	$(8,385)	$3,180

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2013
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(48,460)	$(19,670)	$(50,279)	$17,818	$76,265	$(24,326)
Reconciling items:
Impairment charges	-	-	-	13,150	-	13,150
Depreciation and amortization	-	-	194,793	208,377	-	403,170
Deferred taxes	(51)	-	(22,225)	(8,940)	-	(31,216)
Provision for doubtful accounts	-	-	3,211	1,913	-	5,124
Share-based compensation	-	-	4,881	2,844	-	7,725
(Gain) loss on sale of operating and fixed assets	494	-	(28,129)	4,656	-	(22,979)
Loss on marketable securities	-	-	-	18	-	18
Amortization of deferred financing charges and note discounts, net	-	7,391	1,171	-	-	8,562
Other reconciling items, net	48,847	12,274	15,241	2,091	(76,265)	2,188
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	-	-	47,475	(4,046)	-	43,429
Increase in accrued expenses	-	-	4,991	13,185	-	18,176
Decrease in accounts payable	-	(20)	(2,131)	(13,049)	4,793	(10,407)
Increase (decrease) in deferred income	-	-	(7,582)	7,916	-	334
Changes in other operating assets and liabilities	557	75,109	(66,316)	(7,658)	-	1,692
Net cash provided by operating activities	1,387	75,084	95,101	238,275	4,793	414,640
Cash flows from investing activities:
Purchases of property, plant and equipment	-	-	(96,873)	(109,314)	-	(206,187)
Proceeds from disposal of assets	-	-	33,925	8,209	-	42,134
Purchases of other operating assets	-	-	(9,480)	(1,003)	-	(10,483)
Decrease in intercompany notes receivable, net	-	127,305	-	-	(127,305)	-
Dividends from subsidiaries	1,153	-	-	-	(1,153)	-
Change in other, net	-	-	(16)	(3,127)	-	(3,143)
Net cash provided by (used for) investing activities	1,153	127,305	(72,444)	(105,235)	(128,458)	(177,679)
Cash flows from financing activities:
Draws on credit facilities	-	-	-	2,752	-	2,752
Payments on credit facilities	-	-	-	(4,815)	-	(4,815)
Proceeds from long-term debt	-	-	-	-	-	-
Payments on long-term debt	-	-	(41)	(6,585)	-	(6,626)
Net transfers to Clear Channel Communications	(149,957)	-	-	-	-	(149,957)
Deferred financing charges	-	-	(344)	-	-	(344)
Payments to repurchase of noncontrolling Interests	-	-	-	(61,143)	-	(61,143)
Dividends and other payments to noncontrolling interests	-	-	-	(68,442)	-	(68,442)
Dividends paid	(200,010)	-	-	(1,153)	1,153	(200,010)
Decrease in intercompany notes payable, net	-	-	-	(127,305)	127,305	-
Intercompany funding	219,009	(202,389)	(16,387)	(233)	-	-
Change in other, net	4,192	-	-	-	-	4,192
Net cash used for financing activities	(126,766)	(202,389)	(16,772)	(266,924)	128,458	(484,393)
Effect of exchange rate changes on cash	-	-	-	(2)	-	(2)
Net increase (decrease) in cash and cash Equivalents	(124,226)	-	5,885	(133,886)	4,793	(247,434)
Cash and cash equivalents at beginning of year	207,411	-	-	359,361	(4,793)	561,979
Cash and cash equivalents at end of year	$83,185	$-	$5,885	$225,475	$-	$314,545

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2012
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(183,112)	$(81,899)	$(183,774)	$75,574	$214,001	$(159,210)
Reconciling items:
Impairment charges	-	-	37,651	-	-	37,651
Depreciation and amortization	-	-	189,525	209,739	-	399,264
Deferred taxes	1	222	(129,431)	(28,107)	-	(157,315)
Provision for doubtful accounts	-	-	3,653	3,347	-	7,000
Share-based compensation	-	-	6,060	4,529	-	10,589
(Gain) loss on sale of operating and fixed assets	487	-	(12,086)	(39,344)	-	(50,943)
Loss on marketable securities	-	-	-	2,578	-	2,578
Amortization of deferred financing charges and note discounts, net	-	3,636	7,327	-	-	10,963
Loss on extinguishment of debt	-	182,062	39,009	-	-	221,071
Other reconciling items, net	183,774	(46,643)	76,543	439	(214,001)	112
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	-	-	(26,922)	(19,372)	-	(46,294)
Increase in accrued expenses	-	-	2,868	22,426	-	25,294
Increase (decrease) in accounts payable	-	-	(25,587)	394	27,696	2,503
Increase in deferred income	-	-	15,694	8,375	-	24,069
Changes in other operating assets and liabilities	(327)	(76,100)	102,907	1,326	-	27,806
Net cash provided by (used for) operating Activities	823	(18,722)	103,437	241,904	27,696	355,138
Cash flows from investing activities:
Purchases of property, plant and equipment	-	-	(123,470)	(152,107)	-	(275,577)
Proceeds from disposal of assets	-	-	9,949	46,484	-	56,433
Purchases of other operating assets	-	-	(1,032)	(4,687)	-	(5,719)
Purchases of businesses	-	-	-	(4,721)	-	(4,721)
Increase in intercompany notes receivable, net	-	(2,355,648)	(3,763)	-	2,359,411	-
Dividends from subsidiaries	2,167,000	-	641	-	(2,167,641)	-
Change in other, net	-	-	(1,000)	(3,164)	-	(4,164)
Net cash provided by (used for) investing activities	2,167,000	(2,355,648)	(118,675)	(118,195)	191,770	(233,748)
Cash flows from financing activities:
Draws on credit facilities	-	-	-	2,063	-	2,063
Payments on credit facilities	-	-	-	(3,368)	-	(3,368)
Proceeds from long-term debt	-	4,917,643	-	-	-	4,917,643
Payments on long-term debt	-	(2,682,062)	(120)	(18,604)	-	(2,700,786)
Net transfers to Clear Channel Communications	(73,127)	-	-	-	-	(73,127)
Deferred financing charges	-	(60,250)	(9,738)	-	-	(69,988)
Payments to repurchase noncontrolling Interests	-	-	-	(7,040)	-	(7,040)
Dividends and other payments to noncontrolling interests	-	-	-	(6,931)	-	(6,931)
Dividends paid	(2,170,396)	-	(2,167,000)	(641)	2,167,641	(2,170,396)
Increase in intercompany notes payable, net	-	-	2,355,648	3,763	(2,359,411)	-
Intercompany funding	(48,966)	199,039	(163,552)	13,479	-	-
Change in other, net	6,381	-	-	-	-	6,381
Net cash provided by (used for) financing activities	(2,286,108)	2,374,370	15,238	(17,279)	(191,770)	(105,549)
Effect of exchange rate changes on cash	-	-	-	3,483	-	3,483
Net increase (decrease) in cash and cash Equivalents	(118,285)	-	-	109,913	27,696	19,324
Cash and cash equivalents at beginning of year	325,696	-	-	249,448	(32,489)	542,655
Cash and cash equivalents at end of year	$207,411	$-	$-	$359,361	$(4,793)	$561,979

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2011
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$42,946	$32,081	$41,964	$60,527	$(114,299)	$63,219
Reconciling items:
Impairment charges	-	-	6,468	1,146	-	7,614
Depreciation and amortization	-	-	207,416	224,619	-	432,035
Deferred taxes	-	(137)	12,409	(13,665)	-	(1,393)
Provision for doubtful accounts	-	-	1,351	4,626	-	5,977
Share-based compensation	-	-	7,748	3,165	-	10,913
(Gain) loss on sale of operating and fixed assets	-	-	(9,326)	735	-	(8,591)
Loss on marketable securities	-	-	-	4,827	-	4,827
Amortization of deferred financing charges and note discounts, net	-	-	7,653	-	-	7,653
Other reconciling items, net	(41,964)	(32,730)	(39,704)	(5,230)	114,299	(5,329)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	-	-	16,301	(472)	-	15,829
Increase (decrease) in accrued expenses	-	96	(38,341)	2,403	-	(35,842)
Increase in accounts payable	-	-	40,587	9,091	(25,976)	23,702
Decrease in deferred income	-	-	(3,564)	(6,648)	-	(10,212)
Changes in other operating assets and liabilities	(661)	969	(7,825)	14,333	-	6,816
Net cash provided by operating activities	321	279	243,137	299,457	(25,976)	517,218
Cash flows from investing activities:
Purchases of property, plant and equipment	-	-	(121,305)	(169,745)	-	(291,050)
Proceeds from disposal of assets	-	-	8,746	4,137	-	12,883
Purchases of other operating assets	-	-	(14,203)	(591)	-	(14,794)
Purchases of businesses	-	-	-	(13,179)	-	(13,179)
Decrease in intercompany notes receivable, net	-	66,780	-	-	(66,780)	-
Dividends from subsidiaries	-	-	704	-	(704)	-
Change in other, net	-	-	(488)	7,495	199	7,206
Net cash provided by (used for) investing activities	-	66,780	(126,546)	(171,883)	(67,285)	(298,934)
Cash flows from financing activities:
Draws on credit facilities	-	-	-	-	-	-
Payments on credit facilities	-	-	(397)	(3,754)	-	(4,151)
Proceeds from long-term debt	-	-	-	5,012	-	5,012
Payments on long-term debt	-	-	-	(20,099)	-	(20,099)
Net transfers to Clear Channel Communications	(272,262)	-	-	-	-	(272,262)
Deferred financing charges	-	-	-	-	-	-
Payments to repurchase noncontrolling interests	-	-	-	(4,682)	-	(4,682)
Dividends and other payments to noncontrolling interests	-	-	-	(3,571)	-	(3,571)
Dividends paid	-	-	-	(704)	704	-
(Decrease) increase in intercompany notes payable, net	-	-	277	(67,057)	66,780	-
Intercompany funding	169,805	(67,059)	(116,390)	13,644	-	-
Change in other, net	1,090	-	(81)	199	(199)	1,009
Net cash used for financing activities	(101,367)	(67,059)	(116,591)	(81,012)	67,285	(298,744)
Effect of exchange rate changes on cash	-	-	-	(903)	-	(903)
Net increase (decrease) in cash and cash equivalents	(101,046)	-	-	45,659	(25,976)	(81,363)
Cash and cash equivalents at beginning of year	426,742	-	-	203,789	(6,513)	624,018
Cash and cash equivalents at end of year	$325,696	$-	$-	$249,448	$(32,489)	$542,655

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A.  CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).  Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2013 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2013, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework).  Based on the assessment, management determined that we maintained effective internal control over financial reporting as of December 31, 2013, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited our consolidated financial statements included in the Annual Report on Form 10-K, has issued an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2013.  The report, which expresses an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2013, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders Clear Channel Outdoor Holdings, Inc.

We have audited Clear Channel Outdoor Holdings, Inc. and subsidiaries’ (the Company)  internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework)  (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2013 and our report dated February 20, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas
February 20, 2014

ITEM 9B.  OTHER INFORMATION

Not Applicable

OTHER DATA

Executive Officers of the Registrant

The following information with respect to our executive officers is presented as of March 24, 2014:

Name	Age	Position
Robert W. Pittman	60	Executive Chairman and Director
C. William Eccleshare	58	Chief Executive Officer
Richard J. Bressler	56	Chief Financial Officer
Jonathan D. Bevan	42	President, Europe and Australia/NZ and Managing Director, Global Strategy & Development
Suzanne M. Grimes	55	President and Chief Operating Officer—United States and Canada
Scott D. Hamilton	44	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Robert H. Walls, Jr.	53	Executive Vice President, General Counsel and Secretary

The officers named above serve until their respective successors are elected and qualified, in each case unless the officer sooner dies, resigns or is removed.

Robert W. Pittman was appointed as our Executive Chairman and a director of ours and as Chief Executive Officer and a director of CC Media Holdings and Clear Channel Communications on October 2, 2011.  He was appointed as Chairman of CC Media Holdings and Clear Channel Communications on May 17, 2013. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of Clear Channel Capital I, LLC, a subsidiary of CC Media Holdings and Clear Channel Communications, on April 26, 2013.  Prior to October 2, 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for CC Media Holdings and Clear Channel Communications since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.

C. William Eccleshare was appointed as our Chief Executive Officer and as Chief Executive Officer—Outdoor of CC Media Holdings and Clear Channel Communications on January 24, 2012.  He also was appointed as Chief Executive Officer—Outdoor of Clear Channel Capital I, LLC on April 26, 2013.  Prior to January 24, 2012, he served as Chief Executive Officer—International of ours since September 1, 2009 and as Chief Executive Officer—Clear Channel Outdoor—International of CC Media Holdings and Clear Channel Communications since February 17, 2011.  Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009.  Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Richard J. Bressler was appointed as our Chief Financial Officer and as President and Chief Financial Officer of CC Media Holdings, Clear Channel Communications and Clear Channel Capital I, LLC on July 29, 2013. Prior thereto, Mr. Bressler was a Managing Director at Thomas H Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler also currently is a director of CC Media Holdings, Clear Channel Communications and Gartner, Inc., a member of the board of managers of Clear Channel Capital I, LLC, a board observer at Univision Communications Inc. and serves on the boards of various other private companies.  Mr. Bressler previously served as a member of the boards of directors of American Media Operations, Inc., Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University.

Jonathan D. Bevan was appointed as our President, Europe and Australia/NZ and Managing Director, Global Strategy & Development on April 26, 2013.  Prior thereto, he served as our Managing Director and Chief Operating Officer — Clear Channel International since February 1, 2012. Previously, Mr. Bevan served in various roles with us, including as our Chief Operating Officer — International from October 2009 until February 2012, our Chief Financial Officer — International and Director of Corporate Development from November 2006 to October 2009 and our Chief Financial Officer — International from January 2006 to November 2006.

Suzanne M. Grimes was appointed as our President and Chief Operating Officer—United States and Canada on January 1, 2013.  Prior thereto, Ms. Grimes served as President, U.S. Lifestyle Communities, Canada and India for Reader’s Digest Association from March 2007 until June 2011.  Earlier, at Conde Nast, Ms. Grimes was Senior Vice President, Corporate Sales from 2004 until 2007, and served as publisher of Women’s Sports & Fitness, Allure and Glamour magazines between 1997 and 2004.

Scott D. Hamilton was appointed as our Senior Vice President, Chief Accounting Officer and Assistant Secretary and as Senior Vice President, Chief Accounting Officer and Assistant Secretary of CC Media Holdings and Clear Channel Communications on April 26, 2010.  He also was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of Clear Channel Capital I, LLC on April 26, 2013.  Prior to April 26, 2010, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010.  Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004.  Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004 in various roles including audit, transaction services and technical accounting consulting.

Robert H. Walls, Jr. was appointed as our Executive Vice President, General Counsel and Secretary and as Executive Vice President, General Counsel and Secretary of CC Media Holdings and Clear Channel Communications on January 1, 2010.  He also was appointed as Executive Vice President, General Counsel and Secretary of Clear Channel Capital I, LLC on April 26, 2013.  On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer for us, CC Media Holdings and Clear Channel Communications, in addition to his existing offices.  Mr. Walls served in the Office of the Chief Executive Officer for us until January 24, 2012 and served in the Office of the Chief Executive Officer for CC Media Holdings and Clear Channel Communications until October 2, 2011.  Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009, and remains an advisor to Post Oak Energy Capital, LP.

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 16, 2014
8:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 16, 2014
8:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

All votes by 401(k) Plan participants must be received by 11:59 p.m. Eastern Time on May 13, 2014.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals
1. Election of Directors (Please vote for a total of only three Nominees)
The Board recommends that you vote “FOR” all three Nominees listed below:
01 - Thomas R. Shepherd		02 - Christopher M. Temple		03 - Scott R. Wells

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain

2. Approval of the advisory (non-binding) resolution on executive compensation.	☐	☐	☐	3. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
The Board recommends that you vote “FOR” approval of the advisory resolution.				The Board recommends that you vote “FOR” ratification.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.  If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

+

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on May 16, 2014.

The Proxy Statement and the Annual Report Materials are available at:
www.envisionreports.com/cco

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Clear Channel Outdoor Holdings, Inc.

2014 Meeting of Stockholders - May 16, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Richard J. Bressler and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Clear Channel Outdoor Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 16, 2014 at 8:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

If shares of Clear Channel Outdoor Holdings, Inc. are issued to or held for the account of the undersigned under the 401(k) Plan, then the undersigned hereby directs the trustee of the plan to vote all such shares in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL THREE NOMINEES NAMED ON THE REVERSE SIDE AND “FOR” PROPOSAL 2 AND PROPOSAL 3 (other than 401(k) Plan participants discussed above).

(Continued and to be marked, dated and signed, on the other side)